UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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IHS MARKIT LTD.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IHS Markit

IHS Markit Ltd.
Notice of 2020 Annual General Meeting of Shareholders and Proxy Statement

February 28, 2020

Dear IHS Markit Shareholder:

I am pleased to invite you to attend the 2020 Annual General Meeting of Shareholders of IHS Markit Ltd., which will be held on Thursday, April 16, 2020, at 9:00 a.m., local time, at the IHS Markit corporate headquarters, 4th Floor, Ropemaker Place, 25 Ropemaker Street, London EC2Y 9LY, United Kingdom.

The enclosed notice of the meeting and proxy statement describe the business that we will conduct at the meeting and the proposals that the shareholders of IHS Markit will consider and vote upon. IHS Markit’s audited consolidated financial statements for the year ended November 30, 2019 and the auditor’s report thereon will be available to shareholders at the meeting.

Each shareholder of record has the opportunity to vote in person at the meeting. If you plan to attend the meeting in person, you will need to request an admission ticket in advance. You can request a ticket in advance by following the instructions under “Admission and Ticket Request Procedure” in the proxy statement.

Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted at the meeting. If you have elected to receive your proxy materials by mail, please date, sign and return the proxy card. If you received your proxy materials over the internet, please submit your voting instructions by internet or by telephone in accordance with the instructions provided in the notice of internet availability of proxy materials that you received in the mail. If your shares are held in the name of a bank or broker, submitting your voting instructions by mail, telephone, or internet will depend on the processes of the bank or broker, and you should follow the instructions you receive from your bank or broker.

Returning the proxy card or otherwise submitting your proxy does not deprive you of your right to attend the meeting and vote in person. If you decide to attend the meeting in person, you will be able to revoke your proxy and vote in person. Any signed proxy returned and not completed will be voted by management in favor of all proposals presented in the proxy statement.

Remember that your shares cannot be voted unless you submit your proxy or attend the meeting in person. Your participation is important to all of us at IHS Markit, so please review these materials carefully and submit your voting instructions.

We look forward to hearing from you or seeing you at the meeting.

Sincerely,

Lance Uggla
Chairman and Chief Executive Officer

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY given that the Annual General Meeting of Shareholders (the “Annual Meeting”) of IHS Markit Ltd. (“IHS Markit” or the “Company”) will be held on April 16, 2020 beginning at 9:00 a.m., local time, at the IHS Markit corporate headquarters, 4th Floor, Ropemaker Place, 25 Ropemaker Street, London EC2Y 9LY, United Kingdom.

The Company is holding this Annual Meeting for the following purposes:

1. To elect a total of seven directors to serve until the next Annual General Meeting of Shareholders or until their respective offices shall otherwise be vacated pursuant to the Company’s bye-laws;

2. To approve, on an advisory, non-binding basis, the compensation of the Company’s named executive officers;

3. To approve the appointment of Ernst & Young LLP as the Company’s independent registered public accountants until the close of the next Annual General Meeting of Shareholders and to authorize the Company’s Board of Directors, acting by the Audit Committee, to determine the remuneration of the independent registered public accountants; and

4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Company’s audited consolidated financial statements for the year ended November 30, 2019, together with the auditor’s report thereon, will be presented at the Annual Meeting.

IHS Markit’s Board of Directors has fixed the close of business on February 20, 2020 as the record date (the “Record Date”) for the determination of the shareholders entitled to receive notice and to vote at the Annual Meeting or any adjournment or postponement thereof. For 10 days prior to the Annual Meeting, a complete list of shareholders entitled to vote at the Annual Meeting will be available for shareholders to review for purposes relevant to the meeting. To arrange to review that list, contact: Company Secretary, c/o Legal Department, IHS Markit Ltd., 4th Floor, Ropemaker Place, 25 Ropemaker Street, London EC2Y 9LY, United Kingdom, or by email to CompanySecretary@ihsmarkit.com.

The Annual Meeting is open to all shareholders of record or their authorized representatives. Each shareholder of record has the opportunity to vote in person at the meeting. If you plan to attend the meeting in person, you will need to request an admission ticket in advance. The Company Secretary must receive your written request for an admission ticket on or before April 10, 2020 and your ticket will be sent to you prior to the meeting. If you hold your IHS Markit common shares through a brokerage account (in “street name”), your request for an admission ticket must include a copy of a brokerage statement reflecting share ownership as of the Record Date. Don’t forget your ticket and government-issued photo identification which you will need to be admitted to the meeting. You can request a ticket by following the instructions under “Admission and Ticket Request Procedure” in the attached proxy statement.

Submitting voting instructions by proxy will not limit your rights to attend or vote at the Annual Meeting. Even if you plan to attend the Annual Meeting in person, we hope that you will promptly provide your voting instructions by submitting your proxy by mail or by submitting your voting instructions by telephone or internet, or, if you hold your shares in the name of a bank or broker, by following the instructions you receive from your bank or broker. Returning the proxy card or otherwise submitting your proxy does not deprive you of your right to attend the meeting and vote in person. If you decide to attend the meeting in person, you will be able to revoke your proxy and vote in person. Any signed proxy returned and not completed will be voted by management in favor of all proposals presented in the proxy statement.

No weapons, cameras, audio or video recording equipment, electronic devices, large bags, briefcases, or packages will be permitted in the Annual Meeting. Please note that, for security reasons, all bags may be searched. We will be unable to admit anyone to the Annual Meeting who does not comply with these security procedures. No one will be admitted to the Annual Meeting once the meeting has commenced.

Sincerely,

Christopher McLoughlin
Secretary

Important notice regarding the availability of proxy materials for the Annual Meeting to be held on April 16, 2020: The Proxy Statement and our 2019 Annual Report for the year ended November 30, 2019 are available without charge at www.proxyvote.com.

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(ii)

IHS MARKIT LTD.

PROXY STATEMENT FOR

ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 16, 2020

INFORMATION CONCERNING PROXY SOLICITATION AND VOTING

This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors of IHS Markit Ltd., a Bermuda company, of proxies for the 2020 Annual General Meeting of Shareholders (the “Annual Meeting”) and any adjournments or postponements thereof. The Annual Meeting will be held on Thursday, April 16, 2020, 9:00 a.m. local time, at the IHS Markit corporate headquarters, 4th Floor, Ropemaker Place, 25 Ropemaker Street, London EC2Y 9LY, United Kingdom.

This Proxy Statement, the accompanying Proxy Card, and the IHS Markit 2019 Annual Report (the “Annual Report”) which includes our annual report on Form 10-K filed with the SEC on January 17, 2020, are being first sent to shareholders on or about February 28, 2020. We are providing notice and electronic access to our proxy materials to our shareholders. The notice will be mailed on or about February 28, 2020. The notice contains instructions regarding how to access and review our proxy materials over the internet or receive a hard copy. The notice also provides instructions regarding how to submit a proxy over the internet. We believe that this process allows us to provide shareholders with important information in a timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

On July 12, 2016, we completed a merger between IHS Inc. (“IHS”), Markit Ltd. (“Markit”), and Marvel Merger Sub, Inc., an indirect and wholly owned subsidiary of Markit Ltd. (the “Merger”). Upon completion of the Merger, Markit Ltd. became the public combined group holding company and was renamed IHS Markit Ltd. References in this Proxy Statement to “we,” “us,” “our,” the “Company,” and “IHS Markit” refer to IHS Markit Ltd. and our consolidated subsidiaries. We operate on a November 30 fiscal year-end. Unless otherwise indicated, references in this Proxy Statement to an individual year mean the fiscal year ended November 30. For example, “2019” refers to the fiscal year ended November 30, 2019 and “2018” refers to the fiscal year ended November 30, 2018.

Appointment of Proxy Holders

The Board of Directors of IHS Markit (the “Board of Directors” or “Board”) asks you to appoint the following individuals as your proxy holders to vote your shares at the Annual Meeting:

Lance Uggla, Chairman and Chief Executive Officer;

Jonathan Gear, Executive Vice President and Chief Financial Officer; and

Sari Granat, Executive Vice President, Chief Administrative Officer and General Counsel.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement, and in the absence of your direction, they will vote your shares as recommended by the Board.

Unless you otherwise indicate on the Proxy Card, you also authorize your proxy holders to vote your shares on any matters not known by the Board at the time this Proxy Statement was printed and that, under our amended and restated bye-laws (“bye-laws”), may be properly presented for action at the Annual Meeting.

Who Can Vote

Only shareholders who owned our common shares at the close of business on February 20, 2020—the Record Date for the Annual Meeting—can vote at the Annual Meeting.

Each holder of our common shares is entitled to one vote for each share held as of the Record Date. As of the close of business on the Record Date, we had 424,991,626 common shares issued and outstanding and entitled to vote, including 25,219,470 issued and outstanding common shares held by the Markit Group Holdings Limited Employee Benefit Trust (the “EBT”). The trustee of the EBT may not vote any common shares held by the EBT unless we direct otherwise. We intend to direct the EBT to vote the common shares held by the EBT on each proposal at the Annual Meeting in accordance with the percentages voted by other holders of common shares on such proposal.

Our common shares are listed on the New York Stock Exchange (the “NYSE”) under the symbol “INFO.”

How You Can Vote

The common shares represented by any proxy in the enclosed form will be voted in accordance with the instructions given on the proxy if the proxy is properly executed and is received by us prior to the close of voting at the Annual Meeting or any adjournment or postponement thereof. Any signed proxies returned without instructions will be voted FOR the proposals set forth in the Notice of Annual General Meeting of Shareholders.

Even if you plan on attending the Annual Meeting in person, please submit your voting instructions as soon as possible before the meeting by:

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Internet: Go to www.proxyvote.com. Use the internet to transmit your voting instructions and for electronic delivery of the information up until 11:59 p.m. Eastern Time on April 15, 2020. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

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Phone: Call +1-800-690-6903 (toll free) using any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 15, 2020. Have your proxy card in hand when you call and follow the instructions.

●	Mail: Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Revocation of Proxies

A shareholder giving a proxy may revoke it at any time before it is exercised. A proxy may be revoked by:

(i) filing with the Secretary of the Company prior to the Annual Meeting a written notice of revocation by mail to IHS Markit Ltd., Attention: Company Secretary, c/o Legal Department, IHS Markit Ltd., 4th Floor, Ropemaker Place, 25 Ropemaker Street, London EC2Y 9LY, United Kingdom;

(ii) submitting a duly executed proxy bearing a later date that we receive prior to the conclusion of voting at the Annual Meeting;

(iii) attending the Annual Meeting and voting in person; or

(iv) logging onto www.proxyvote.com in the same manner you would to submit your proxy electronically or calling 1-800-690-6903, and in either case following the instructions to revoke or change your voting instructions.

Quorum

Two or more persons present at the start of the Annual Meeting and representing, in person or by proxy, in excess of 50 percent of the total issued common shares in the Company entitled to vote at the Annual Meeting (including the common shares held by the EBT) shall form a quorum for the transaction of business at the Annual Meeting.

If you indicate an abstention as your voting preference, your shares will be counted toward a quorum but they will not be counted as being voted on any given proposal (see “—Required Vote” below). “Broker non-votes” (see “—Required Vote” below) will be counted as common shares that are present for the purpose of determining the presence of a quorum but will have no effect with respect to any matter for which a broker does not have authority to vote.

Required Vote

For Proposal 1, the election of our directors, each person receiving a majority of the votes cast (the number of shares voted “for” a director must exceed the number of shares voted “against” that director) will be elected as a Director. You may instruct to vote “for” or “against,” or “abstain” from voting for each of the nominees to become a director. If you “abstain” from voting with respect to the proposal, your vote is not considered a vote cast and will have no effect for such proposal.

For Proposal 2, advisory vote on the compensation of the Company’s named executive officers, the affirmative vote of a majority of the votes cast on the issue, either in person or by proxy, will be required to approve. You may instruct to vote “for” or “against,” or “abstain” from voting on the proposal. If you “abstain” from voting with respect to the proposal, your vote is not considered a vote cast and will have no effect for such proposal.

For Proposal 3, approval of the appointment of our independent registered public accountants, the affirmative vote of a majority of the votes cast on the issue, either in person or by proxy, will be required to approve. You may instruct to vote “for” or “against,” or “abstain” from voting on the proposal. If you “abstain” from voting with respect to the proposal, your vote is not considered a vote cast and will have no effect for such proposal.

Brokers cannot vote your shares on “non-routine” matters without your voting instructions. In those cases, if you do not provide your broker or other nominee with instructions on how to vote your shares, it will be considered a “broker non-vote” and your broker or nominee will not be permitted to vote those shares. Your broker or nominee will be entitled to cast uninstructed votes only on Proposal 3, the approval of the appointment of our independent registered public accountants.

We encourage you to provide instructions to your broker regarding the voting of your shares.

Solicitation of Proxies

We will pay the expenses of soliciting proxies. Proxies may be solicited in person or by mail, telephone, and electronic transmission on our behalf by directors, officers, or employees of IHS Markit or its subsidiaries, without additional compensation. We will reimburse brokerage houses and other custodians, nominees, and fiduciaries that are requested to forward soliciting materials to the beneficial owners of the common shares held of record by such persons.

Multiple Shareholders Sharing the Same Mailing Address

Multiple IHS Markit shareholders who share an address may receive only one copy of this Proxy Statement and the Annual Report, unless the shareholder gives instructions to the contrary. This delivery method, called “householding,” will not be used if we receive contrary instructions from one or more of the shareholders sharing a mailing address. We will deliver promptly a separate copy of this Proxy Statement and the Annual Report to any IHS Markit shareholder who resides at a shared address and to which a single copy of the documents was delivered if the shareholder makes a request by contacting the Company Secretary, c/o Legal Department, IHS Markit Ltd., 4th Floor, Ropemaker Place, 25 Ropemaker Street, London EC2Y 9LY, United Kingdom, or by telephone at +44 207 260 200 or by email at CompanySecretary@ihsmarkit.com.

If your household has received multiple copies of the Annual Report and Proxy Statement, you can request the delivery of single copies in the future by marking the designated box on the attached proxy card.

If you own common shares through a bank, broker, or other nominee and receive more than one Annual Report and Proxy Statement, contact the holder of record to eliminate duplicate mailings.

Available Information

IHS Markit makes available free of charge through its website at http://investor.ihsmarkit.com, its Annual Reports to Shareholders, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements, and all amendments to these reports no later than the day on which such materials are first sent to shareholders or made public. IHS Markit will provide, without charge to each shareholder upon written request, a copy of IHS Markit’s Annual Reports to Shareholders, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements, and all amendments to those reports. Written requests for copies should be addressed to the Company Secretary, c/o Legal Department, IHS Markit Ltd., 4th Floor, Ropemaker Place, 25 Ropemaker Street, London EC2Y 9LY, United Kingdom. Requests may also be directed via email to CompanySecretary@ihsmarkit.com. Copies may also be accessed electronically by means of the U.S. Securities and Exchange Commission’s (“SEC”) homepage on the internet at www.sec.gov.

The reports and other information contained on websites referred to in this Proxy Statement (other than to the extent specifically referred to herein as required by the rules of the NYSE or the SEC) are not part of this proxy solicitation and are not incorporated by reference into this Proxy Statement or any other proxy materials.

Important Reminder

Please promptly provide your voting instructions by submitting your proxy in writing or by telephone or internet, or if you hold your common shares through a bank or broker, as instructed by your bank or broker.

To submit written voting instructions, you may sign, date, and return the enclosed Proxy Card. To submit voting instructions telephonically or by internet, follow the instructions provided on the Proxy Card.

Submitting voting instructions by proxy will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

Directors and Nominees

In 2018, the Company’s bye-laws were amended and restated to eliminate the classified structure of our Board over a three-year period and provide that all director nominees standing for election upon completion of their term after the 2018 annual general meeting would be elected to a one-year term. Each director elected at our 2018 annual general meeting will hold office for a three-year term until our 2021 annual general meeting. Any director elected after our 2018 annual general meeting or appointed to fill a vacancy pursuant to our bye-laws will hold office until the next annual general meeting of shareholders held after the date of such appointment or until their respective offices shall otherwise be vacated pursuant to the Company’s bye-laws. Four of our directors were elected at our 2018 annual general meeting and will hold office until our 2021 annual general meeting: Dinyar Devitre, Nicoletta Giadrossi, Robert Kelly, and Deborah Doyle McWhinney.

All of our other directors have their terms expiring at the Annual Meeting. Richard Roedel has determined not to stand for re-election and, upon recommendation of its Nominating and Governance Committee, the Board decided that it will decrease the size of the Board to 11 directors, effective as of the close of the Annual Meeting upon Mr. Roedel’s retirement.

2020 Nominees for Director

The Board has approved for nomination the following seven directors to be elected at the Annual Meeting. These directors will hold office until the annual general meeting of shareholders in 2021, or until their respective offices shall otherwise be vacated pursuant to the Company’s bye-laws.

Name	Age	Director Since

Lance Uggla (Chairman and Chief Executive Officer)	58	2003
John Browne (The Lord Browne of Madingley)	72	2018
Ruann F. Ernst	73	2006
William E. Ford	58	2014
Jean-Paul L. Montupet	72	2012
Deborah K. Orida	53	2019
James A. Rosenthal	66	2013

Lord Browne and Ms. Orida are new nominees for election to the Board this year. Lord Browne was originally recommended to the Nominating and Governance Committee by a former management member of the Board and appointed to the Board as of December 1, 2018. Ms. Orida was nominated to the Board by Canada Pension Plan Investment Board (“CPPIB”), one of our shareholders, pursuant to its right to nominate one director for appointment to our Board of Directors under a director nomination agreement with us, and appointed to the Board on October 17, 2019. Please see “Corporate Governance And Board Of Directors–Organization of the Board of Directors–Director Nomination Agreement” for more information about our director nomination agreement with CPPIB.

Each director nominee set forth above has consented to being named in this Proxy Statement as a nominee for election as director and has agreed to serve as a director if elected. In the event that any of the nominees should become unavailable prior to the Annual Meeting, proxies in the enclosed form will be voted for a substitute nominee or nominees designated by the Board, or the Board may reduce the number of directors to constitute the entire Board, in its discretion. For more information about each director nominee, our continuing directors, and the operation of our Board, see “Corporate Governance and Board of Directors.”

Our bye-laws require directors to be elected by a majority of the votes cast with respect to each director in uncontested elections. Under Bermuda law and our bye-laws, any incumbent director who fails to be re-elected may not continue to sit on the Board after their term in office has expired and their position on the Board is left vacant. If any director positions are left vacant following a general meeting, the Board may reduce its size or, if authorized by our shareholders, may fill such vacant positions. Our shareholders have not authorized the Board to fill positions on the Board left vacant following a general meeting of shareholders. Under the Board’s corporate governance guidelines, any director who fails to receive a majority of votes cast must provide an acknowledgement to the Company that his or her term has expired and his or her office as a director has become vacant.

Vote Required and Recommendation

For Proposal 1, directors are elected by a majority vote, which means that each person receiving the affirmative vote of a majority of the votes cast (the number of shares voted “for” a director must exceed the number of shares voted “against” that director) will be elected as a Director.

You may instruct to vote “FOR” or “AGAINST,” or “ABSTAIN” from voting for each of the nominees to become a director. If you “abstain” from voting with respect to the proposal, your vote is not considered a vote cast and will have no effect for such proposal. If you do not provide your broker or other nominee with instructions on how to vote your shares with respect to Proposal 1, your broker or nominee will not be entitled to cast votes and a “broker non-vote” on Proposal 1 will result. “Broker non-votes” are not considered votes cast and will have no effect on the vote for this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF THESE NOMINEES TO SERVE AS DIRECTORS

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Board Leadership Structure

The Board of Directors of IHS Markit believes strongly in the value of an independent board of directors to provide effective oversight of management. This includes all independent members of the Board’s standing committees: the Audit Committee, the Human Resources Committee, the Nominating and Governance Committee, and the Risk Committee. Each of the Company’s directors, other than Mr. Uggla, is independent. The independent members of the Board of Directors meet regularly without management, at meetings chaired by the lead independent director, which our bye-laws refer to as the Lead Director. We describe the Lead Director’s responsibilities below.

The Board believes that it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and Chief Executive Officer (“CEO”) in any way that it deems to be in the best interests of the Company. Lance Uggla, who was chairman and founder of Markit prior to the Merger, has been our Chairman and CEO since January 1, 2018. Mr. Uggla possesses detailed and in-depth knowledge of the business and the risks and the opportunities we have in the global marketplace and is thus well positioned to develop agendas and lead the Board to ensure that the Board’s time and attention are focused on the most critical matters.

IHS Markit has established a Lead Director role with broad authority and responsibility. Robert P. Kelly has served as our Lead Director since the Merger and was previously the lead director of Markit beginning in June 2014. The Lead Director’s responsibilities include:

●	scheduling and chairing meetings of the independent directors;

●	serving as principal liaison between the independent directors and the Chairman and CEO on sensitive issues;

●	communicating from time to time with the Chairman and CEO, and disseminating information among the Board as appropriate;

●	providing leadership to the Board if circumstances arise in which the role of the Chairman may be, or may be perceived to be, in conflict;

●	reviewing and approving the agenda and schedule for Board meetings and executive sessions and adding topics to the agenda as appropriate;

●	reviewing the quality, quantity, and timeliness of information to be provided to the Board;

●	serving as a non-management point of contact for the Company’s shareholders and other external stakeholders; and

●	with the Chair of the Nominating and Governance Committee, presiding over the annual self-evaluation of the Board, its committees and the individual directors.

The Board believes that these responsibilities appropriately and effectively complement the Board leadership structure of IHS Markit.

The Role of the Board of Directors in Risk Oversight

We believe that risk is inherent in innovation and the pursuit of long-term growth opportunities for our business. With the oversight of the Board, IHS Markit has implemented practices and programs designed to help manage the risks to which we are exposed and to align risk-taking appropriately with our efforts to increase shareholder value and the support of our customers, employees and communities. Each of the Audit, Human Resources, and Risk Committees of the Board has a role in assisting the Board in its oversight of the Company’s risk management, as set forth in the relevant committee charters.

The Board’s Risk Committee brings additional Board-level focus to the oversight of the Company’s management of key risks, as well as the Company’s policies and processes for identifying, evaluating, and mitigating such risks. The Risk Committee meets at least quarterly. The Chair of the Risk Committee gives regular reports of the Risk Committee’s meetings and activities to the Board in order to keep the Board informed of the Company’s guidelines, policies, and practices with respect to risk assessment and risk management, and each other committee also reports regularly to the full Board on its activities.

In addition, the Board of Directors participates in regular discussions among the Board and with IHS Markit senior management on many core subjects where risk oversight is an inherent element, including strategy, operations, finance, information technology, information and cybersecurity, human resources, legal, compliance, and public policy matters. Management at IHS Markit is responsible for day-to-day risk management activities. The Company has formed a management risk committee led by a Chief Compliance, Privacy & Risk Officer to supervise these day-to-day risk management efforts, including identifying potential material risks and appropriate and reasonable risk mitigation efforts. The Chief Compliance, Privacy & Risk Officer regularly reports such efforts to the Risk Committee and, as required, the Audit Committee and Human Resources Committee. The Board of Directors believes that its leadership structure facilitates the Board’s oversight of risk management because it allows the Board, with leadership from the Lead Director and working through its independent committees, to participate actively in the oversight of management’s actions.

Shareholder Engagement

Engagement with our shareholders has always been a significant priority for us, and we invest time and resources speaking with shareholders about our corporate governance and executive compensation practices. As we have done in the past, in 2019 we reached out to the governance leaders and stewardship teams of shareholders representing at that time approximately 50 percent of our common shares outstanding, asking for feedback related to corporate governance, pay, and sustainability performance and practices. In response to our outreach efforts, we conducted meetings with several of our top shareholders via teleconference or in person. We also conducted meetings with shareholders that reached out to us to discuss corporate governance practices. Those meetings were attended at various times by our Chief Administrative Officer and General Counsel, Head of Investor Relations, Chief People Officer and Chair of the Nominating and Governance Committee (who is also a member of the Human Resources Committee). We discussed a range of topics at those meetings, including the Board structure and composition and related disclosure, corporate governance practices, board and management succession planning, executive compensation policies and design, and environmental-, social-, and governance-related matters. Shareholders were generally supportive of our current practices. We took the feedback that we received to the Nominating and Governance Committee, the Human Resources Committee and the Board. Both committees, as well as the entire Board, find shareholder input valuable in their oversight of the Company.

As a result of our shareholder engagement, we have made a number of changes to our governance practices and disclosure in the last three years:

●	We added three new directors, increasing gender and sexual orientation diversity, and refreshed the composition of our Board committees to continue to provide our Board with fresh insights.

●	We increased the percentage of female directors on our Board to 36 percent of the independent directors.

●	We launched a board development program designed to build the ranks of diverse candidates for board directorships.

●	We added an experience matrix for our Board composition to this proxy statement.

●	We declassified our Board and implemented majority voting in uncontested director elections.

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We amended our corporate governance guidelines to require that any director who fails to receive a majority of votes for re-election to the Board must provide an acknowledgement to the Company that his or her term has expired and his or her office as a director has become vacant in accordance with Bermuda law and our bye-laws.

●	We implemented “proxy access,” which allows eligible shareholders to include their nominees for election to the Board in the Company’s proxy materials along with the candidates nominated by the Board.

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We amended and restated our 2014 Equity Incentive Award Plan to prohibit the repricing of outstanding options and share appreciation rights such that we cannot reduce their exercise price without shareholder approval.

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We are actively managing our annual run rate equity award dilution. For 2020, we are committed to limiting our annual equity award dilution to a maximum annual run rate of 0.80 percent of total common shares outstanding, which is less than previous years and in line with our longer-term target of 1.00 percent or less.

For more information on changes we made to our compensation governance practices and disclosure, please see “Compensation Discussion and Analysis—Shareholder Engagement on Compensation Practices.” Shareholder engagement is and will continue to be a top priority for our management team and Board. We will continue to engage our shareholders and consider the feedback that we receive from our discussions.

Business Experience and Qualifications of Board Members

The following discussion presents information about the persons who compose the Board of Directors of IHS Markit, including the seven nominees for election at the Annual Meeting. The age of the directors is as of the date of the Annual Meeting. We measure director tenure from when a director joined the Board or the board of either IHS or Markit (or their relevant predecessor companies) prior to the Merger.

2020 Nominees for Director

Lance Uggla Chairman and CEO Director since 2003 Age: 58 IHS Markit Board Committees None Other Public Company Directorships (within past 5 years) MasterCard Inc. (June 2019 to present)

Experience and Qualifications

Mr. Uggla is Chairman and CEO of IHS Markit. He served as President from July 2016 to December 2017 and was appointed Chief Operating Officer in October 2017. Prior to the Merger, Mr. Uggla was Chairman and CEO of Markit since January 2003, responsible for leading the Company’s strategic development and managing day-to-day operations. He founded Markit in 2003 after spotting an opportunity to bring transparency to the credit default swap market. The Company launched the first daily credit default swap pricing service that year. He oversaw Markit’s growth from a startup to a global public company with more than 4,200 employees in 28 offices worldwide, serving more than 3,000 customers. Between 1995 and 2003, Mr. Uggla held a number of executive management positions at Toronto-Dominion Securities, including Vice Chairman and Head of Europe and Asia. Mr. Uggla graduated from the Simon Fraser University in Canada with a BBA and holds a Master of Science from the London School of Economics, UK.

Mr. Uggla was a founder and Chairman and CEO of Markit since its creation, and was previously an executive in the financial industry. As Chairman and CEO of IHS Markit, Mr. Uggla brings to the Board of Directors his knowledge of our business, strategy, people, operations, competition, and financial position. In addition, he brings with him extensive relationships in the financial services industry.

John Browne

(The Lord Browne of Madingley)

Director since 2018

Age: 72

IHS Markit Board Committees

Human Resources

Nominating and Governance

Other Public Company Directorships

(within past five years)

Pattern Energy Group Inc. (2013 to present)

Riverstone Energy Limited
(2013 to May 2015)

Experience and Qualifications

Lord Browne is the executive chairman of L-1 Energy (UK), the chairman of Huawei Technologies (UK) and the deputy chairman of the supervisory board of Wintershall Dea GmbH. He is also on the board of Pattern Energy Group Inc., where he serves on the compensation and governance committees. Until May 2019, Lord Browne was executive chairman of DEA Deutsche Erdoel AG, when it merged to form Wintershall Dea. Prior to joining L-1 Energy in March 2015, Lord Browne was a partner at Riverstone Holdings LLC, an energy and power-focused private equity firm, for eight years. From May 2013 to May 2015, he was also a director of Riverstone Energy Limited, a closed-ended investment company listed on the London Stock Exchange. Lord Browne spent 41 years at BP plc, holding various senior management positions during that time. In 1991, he joined the board of The British Petroleum Company and was appointed Group Chief Executive in 1995 and remained in this position until May 2007. Lord Browne was the chairman of the advisory board of Apax Partners LLC from 2006 to 2007, a non-executive director of Goldman Sachs from 1999 to 2007, a non-executive director of Intel Corporation from 1997 to 2006, a trustee of The British Museum from 1995 to 2005, a member of the supervisory board of DaimlerChrysler AG from 1998 to 2001, and a non-executive director of SmithKline Beecham from 1996 to 1999. Lord Browne holds a degree in Physics from Cambridge University and an MS in Business from Stanford University.

Lord Browne was the president of the Royal Academy of Engineering from 2006 to 2011 and is the chairman of the trustees of the Queen Elizabeth prize for engineering. He is a fellow of the Royal Society and a foreign member of the U.S. Academy of Arts and Sciences. He was appointed as the chair of the board of trustees of the Francis Crick Institute from August 2017 and the chairman of the governing board of The Courtauld Institute of Art from September 2017. He is also a member of the board of governors of the Folger Shakespeare Library in Washington, D.C. and a member of the board of UK Research and Innovation. Lord Browne was a trustee of the Tate Gallery from August 2007, and was the chairman of the trustees from January 2009 until July 2017 when he retired as a trustee. He was the chairman of the Independent Review of Higher Education Funding and Student Finance, which published its report in October 2010. He was the UK government’s lead non-executive board member from June 2010 to January 2015. He was knighted in 1998 and made a life peer in 2001.

Lord Browne brings to the Board extensive experience as the chairman and chief executive officer of one of the world’s largest energy companies. His leadership, management experience and financial and energy industry expertise enable him to contribute significant managerial, organizational, strategic, and financial oversight skills.

Ruann F. Ernst

Director since 2006

Age: 73

IHS Markit Board Committees

Nominating and Governance

Risk

Other Public Company Directorships

(within past five years)

Digital Realty Trust (2004 to May 2015)

Experience and Qualifications

Dr. Ernst served as Chief Executive Officer of Digital Island, Inc., an e-business delivery network company. Dr. Ernst was CEO and Chairperson of the Board of Digital Island when the company was acquired by Cable & Wireless, Plc., and afterwards headed the business for Cable & Wireless until her retirement in 2002. Prior to Digital Island, Dr. Ernst worked for Hewlett Packard Company in various management positions, including General Manager, Financial Services Business Unit. Prior to that, she was Vice President for General Electric Information Services Company. Prior to her work in the technology industry, Dr. Ernst served on the faculty of The Ohio State University, and was Director of Medical Research and Computing where she managed a biomedical computing and research facility. Dr. Ernst has served on the boards of Advanced Fibre Communications and Digital Realty Trust, as well as several non-public companies. Dr. Ernst serves on the University Foundation Board and the Fisher College of Business Advisory Board at The Ohio State University. She was a founder and is Board Chair of the nonprofit Healthy LifeStars. Dr. Ernst received Bachelor of Science, Master of Science and Ph.D. degrees from The Ohio State University.

Dr. Ernst brings to the Board a strong technical and computing background as well as skills in the development and marketing of information technology businesses. She also has extensive experience as a member of boards where strategic and long-term planning are critical to the success of the enterprise.

William E. Ford

Director since 2010

Age: 58

IHS Markit Board Committees

Human Resources (Chair)

Other Public Company Directorships

(within past five years)

BlackRock Inc. (2018 to present)

Axel Springer (2016 to April 2018)

First Republic Bank (2010 to May 2015)

Experience and Qualifications

Mr. Ford is the Chief Executive Officer of General Atlantic, a global growth equity firm, a position he has held since 2007 and where he has worked since 1991. He also serves as Chairman of General Atlantic’s management committee and is a member of the firm’s investment and portfolio committees. Mr. Ford also serves on the board of BlackRock Inc. and as a member of its audit and compensation committees. Mr. Ford was formerly on the board of Tory Burch, a current General Atlantic portfolio company, and was formerly a director of a number of prior General Atlantic investments, including First Republic Bank, NYSE Euronext, E*TRADE, Priceline, and NYMEX. Mr. Ford is actively involved in a number of educational and nonprofit organizations. He is a member of the board of Rockefeller University, where he is Chairman, and is a member of the Amherst College Endowment Investment Committee. Mr. Ford is an advisory board member of Tsinghua University’s School of Economics and Management and sits on the board of overseers and managers for Memorial Sloan Kettering Cancer Center. Mr. Ford serves on the board of directors of the National Committee on United States–China Relations, and is a member of The Council on Foreign Relations. He is also a member of the steering committee for the CEO Action for Diversity and Inclusion initiative and is the co-chair of the Partnership for New York City. Mr. Ford sits on the New York State Life Sciences Advisory Board and is on the advisory board of the United Nations Economic Commission for Africa’s Initiative on Digital Identification for Africa. Mr. Ford holds a BA in Economics from Amherst College and an MBA from the Stanford Graduate School of Business.

Mr. Ford brings to the Board a wealth of global private equity and investment management experience and extensive knowledge of business, finance, and strategic acquisitions, which provide valuable insight for our long-term corporate and business strategy.

Jean-Paul L. Montupet

Director since 2012

Age: 72

IHS Markit Board Committees

Human Resources

Nominating and Governance (Chair)

Other Public Company Directorships

(within past five years)

WABCO Holdings Inc. (2012 to present)

Assurant, Inc. (2012 to present)

PartnerRE Ltd. (2010 to 2016)

Lexmark International, Inc. (2006 to 2016)

Experience and Qualifications

Until his retirement in December 2012, Mr. Montupet served as the Chair of Emerson Electric Co.’s Industrial Automation business and President of Emerson Europe SA. Mr. Montupet joined Emerson in 1981, serving in a number of senior leadership roles at the global technology provider, including Executive Vice President of Emerson Electric Co. and Chief Executive Officer of Emerson Electric Asia Pacific. Mr. Montupet serves on the boards of WABCO Holdings Inc. and Assurant, Inc. Mr. Montupet is also an advisor to Eurazeo Société Anonyme and to Cornell Capital, and serves on the board of certain private portfolio companies of the private investment firm. Mr. Montupet was the non-executive chair of the board of PartnerRE Ltd. from 2010 until March 2016 and served on the board of Lexmark International, Inc. from 2006 until November 2016. He is also a trustee of the International Churchill Society.

Mr. Montupet brings to the Board extensive international business and executive management experience, particularly from Europe and Asia Pacific, and additional experience gained as a director of multiple publicly traded companies, including as the non-executive chairman of the board of PartnerRe Ltd.

Deborah K. Orida Director since 2019 Age: 53 IHS Markit Board Committees Human Resources Other Public Company Directorships (within past five years) HKBN Ltd. (2015 to present)

Experience and Qualifications

Ms. Orida is the Senior Managing Director & Global Head of Active Equities at Canada Pension Plan Investment Board (CPPIB), a position she has held since June 2018 and where she has worked since 2009. Ms. Orida leads CPPIB’s Active Equities department globally, including the Active Fundamental Equities, Relationship Investments, Thematic Investing, Fundamental Equities Asia, Direct Equity Investments Latin America, and Sustainable Investing teams. Ms. Orida has also held other senior leadership roles at CPPIB, including Managing Director, Head of Relationship Investments International, covering Europe and Asia, and was most recently Managing Director, Head of Private Equity Asia, Hong Kong, from June 2016 to May 2018. Prior to joining CPPIB, Ms. Orida spent nine years as an investment banker at Goldman Sachs in New York and Toronto. Previously, Ms. Orida was a securities lawyer at Blake, Cassels & Graydon in Toronto. Ms. Orida serves on the board of directors of HKBN Ltd. and is a member of its nomination committee. Ms. Orida previously was a member of the board of directors of Nord Anglia Education Limited and the Bridgepoint Health Foundation. Ms. Orida holds an MBA from The Wharton School and an LLB and BA from Queen’s University, Canada. Ms. Orida was nominated to join the Board by CPPIB pursuant to the director nomination agreement we have signed with CPPIB.

Ms. Orida brings to the Board extensive leadership and management experience as a senior executive in a global investment fund and the financial services industry, and her experience in overseeing innovation and technology to drive insights and investment returns contributes significant managerial, organizational, technology and financial oversight skills.

James A. Rosenthal

Director since 2013

Age: 66

IHS Markit Board Committees

Human Resources

Risk

Other Public Company Directorships

(within past five years)

On Deck Capital, Inc. (April 2017 to December 2017)

Experience and Qualifications

Mr. Rosenthal is the Chief Executive Officer of BlueVoyant, a global cybersecurity services firm. Until December 2016, Mr. Rosenthal was an Executive Vice President and the Chief Operating Officer of Morgan Stanley, a member of Morgan Stanley’s management and operating committees, Chairman and CEO of Morgan Stanley Bank, N.A., and Chairman of Morgan Stanley Private Bank, N.A. Mr. Rosenthal was previously Head of Corporate Strategy of Morgan Stanley, Chief Operating Officer of Morgan Stanley Wealth Management and Head of Firmwide Technology and Operations for Morgan Stanley. Prior to joining Morgan Stanley, Mr. Rosenthal served as Chief Financial Officer of Tishman Speyer from 2006 to 2008. From 1999 to 2005, he served as the Head of Corporate Strategy and Corporate Development at Lehman Brothers and as a member of the Management Committee. Mr. Rosenthal was with McKinsey & Company from 1986 to 1999, where he was a senior partner specializing in financial institutions. Mr. Rosenthal has been on the board of lntarcia Therapeutics, Inc., a private company, since June 2017. From April until October 2017, Mr. Rosenthal was a director of On Deck Capital, Inc. Mr. Rosenthal was a trustee of the Lincoln Center for the Performing Arts until 2018. Mr. Rosenthal also formerly served as chairman of the board of the Securities Industry and Financial Markets Association (SIFMA). Mr. Rosenthal holds a BA from Yale University and a JD from Harvard Law School.

Mr. Rosenthal brings to the Board risk and cybersecurity experience, as well as extensive experience gained as the chief operating officer of one of the world’s largest financial institutions.

Continuing Directors

The following directors will continue in office until the expiration of their terms at the 2021 Annual General Meeting.

Dinyar S. Devitre

Director since 2012

Age: 72

IHS Markit Board Committees

Audit (Chair)

Nominating and Governance

Risk

Other Public Company Directorships

(within past five years)

Altria Group, Inc. (2008 to present)

SABMiller plc (2007 to October 2016)

Western Union Company
(2006 to May 2015)

Experience and Qualifications

In March 2008, Mr. Devitre retired from his position as Senior Vice President and Chief Financial Officer of Altria Group, Inc. Prior to Mr. Devitre’s appointment to that position in April 2002, he held a number of senior management positions with Altria, including President, Philip Morris Asia, and Chairman and CEO of Philip Morris Japan. Mr. Devitre is a member of the board of directors of Altria Group, Inc. where he is chair of the finance committee and serves on its innovation and nominating and governance committees. Mr. Devitre also serves as a trustee of the Brooklyn Academy of Music and of Pratham USA. Mr. Devitre served as a special advisor to General Atlantic LLC, a private equity firm, from June 2008 to January 2017. Mr. Devitre previously served on the boards of SABMiller plc, Western Union Company, and Kraft Foods Inc. (now known as Mondelēz International, Inc.). Mr. Devitre also previously served on the boards of the Asia Society and The Lincoln Center for the Performing Arts, Inc. Mr. Devitre holds a BA (Hons) degree from St. Joseph’s College, Darjeeling, and an MBA from the Indian Institute of Management in Ahmedabad.

Mr. Devitre brings to the Board experience as the chief financial officer of a large multinational company, as an executive and director of large corporations, as well as diversity in viewpoint and international business experience.

Nicoletta Giadrossi

Director since 2018

Age: 53

IHS Markit Board Committees

Audit

Other Public Company Directorships

(within past five years)

Royal Vopak N.V. (2019 to present)

Brembo SpA (2017 to present)

Cairn Energy plc (2016 to present)

Fincantieri SpA (2017 to April 2018)

Faiveley Transport S.A. (2011 to April 2017)

Bureau Veritas S.A. (2013 to April 2017)

Experience and Qualifications

Ms. Giadrossi is a member of the board of Royal Vopak N.V., a petrochemicals storage company listed on Euronext Amsterdam (AMX), Cairn Energy plc, an E&P company listed on the London Stock Exchange (LSE) and part of the FTSE 250, and Brembo SpA, an automotive components original equipment manufacturer listed on the Italian Stock Exchange and part of the Italian MIB. Ms. Giadrossi serves on the audit committee of Royal Vopak, is chair of the remuneration committee and member of the audit and nomination committees of Cairn Energy, and is a member of the sustainability and remuneration & appointments committees of Brembo. Ms. Giadrossi has been a Senior Advisor with Bain Capital Partners in Europe since 2015 and chair of Techouse AS, an engineering company in Norway, since 2018. Ms. Giadrossi served on the board of Fincantieri SpA, listed in Italy, until mid-2018, on the board of Bureau Veritas S.A. and Faiveley Transport S.A., both listed in France, until mid-2017, and on the board of Aker Solutions Asa, listed in Norway, until 2013. She has experience in leading and participating in audit, risk, corporate social responsibility, and compensation committees. Ms. Giadrossi’s executive career has spanned 30 years in energy, engineering, and capital goods. From 2014 to 2016 she was President, Europe, Africa, India, for Technip, an engineering company, and from 2012 to 2014 she was EVP, Head of Operations, for Aker Solutions. Prior to that, she was VP and General Manager, EMEA, for Dresser Rand. She spent 10 years with General Electric Company in several executive positions, notably General Manager for GE’s Oil and Gas, Refinery & Petrochemicals Division, a position she held until 2005. Ms. Giadrossi started her career at The Boston Consulting Group. She holds a BA in Economics and Mathematics from Yale University and an MBA from Harvard Business School.

Ms. Giadrossi brings to the Board extensive business experience in the industrial and energy sectors in Europe and her consulting and private equity background that enable her to contribute a unique and diverse managerial and strategic perspective.

Robert P. Kelly Lead Director Director since 2012 Age: 66 IHS Markit Board Committees Human Resources Nominating and Governance Other Public Company Directorships (within past five years) None

Experience and Qualifications

Mr. Kelly was Chairman and CEO of The Bank of New York Mellon and The Bank of New York Mellon Corporation until 2011. Prior to that, he was Chairman, Chief Executive Officer and President of Mellon Bank Corporation, Chief Financial Officer of Wachovia Corporation, and Vice-Chairman of Toronto-Dominion Bank. Mr. Kelly was the chairperson of the Canada Mortgage and Housing Corporation from 2012 until March 2018 and the chairman of the board of directors of Santander Asset Management from 2012 until December 2017. Mr. Kelly previously served as Chancellor of Saint Mary’s University in Canada, was a former member of the boards of the Financial Services Forum, Federal Advisory Council of the Federal Reserve Board, Financial Services Roundtable, Trilateral Commission (North American Group), and Institute of International Finance, and a former member of the board of trustees of St. Patrick’s Cathedral in New York City, Carnegie Mellon University in Pittsburgh, and the Art Gallery of Ontario. Mr. Kelly holds a B.Comm. from Saint Mary’s University and an MBA from the Cass Business School, City University, London, United Kingdom, and is a Chartered Accountant and Fellow Chartered Accountant. Mr. Kelly has been awarded honorary doctorates from City University and Saint Mary’s University.

Mr. Kelly brings to the Board extensive experience as the chairman and CEO of large financial institutions, as well as other senior policymaking positions in the financial services industry and as a director of other public and private companies, which provides the Board with valuable insight and executive leadership, management, finance and strategic development experience.

Deborah Doyle McWhinney

Director since 2015

Age: 65

IHS Markit Board Committees

Risk (Chair)

Other Public Company Directorships

(within past five years)

Trustee, certain Franklin Templeton funds (2019 to present)

Focus Financial Partners Inc.
(2018 to present)

BorgWarner Inc. (2018 to present)

Fluor Corporation (2014 to present)

Fresenius Medical Care AG & Co. KGaA (2016 to November 2018)

Lloyds Banking Group plc
(2015 to December 2018)

Experience and Qualifications

Ms. McWhinney currently serves on the boards of Focus Financial Partners Inc., BorgWarner Inc., and Fluor Corporation and as a trustee of certain Franklin Templeton funds. Ms. McWhinney serves as a member of the audit committees and governance committees of Focus Financial Partners and Fluor and as a member of the compensation committee and audit committee of BorgWarner. In February 2020, Ms. McWhinney announced that she would not stand for re-election as a director of Fluor at its 2020 annual meeting of shareholders. Ms. McWhinney previously served on the board of Lloyds Banking Group plc and Fresenius Medical Care AG & Co. Ms. McWhinney worked at Citigroup, Inc. (“Citi”) from 2009 to 2014, as the Chief Executive Officer of Citi’s global enterprise payments business from September 2013 to January 2014, as the Chief Operating Officer of Citi’s global enterprise payments business from February 2011 to September 2013, and as President of Personal Banking and Wealth Management from May 2009 to February 2011. Ms. McWhinney was also co-chair of the Citi Women initiative until her retirement in January 2014. Prior to joining Citi, Ms. McWhinney worked at Charles Schwab, Inc. from 2001 to 2007, where she was President of Schwab Institutional and was chair of the global risk committee. Ms. McWhinney previously held executive roles at Visa International and Engage Media (a division of CMGI). Earlier in her career, she worked for 17 years at Bank of America in corporate and retail banking. Ms. McWhinney was appointed by former President George W. Bush to the board of directors of the Securities Investor Protection Corporation in 2002 where she served until 2007. Ms. McWhinney is a trustee for the California Institute of Technology and for the Institute for Defense Analyses. Ms. McWhinney holds a Bachelor of Science from University of Montana.

Ms. McWhinney brings to the Board extensive management, risk, and cybersecurity experience gained in executive-level positions in the financial services industry and as a director of public companies.

Board Diversity

As of the date of the Annual Meeting:

●

the average tenure of the members of the Board is 7.5 years (the average tenure for independent directors is 6.6 years), when measuring tenure from when the director joined the Board or the board of either IHS or Markit prior to the Merger;

●

four of our independent directors have tenure of less than five years, five independent directors have tenure between five and 10 years and three independent directors have tenure of more than 10 years;

●	four of our 11 independent directors are female;

●	the average age of our directors is 65;

●	the Board consists of a mix of British, American, Canadian, Italian and French citizens, with six independent directors having been born outside the United States or United Kingdom;

●	two directors are of Asian or South Asian descent; and

●	one director is openly gay.

Board Development Program

The Board believes that a diverse boardroom leads to better decision making and that it is important to support and develop diversity in the boardrooms of public companies. To that end, the Board launched a board development program in 2018 designed to build the ranks of diverse candidates for board directorships. The year-long program does not guarantee candidacy for, or a position on, the IHS Markit Board, but aims to give valuable boardroom experience and skills to executives with gender and racial/ethnic diversity who are interested in seeking public company board positions but currently have no public company board experience.

During the program, non-employee participants:

●	actively participate as non-voting observers on the Board, reviewing all board materials, attending in-person committee and board meetings, and contributing to board discussions;

●	review onboarding educational materials and, where needed, meet with management to understand our business and strategy;

●

engage in one-to-one mentoring with a senior independent Board member who is responsible for coaching, supporting the participant’s learning and development, including through pre- and post- meeting sessions, and facilitating meaningful ongoing relationships with our other directors;

●	participate in all board educational programs provided by the Company throughout the year, and have access to the same content and educational programs as our directors; and

●	present to the Board on a topic of expertise or interest that is relevant to IHS Markit.

The Board development program is in its second year and the Board is excited to support its further development.

Board Experience

The Nominating and Governance Committee strives for a Board that spans a range of leadership and experience relevant to IHS Markit’s strategic goals and global activities. The following graph displays certain experience that the Nominating and Governance Committee believes is desirable to be represented on the Board:

Experience
# Current Public Company Boards (1)		2	2	1	2	4	1	5	3	2	5	1	2
Industry Experience	Financial Services				✓		✓	✓		✓		✓	✓
	Resources (2)	✓				✓
	Transportation								✓
	Information Services			✓								✓
	Other		✓	✓		✓			✓		✓
Senior Leadership Experience	Strategy (3)	✓	✓	✓	✓	✓	✓	✓	✓		✓		✓
	Finance (4)	✓	✓		✓	✓	✓	✓	✓	✓	✓		✓
	Human Resources (5)	✓			✓		✓		✓	✓		✓	✓
	Innovation & Technology (6)			✓				✓		✓		✓	✓
	Marketing & Sales (7)		✓	✓
	Risk (8)					✓	✓	✓			✓	✓
Data & Analytics (9)
Public Company CEO / COO		✓		✓		✓	✓		✓		✓	✓	✓
Region of Work Experience (10)	North America		✓	✓	✓		✓	✓	✓	✓	✓	✓	✓
	Asia Pacific								✓	✓
	EMEA	✓				✓	✓		✓				✓
South America
Personal Characteristics
Citizenship	UK / US	✓	✓	✓	✓		✓	✓	✓		✓	✓	✓
	Other					✓	✓		✓	✓			✓
Gender	Female			✓		✓		✓		✓
	Male	✓	✓		✓		✓		✓		✓	✓	✓
Other Diversity (11)		✓	✓							✓

(1)	Number of current public company boards includes IHS Markit.
(2)	Includes energy and chemicals industries.
(3)	Experience managing the strategy and development of a large organization.
(4)	Experience as a chief financial officer, chief accounting officer, controller or other relevant experience in finance, accounting or financial reporting.
(5)	Experience in a human resources / compensation function, including management of a large workforce, executive compensation and broad-based incentive planning experience, and culture.

(6)	Experience in innovation and technology, information security, digital platforms, data privacy or cybersecurity, including experience managing technological change.
(7)	Experience managing a marketing/sales function, and in developing and executing on strategies to grow sales and market share.
(8)	Experience with risk management of a large organization and management of specific types of risks, including technology, cybersecurity and financial services related risks.
(9)	Experience as a chief information officer, chief data scientist or other relevant experience in data science, analytics, or digital transformation.
(10)	Region of primary employment in a senior management role.
(11)	Diverse attributes including ethnicity, race and sexual orientation.

Organization of the Board of Directors

Our Board held seven meetings during 2019. At each meeting, the Chairman was the presiding director. Each director attended at least 75 percent of the total regularly scheduled and special meetings of the Board and the committees on which he or she served. As stated in our Corporate Governance Guidelines, our Board encourages each director to attend our annual general meeting of shareholders. At the 2019 Annual General Meeting of Shareholders, all 12 directors then on the Board were in attendance.

On April 11, 2019, Balakrishnan K. Iyer retired from the Board after 16 years of service. At the time, the Board reduced its size to 11 members. In October 2019, the Board increased its size to the current 12 members and appointed Ms. Orida to the Board. In October 2019, Mr. Roedel informed the Board that, after almost 16 years of service on the Board, he had decided to retire from the Board, and would not seek re-election at the Annual Meeting. The Board has decided to reduce its size to 11 directors upon Mr. Roedel’s retirement at the end of the Annual Meeting.

Director Nomination Agreement

In Markit’s initial public offering in 2014, CPPIB purchased approximately $250 million of our common shares, and was given the right to nominate, in consultation with our Nominating and Governance Committee, one director for appointment to our Board of Directors pursuant to a Director Nomination Agreement with us. This right will expire if CPPIB’s beneficial ownership of our common shares falls below 100 percent of the number of common shares CPPIB purchased in Markit’s initial public offering. Ms.  Orida was nominated by CPPIB pursuant to this agreement and was appointed to the Board in October 2019.

Independent Directors

The Board has determined that each member of the Board, with the exception of Mr. Uggla, does not have any material relationship with the Company and is an independent director, based on the independence standards of the NYSE. The Board determined that Mr. Iyer was independent until his retirement from the Board in April 2019. Mr. Uggla is not independent due to his position as CEO of the Company. In addition, the Board has determined that all members of each of the Audit Committee, Risk Committee, Human Resources Committee, and Nominating and Governance Committee of the Board meet the independence standards of the NYSE listing standards and SEC rules and regulations. Each of these directors has also been determined to be financially literate. In making these independence determinations, the Board considered all relevant facts, circumstances and transactions known to us, including the commercial, accounting, legal, banking, consulting, charitable and familial relationships of each member of the Board as well as their relationships with the holders of more than 5 percent of our common shares. There are no family relationships between any of the members of the Board and the executive officers of the Company.

In accordance with our bye-laws and the Corporate Governance Guidelines, the independent directors re-appointed Mr. Kelly as Lead Director in April 2019. The Lead Director chairs executive sessions of the independent directors. During 2019, the independent directors of the Board met five times without the presence of management and discussed various matters. In addition, each committee of the Board met in executive session without the presence of management four times during 2019.

Charitable Contributions by Company

In accordance with our Corporate Governance Guidelines, proposed contributions or pledges of contributions in excess of $250,000 in a fiscal year by IHS Markit or its foundation to charitable or tax-exempt organizations with which a director or their immediate family member serves as a director, executive officer, trustee or member of such organization’s fund-raising organization or committee, are subject to prior review and approval by the Nominating and Governance Committee. A director’s independence will not be considered impaired solely for the reason that the director or their immediate family member is an executive officer, director, or trustee of a charitable or tax exempt organization that receives from IHS Markit or its foundation an amount not exceeding the greater of $1 million or 2% of the organization’s consolidated gross revenues in a single fiscal year.

Simultaneous Service on Other Public Company Boards

In accordance with our Corporate Governance Guidelines, without the consent of the Nominating and Governance Committee, a director may not serve on more than five public company boards, including our Board, and a director who is also the chief executive officer of another public company may not serve on more than two public company boards, including our Board and their own board of directors.

The Corporate Governance Guidelines also provide that a director must notify the Chair of the Nominating and Governance Committee prior to accepting any invitation to serve on another board (including a not-for-profit/tax-exempt board) or with a government or advisory group that is expected to require significant commitments of time, in order for IHS Markit to confirm the absence of any actual or potential conflict of interest.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines that serve as a framework within which our Board and its committees operate. These guidelines cover a number of areas including the size and composition of our Board of Directors, membership criteria and director qualifications, director responsibilities, Board agenda, roles of the Chairman and Chief Executive Officer and lead independent director, meetings of independent directors, committee responsibilities and assignments, Board member access to management and independent advisers, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. Our Corporate Governance Guidelines are available on our website at http://investor.ihsmarkit.com/corporate-governance.

Director Share Ownership Guidelines

We believe that our non-employee directors should have a significant equity interest in the Company. Our Board has adopted an ownership policy in our Corporate Governance Guidelines that requires directors to hold common shares with an aggregate value of at least five times the Board’s annual cash board retainer. Vested stock options which are not exercised are not considered for the purposes of director equity ownership. Directors have five years to achieve the holding requirement.

As of December 31, 2019, all of our current directors held shares in excess of their holding requirement except for Ms. Giadrossi, who has until December 2023 to meet her holding requirement. Ms. Orida, who declined to receive cash or equity compensation as a member of the Board in accordance with the terms of the Director Nomination Agreement with CPPIB, was granted a waiver by the Board upon her appointment and will not be required to comply with the director share ownership guidelines.

Business Code of Conduct

We have adopted a code of ethics that we refer to as our Business Code of Conduct. Our Business Code of Conduct applies to our directors, officers and employees, including our principal executive officer, principal financial officer, and principal accounting officer.

Our Business Code of Conduct is available on our website at http://investor.ihsmarkit.com/corporate-governance. If we approve any substantive amendment to our Business Code of Conduct, or if we grant any waiver of our Business Code of Conduct to our directors or executive officers (including our principal executive officer, principal financial officer and principal accounting officer), we will post an update on the Investor Relations page of our website (http://investor.ihsmarkit.com/corporate-governance) within four business days following the date of the amendment or waiver, describing the nature and date of the amendment or the nature of the waiver, the name of the person to whom it was granted and the date of the waiver, as the case may be.

Hedging and Pledging Policy

We have a hedging policy in our policy on trading securities that applies to directors, executive officers and employees and that prohibits them from entering into any hedging or derivative transactions that are designed to hedge or offset any decrease in the market value of IHS Markit equity securities, or speculate on any change in the market value of IHS Market equity securities. Stock options granted to employees under our equity compensation plans are not covered by the prohibition.

We also have a pledging policy for directors and senior executives (including executive officers) that prohibits them from purchasing IHS Markit securities on margin or holding IHS Markit securities in a margin account or otherwise pledging IHS Markit securities as collateral for a loan without the prior approval of the Nominating and Governance Committee. Requests are evaluated on a case-by-case basis and have been granted in limited circumstances after giving consideration to the number of IHS Markit securities to be purchased on margin or otherwise pledged as a percentage of total shares held and total shares issued and outstanding.

Board, Committee and Individual Director Evaluations

Each year, our Board and its committees perform a rigorous self-evaluation overseen by the Nominating and Governance Committee. The performance evaluations solicit input from directors regarding the performance and effectiveness of the Board and its committees, and provide an opportunity for members of the Board to identify areas for improvement. In addition, the Chair of the Nominating and Governance Committee and the Lead Director have individual self-assessment discussions with each member of the Board, providing further opportunity for dialogue and improvement, including with respect to board refreshment in light of the current challenges and needs of the Board and the Company. The Nominating and Governance Committee reviews the results and feedback from the evaluation process and makes recommendations to the full Board. Each committee also reviews the results and feedback from its own evaluation process. The Chair of the Nominating and Governance Committee leads a discussion of the evaluation results during an executive session of the Board and communicates relevant feedback to our CEO. Our Board has successfully used this process to evaluate Board and committee effectiveness and identify opportunities to strengthen the Board.

Board Committees and Their Composition

The Board has established a standing Audit Committee, Human Resources Committee, Nominating and Governance Committee and Risk Committee, each of which operates under a written charter that is posted on our website at https://investor.ihsmarkit.com/corporate-governance. The Board reviews the composition of our Board committees annually and considers the expertise of the directors with the needs of the committees.

Audit Committee

Dinyar S. Devitre (Chair)

Other Committee Members:

Balakrishnan S. Iyer (until April 2019)

Nicoletta Giadrossi

Deborah Doyle McWhinney (until October 2019)

Richard W. Roedel (through the date of the
Annual Meeting)

Audit Committee Financial Experts

Dinyar S. Devitre

Nicoletta Giadrossi

Richard W. Roedel

Number of meetings in 2019: 8

Responsibilities

The Audit Committee assists our Board in its oversight of (i) the integrity of our financial statements and internal controls, (ii) our independent registered public accountants’ qualifications, independence, and performance, (iii) the performance of our internal audit function, and (iv) our compliance with legal and regulatory requirements. The Audit Committee is directly responsible for recommending the appointment of, and the compensation, retention, and oversight of the work of, our independent registered public accountants. The Audit Committee reviews and monitors the Company’s policies and practices with respect to major financial reporting risk exposures. The Audit Committee establishes procedures for reporting complaints and reviews any complaints regarding accounting, internal accounting controls or auditing matters received. The Audit Committee also prepares the report on the Company’s financial statements and its independent registered public accountants that the SEC rules require to be included in the Company’s annual proxy statement or annual report. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act.

Independence

Each committee member has been determined by the Board to qualify as independent under the independence criteria established by the SEC and the NYSE. The Board has also determined that each committee member is “financially literate” within the meaning of the NYSE listing standards and an “Audit Committee financial expert” under the applicable SEC rules based on their experience and qualifications. The Board has determined that the simultaneous service on the audit committees of more than three public companies does not impair the ability of Mr. Roedel to effectively serve on the Company’s Audit Committee. The Board will appoint a new member to the Audit Committee upon Mr. Roedel’s retirement.

Human Resources Committee
William E. Ford (Chair) Other Committee Members: John Browne Robert P. Kelly Jean-Paul L. Montupet Deborah K. Orida James A. Rosenthal Number of meetings in 2019: 5

Responsibilities

The Human Resources Committee has been established by our Board to (i) review, approve and administer our compensation and benefits policies generally, (ii) evaluate executive officer performance and review our management succession plan, (iii) determine compensation for our executive officers and other officers for purposes of Section 16 of the Exchange Act, (iv) review and assess risks arising from our compensation policies and practices, (v) review management succession planning, (vi) retain and terminate compensation consultants, (vii) review and discuss the “Compensation Discussion and Analysis” disclosure with management and provide a recommendation to the Board regarding its inclusion in the Company’s annual proxy statement or annual report, and (viii) prepare the report on executive officer compensation that the SEC rules require to be included in the Company’s annual proxy statement or annual report. See “Compensation Discussion and Analysis” for a more detailed description of certain functions of the Human Resources Committee.

Independence

Each committee member has been determined by the Board to qualify as independent under the independence criteria established by the SEC and the NYSE, is a non-employee director for purposes of Rule 16b-3 under the Exchange Act and is an outside director for purposes of Section 162(m) of the Internal Revenue Code.

Nominating and Governance Committee
Jean-Paul L. Montupet (Chair) Other Committee Members: John Browne Dinyar S. Devitre Ruann F. Ernst Balakrishnan K. Iyer (until April 2019) Robert P. Kelly Number of meetings in 2019: 4

Responsibilities

The Nominating and Governance Committee has been created by our Board to (i) recommend to the Board criteria for Board and Board committee membership, (ii) identify individuals qualified to become Board members and recommend director nominees to the Board consistent with the Board’s criteria, (iii) recommend directors for appointment to committees established by the Board, (iv) make recommendations to the Board as to determinations of director independence, (v) oversee the evaluation of the Board, (vi) make recommendations to the Board as to compensation for our directors, (vii) develop and recommend to the Board our corporate governance guidelines, business code of conduct and related person transaction policy, (viii) oversee compliance with our corporate governance guidelines, business code of conduct and related person transaction policy, and (viii) review Board orientation and continuing education. A more detailed description of certain functions of the Nominating and Governance Committee can be found under “—Board Refreshment, Board Composition, Diversity and Director Nominations.”

Independence

Each committee member has been determined by the Board to qualify as independent under the independence criteria established by the NYSE.

Risk Committee
Deborah Doyle McWhinney (Chair) Other Committee Members: Dinyar S. Devitre Ruann F. Ernst Richard W. Roedel (through the date of the Annual Meeting) James A. Rosenthal Number of meetings in 2019: 4

Responsibilities

The Risk Committee has been established by our Board to assist our Board in its oversight of the Company’s risk management. In addition to any other responsibilities which may be assigned from time to time by the Board, the Risk Committee is responsible for (i) reviewing and discussing with management the Company’s risk management and risk assessment processes, including any policies and procedures for the identification, evaluation, and mitigation of major risks of the Company, (ii) receiving periodic reports from management as to efforts to monitor, control, and mitigate major risks, (iii) reviewing periodic reports from management pertaining to the Company’s business lines, products, and services, including any major risks with respect to such business lines, products, and services, as the Risk Committee deems appropriate, (iv) reviewing periodic reports from management pertaining to cybersecurity programs and data protection controls and such other appropriate information security reports as the Risk Committee deems appropriate, (v) reviewing and discussing with management the Company’s compliance with laws and regulations, including major legal and regulatory initiatives, (vi) reviewing periodic reports from management pertaining to corporate sustainability strategy and initiatives, (vii) reviewing any material complaints received pursuant to the Company’s code of conduct hotline policy (other than complaints regarding accounting, internal accounting controls or auditing matters, which are reviewed by the Audit Committee), (viii) reviewing periodic reports from management on selected risk topics as the Risk Committee deems appropriate from time to time encompassing major risks other than those delegated by the Board to other committees of the Board in their respective charters or otherwise, and (ix) assigning for review to other committees of the Board such selected risk topics identified by the Risk Committee as the Risk Committee determines is appropriate for effective oversight of such risks.

Independence

Each committee member has been determined by the Board to qualify as independent under the independence criteria established by the NYSE.

Board Refreshment, Board Composition, Diversity, and Director Nominations

Our Board nominates directors to be elected at each annual general meeting of shareholders and appoints new directors to fill vacancies when they arise. Board refreshment and succession planning is an ongoing, year-round process. The Board recognizes that it is important for the Board to balance the benefits of continuity with the benefits of fresh viewpoints and experience. While it is not the policy of the Board to mandate specific term limits or a specific retirement age for directors, the Nominating and Governance Committee regularly reviews the composition of the Board and the appropriateness of each director’s continued service on the Board in light of the current challenges and needs of the Board and the Company, and determines whether it may be appropriate to add directors or decrease the size of the Board. The Nominating and Governance Committee considers not only an individual’s qualities, performance, and professional responsibilities, but also the current composition of the Board, the challenges and needs of the Board at any particular time, and the needs of the Company under applicable rules and regulations. The Nominating and Governance Committee also believes it may be appropriate for certain key members of our management to participate as members of the Board. The Board believes the current composition of the Board and mix of tenures provides for a highly effective and well-functioning Board.

The Nominating and Governance Committee has the responsibility to identify, evaluate, recruit, and recommend qualified candidates to the Board for nomination or appointment. Although the Board has not set a formal policy or goals with respect to diversity, it believes the Board’s membership should be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, and skills and an appropriate balance of knowledge, experience, and capability. The Nominating and Governance Committee selects candidates for director based on the candidate’s character, judgment, diversity (including gender, nationality and ethnicity), age, tenure, skills, background, and experience, business acumen, and ability to act on behalf of all shareholders (without regard to whether the candidate has been nominated by a shareholder). The Nominating and Governance Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge, that may be useful to IHS Markit and the Board, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The Nominating and Governance Committee believes it appropriate for at least one, and preferably multiple, members of the Board to meet the criteria established by the SEC for an “audit committee financial expert,” and for a majority of the members of the Board to meet the definition of “independent director” under NYSE listing standards. Consistent with this philosophy, the Nominating and Governance Committee is committed to including women and minority candidates in the pool of qualified candidates from which Board nominees are chosen and will continue to review its processes and procedures to ensure that diverse candidates are included.

Prior to each annual general meeting of shareholders, the Nominating and Governance Committee identifies nominees first by evaluating the current directors whose terms will expire at the meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, the candidate’s prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue their service, the Nominating and Governance Committee determines not to renominate the director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the Board, or other event, the Nominating and Governance Committee will consider various candidates for membership, including those suggested by the Nominating and Governance Committee members, by other Board members, by any searches conducted internally by management at the request of the Nominating and Governance Committee, by any executive search firm engaged by the Nominating and Governance Committee, or by any nomination properly submitted by a shareholder pursuant to the procedures for shareholder nominations for directors provided in this Proxy Statement. Shareholders may also recommend candidates for consideration by the Board by contacting the Board as indicated under “–Communications with the Board”. As a matter of policy, candidates recommended by shareholders are evaluated on the same basis as candidates recommended by the Board members, executive search firms, or other sources. In 2019, the Nominating and Governance Committee did not engage any executive search firms to assist with identifying qualified Board candidates.

Communications with the Board

Shareholders and other interested parties may contact any or all Board members (including our Lead Director or the non-management directors as a group), any Board committees or any committee chairman by email or mail. Correspondence should be addressed to the Board of Directors or any such individual directors or group or committee of directors by either name or title.

The Company Secretary or another member of our legal department opens all communications to determine whether the contents represent a message to the directors. All correspondence that is not in the nature of advertising or promotion of a product or service or is not trivial, irrelevant, unduly hostile, threatening, illegal, patently offensive or similarly inappropriate will be forwarded promptly to the addressee. If no particular director is named, the communication will be forwarded, depending on the subject matter, to the Lead Director, Audit Committee Chair, the Human Resources Committee Chair, the Nominating and Governance Committee Chair or the Risk Committee Chair.

Correspondence can be sent:

By Email:	CompanySecretary@ihsmarkit.com

By Mail:	Company Secretary c/o Legal Department IHS Markit Ltd. 4th Floor, Ropemaker Place 25 Ropemaker Street London EC2Y 9LY United Kingdom

The Company Secretary will forward to the Audit Committee chair any correspondence that reflects a complaint or concern relating to accounting, auditing or internal control matters.

Shareholders, employees and others also may report complaints and concerns regarding accounting, auditing or internal control matters or any other matters in accordance with our Compliance Hotline and Reporting Misconduct Policy. Our Chief Compliance, Privacy & Risk Officer is responsible for reviewing all reports received under the Compliance Hotline and Reporting Misconduct Policy and summarizing the nature of the complaint and other relevant information. The Chief Compliance, Privacy & Risk Officer will report any relevant complaints relating to accounting, auditing or internal control matters to the Audit Committee as appropriate. You can find our Compliance Hotline and Reporting Misconduct Policy in the “Investor Relations” section of our website at https://investor.ihsmarkit.com/corporate-governance.

Sustainability

Corporate sustainability is part of our philosophy in all we do, from assessing and adopting best business practices to our philanthropy, environmental concerns, and supporting our communities. It includes the way we operate, from our boardroom to our approach to learning and development, from how we think about customers to our approach to cybersecurity. We focus on areas most meaningful to our business while tracking our progress within established reporting frameworks such as GRI and SASB. We invite you to view our website (https://ihsmarkit.com/about/corporate-sustainability.html) and learn how we manage key environmental, social, and governance topics at IHS Markit.

Director Compensation

Our non-employee directors receive compensation for their service on our Board. The objective of our program is to provide non-employee directors compensation that is straightforward, market-competitive and consistent with current peer pay levels, and that provides flexibility for income deferrals. The compensation is composed of cash retainers and equity awards. In addition, each of our non-employee directors is reimbursed for reasonable expenses related to meeting attendance and activities related to their duties as directors. The following table sets forth information concerning the non-employee director compensation program in effect at the 2019 fiscal year-end and for the 2020 fiscal year.

Non-Employee Director Compensation	2019	2020

Board Retainer	$90,000	$90,000
Lead Director Retainer	50,000	50,000
Committee Chair Retainer
Audit Committee	30,000	30,000
Human Resources Committee	30,000	30,000
Nominating and Governance Committee	17,500	30,000
Risk Committee	30,000	30,000
Annual Equity Award(1)(2)	180,000	180,000

(1)

On the day of the Company’s annual general meeting of shareholders each year, each non-employee director receives an award consisting of restricted share units whose underlying shares have a fair market value equal to $180,000. Such awards will vest on the earlier to occur of (i) the date of the Company’s annual general meeting of shareholders occurring in the fiscal year immediately following the grant date and (ii) one year from the grant date.

(2)

In 2019, the number of shares underlying the annual equity award value was determined by dividing the value of the award by the closing price of our common shares on the grant date. As of January 2020, the number of shares underlying the annual equity award value is determined by dividing the value of the award by the average closing price of our common shares for the 10 trading days prior to and including the grant date.

Non-employee director compensation is reviewed annually by the Nominating and Governance Committee, with the assistance of the Human Resources Committee and Pay Governance LLC, the committee’s independent compensation consultant. The Nominating and Governance Committee makes recommendations about non-employee director compensation to our Board. The Nominating and Governance Committee’s most recent review of non-employee director compensation was in July 2019 and the committee recommended, and the Board approved, an increase in the chair retainer for the Nominating and Governance Committee Chair from $17,500 per year to $30,000 per year effective December 1, 2019 to be consistent with all other chair retainers. The fees for the Nominating and Governance Committee Chair were previously lower because the position had been held by the Lead Director. Since then, the chair of the committee has been separated from the Lead Director position and the chair of the committee has taken a leadership role in improving the Company’s corporate governance, shareholder engagement and board refreshment planning, which the Nominating and Governance Committee believed merited an increase in the chair retainer.

All equity awards for non-employee directors are determined by the Non-Employee Director Equity Compensation Policy, and issued pursuant to our 2014 Equity Incentive Award Plan. Non-employee directors may elect to defer their cash retainers to deferred share units. In 2019, six non-employee directors elected to defer their cash retainers to deferred share units.

The Board believes that equity ownership in the Company by our non-employee directors is important. The annual director compensation program adopted by the Board provides that part of the annual compensation for services of the Company’s non-employee directors is an annual grant of equity awards. Each director is required to achieve and maintain ownership of common shares with an aggregate value equal to five times the annual board retainer beginning five years from the date of his or her election or appointment to the Board, unless such requirement is waived by the Board for specific circumstances. Unvested equity awards do not count towards the holding requirement. Deferred share units and common shares held indirectly but beneficially owned by the director (e.g. common shares held by spouse or a family trust) count towards the holding requirement.

Our bye-laws provide that the Company shall indemnify its officers and directors in respect of their actions and omissions, except in cases of fraud or dishonesty, and that the Company shall advance funds to its officers and directors for expenses incurred in their defense on the condition that they will repay the funds if any allegation of fraud or dishonesty is proved. In addition, the Company has entered into agreements with its officers and directors to indemnify them against such expenses and liabilities to the fullest extent permitted by law.

We also have purchased and maintain a directors’ and officers’ liability insurance policy for the benefit of any officer or director in respect of any loss or liability attaching to him or her in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director.

Director Compensation During 2019

The following table sets forth information concerning the compensation of each of our non-employee directors during the 2019 fiscal year, which began December 1, 2018 and ended November 30, 2019. Non-employee directors did not receive any stock options, non-equity incentive plan compensation, or any other compensation that is not otherwise disclosed in the table below. Non-employee directors do not participate in defined benefit and actuarial pension plans or nonqualified defined contribution plans. In addition, non-employee directors may choose to defer receipt of the shares underlying the restricted share units (i) until ten (10) days after their termination of service in the case of the annual equity award and (ii) until ten (10) days after their termination of service or three years after the year in which the compensation was earned in the case of the cash retainers.

Non-Employee Director Compensation During 2019

	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)

John Browne	90,000	179,981	269,981
Dinyar S. Devitre	120,000	179,981	299,981
Ruann F. Ernst	90,000	179,981	269,981
William E. Ford III	120,000	179,981	299,981
Nicoletta Giadrossi	90,000	179,981	269,981
Balakrishnan S. Iyer(3)	32,720	59,986	92,706
Robert P. Kelly	140,000	179,981	319,981
Deborah Doyle McWhinney	95,000	179,981	274,981
Jean-Paul L. Montupet	107,500	179,981	287,481
Deborah K. Orida(4)	—	—	—
Richard W. Roedel	115,000	179,981	294,981
James A. Rosenthal	90,000	179,981	269,981

(1)

Includes the value of deferred share units granted to each of Messrs. Devitre, Ford, Kelly, Montupet, Roedel and Rosenthal in lieu of cash fees. For each of the non-employee directors, except for Mr. Rosenthal, the deferred share units will be distributed in IHS Markit common shares ten (10) days after the director’s service terminates. In the case of Mr. Rosenthal, the deferred share units will be distributed three years after the year in which they were earned with the delivery date being the day of the annual meeting of shareholders.

(2)

The valuation of the share awards is the grant date fair value computed in accordance with FASB ASC Topic 718. Any estimated forfeitures are excluded from values reported in this table. For a discussion of the assumptions made in valuing these awards and a description of how we factor forfeitures into our overall equity compensation expense, refer to “Note 12—Stock-based Compensation” to our audited financial statements contained in the Annual Report.

(3)

Mr. Iyer retired from our Board on April 11, 2019. Fees paid in cash during 2019 are from December 1, 2018 to April 11, 2019 and the share award is from December 1, 2018 to March 31, 2019. Mr. Iyer did not receive an annual share award in April 2019.

(4)

Ms. Orida joined our Board on October 17, 2019. Ms. Orida has agreed to waive all compensation (including any retainer fees, cash and equity awards) to which she would be entitled as a non-employee director of the Board under any compensation policy or program currently in effect or adopted by the Board in the future, other than reimbursement for reasonable expenses incurred in connection with her service on the Board. This waiver of compensation is consistent with the terms of the director nomination agreement between the Company and CPPIB. See “Corporate Governance And Board Of Directors—Organization of the Board of Directors—Director Nomination Agreement” for more information.

The following table sets forth information concerning the outstanding share awards held by each non-employee director on November 30, 2019:

Outstanding Share Awards at End of Fiscal Year 2019

	Deferred Share Units (#)(1)	Unvested Restricted Share Units (#)(2)	Total Share Awards Outstanding at Fiscal Year End (#)

John Browne	—	3,272	3,272
Dinyar S. Devitre	16,377	3,272	19,649
Ruann F. Ernst	54,953	3,272	58,225
William E. Ford III	16,552	3,272	19,824
Nicoletta Giadrossi	—	3,272	3,272
Balakrishnan S. Iyer(3)	—	—	—
Robert P. Kelly	19,420	3,272	22,692
Deborah Doyle McWhinney	16,767	3,272	20,039
Jean-Paul L. Montupet	42,368	3,272	45,640
Deborah K. Orida(4)	—	—	—
Richard W. Roedel(5)	146,482	3,272	149,754
James A. Rosenthal	8,743	3,272	12,015

(1)

Represents (a) deferred share units acquired in lieu of receiving cash retainers and will be delivered in IHS Markit common shares ten (10) days after termination of service, and (b) vested annual equity awards that have not yet been released because the director deferred receipt until after termination of service. For each of the non-employee directors, except for Mr. Rosenthal, the deferred share units will be distributed in IHS Markit common shares ten (10) days after the director’s service terminates. In the case of Mr. Rosenthal, the deferred share units will be distributed three years after the year in which they were earned with the delivery date being the day of the annual meeting of shareholders.

(2)

Represents unvested restricted share units held by the non-employee directors at fiscal year-end. Each non-employee director, except Ms. Orida, received 3,272 unvested restricted share units on April 11, 2019 that will vest on April 11, 2020.

(3)	Mr. Iyer retired from our Board on April 11, 2019 and did not have any outstanding share awards at the end of fiscal year 2019.

(4)

Ms. Orida has agreed to waive all equity awards to which she would be entitled as a non-employee director of the Board under any compensation policy or program currently in effect or adopted by the Board in the future. The Board has waived the director share ownership requirements set forth in the Company’s corporate governance guidelines with respect to Ms. Orida.

(5)	Mr. Roedel has gifted all of his equity awards to his spouse.

PROPOSAL 2. ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

At the 2017 annual general meeting of shareholders, we conducted an advisory, non-binding vote regarding the frequency with which we would seek approval of the compensation of our named executive officers. At such meeting, shareholders expressed their preference for an annual vote on executive compensation on an advisory, non-binding basis and, consistent with this preference, the Board determined that we will conduct such a vote on an annual basis.

Accordingly, we are providing our shareholders with the opportunity to vote, on an advisory, non-binding basis, on the compensation of our named executive officers (sometimes referred to herein as “NEOs”) for 2019, as disclosed in this Proxy Statement, including the “Compensation Discussion and Analysis,” the compensation tables, and related material.

Our executive compensation program for 2019 is geared towards driving long-term, sustainable business performance. It was governed by the following key tenets:

●	It is fully consistent with our business objectives and strategy.

●	It drives accountability and transparency and aligns executive compensation with shareholder interests.

●	It supports our mission, objectives and strategy.

●	Its philosophy is designed to attract, retain and motivate top talent.

●	It is globally consistent and locally competitive.

●	Its short-term incentives are aligned to key business objectives appropriate to colleague role and business segment.

●	Its long-term incentives align colleague and shareholder interests and promote shareholder return.

●	It creates a pay-for-performance culture that is incentivized to achieve business performance that will sustain growth across the Company.

●	It takes into account both affordability and our risk appetite, ensuring that our incentive plans do not encourage any undue risk taking, while striving to avoid any undue complexity.

●	It strengthens alignment with shareholders, through significant share ownership guidelines that apply to both executive officers and directors.

The Human Resources Committee continually reviews the compensation programs for our NEOs to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices.

We are asking our shareholders to indicate their support for our NEO compensation program and practices as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, and practices described in this Proxy Statement.

We are asking our shareholders to approve the compensation program and practices of our NEOs as described in this Proxy Statement.

Vote Required and Recommendation

The say-on-pay vote is advisory and therefore not binding on the Company, the Human Resources Committee, or the Board. The Board and the Human Resources Committee value the opinions of our shareholders and, to the extent there is a significant vote against the named executive officer compensation policies and practices as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and the Human Resources Committee will evaluate whether any actions are necessary to address those concerns.

Unless you instruct us to the contrary, proxies will be voted “FOR” this Proposal 2 regarding named executive officer compensation policies and practices, as described in the “Compensation Discussion and Analysis,” and the other related tables and disclosures in this Proxy Statement.

With respect to Proposal 2, you may instruct to vote “FOR” or “AGAINST,” or “ABSTAIN” from voting on, such proposal. If you “abstain” from voting, your vote is not considered a vote cast and will have no effect for such proposal. If you do not provide your broker or other nominee with instructions on how to vote your shares with respect to Proposal 2, your broker or nominee will not be entitled to cast votes and a “broker non-vote” on Proposal 2 will result. Broker non-votes are not considered votes cast and will have no effect on the vote for this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

APPROVAL OF THE COMPENSATION OF THE COMPANY’S

NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT

REPORT OF THE HUMAN RESOURCES COMMITTEE

The Human Resources Committee of the Board of Directors has reviewed and discussed with Company management the Compensation Discussion and Analysis section of this Proxy Statement.

Based on such review and discussion, the Human Resources Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by the members of the Human Resources Committee of the Board of Directors:

Mr. William E. Ford, Chair

John Browne (The Lord Browne of Madingley)

Mr. Robert P. Kelly

Mr. Jean-Paul L. Montupet

Ms. Deborah Orida

Mr. James A. Rosenthal

The foregoing report of the Human Resources Committee does not constitute “soliciting material” and shall not be deemed filed or incorporated by reference into any other filing by IHS Markit under the Securities Act or the Exchange Act.

COMPENSATION DISCUSSION AND ANALYSIS

On behalf of the Human Resources Committee (the “HR Committee”) of the Board, I am pleased to present the Compensation Discussion & Analysis (the “CD&A”) for the Company’s fiscal year ended November 30, 2019 and certain elements of the 2020 compensation program for our named executive officers.

The CD&A reviews the Company’s business performance for the year and the annual compensation of our named executive officers for achieving those performance levels. The key decisions made by the HR Committee over the year are also discussed and we highlight changes to the executive pay structure in response to feedback received from our institutional shareholders.

William E. Ford III

Chair of the Human Resources Committee

Shareholder Considerations at a Glance

1. Business performance for 2019

6% Organic Revenue Increase	(7%) Net Income Decrease	14% Adjusted EBITDA Increase	(8%) GAAP EPS Decrease	15% Adjusted EPS Increase

●	Continued efforts to best serve our customers with an increased focus on innovative offerings and enhancements.

●	Continued investment in our people, with significant time and effort on best practices with respect to employee engagement and diversity and inclusion.

2. Compensation framework designed to drive performance

●	Shareholder aligned compensation philosophy and responsible use of equity for employee compensation.

●

In response to the 98 percent support of our 2018 Say-on-Pay advisory vote and positive shareholder feedback, the HR Committee maintained the key features of our compensation program and is committed to limiting our annual equity award dilution for 2020 to a maximum annual run rate of 0.80 percent of total common shares outstanding, which is less than previous years and in line with our longer-term target of 1.00 percent or less.

●	Strong equity ownership policy and retention requirements.

3. Strong alignment between performance and compensation

Overview

The CD&A reviews the Company’s business performance for the year and the annual compensation of our named executive officers for achieving those performance levels.

It also provides an overview and analysis of our compensation program and policies, material compensation decisions made during 2019 under those programs and policies, the material factors considered in making those decisions, as well as certain elements of our 2020 compensation program.

In 2019, we have continued to deliver robust results to create strong value for shareholders. Our share price increased from $53.37 per share on November 30, 2018 to $72.65 per share on November 29, 2019, the last trading day of our fiscal year, delivering strong 2019 shareholder return of approximately 36 percent, as discussed further under “—Financial Performance and Compensation in 2019.”

The Company’s compensation programs are objective and performance-based, and the Company has adopted compensation practices that minimize material risk to shareholders.

Our executive officers have a compensation program that includes (a) a competitive base salary, (b) an annual cash incentive tied to pre-established annual financial objectives, and (c) long-term equity incentives tied to pre-established long-term financial objectives aimed to motivate and retain executives while driving the long-term performance of the Company.

Financial Performance and Compensation in 2019

How Did We Perform?

Table 1. Financial Performance

	2019	2018	% Change

Revenue (in millions except %)	$4,414.6	$4,009.2	10%
Organic Revenue (Growth %)	6%	6%	—
Net income attributable to IHS Markit(1) (in millions except %)	$502.7	$542.3	(7%)
Adjusted EBITDA (in millions except %)	$1,778.9	$1,564.9	14%
Cash flow from operations (in millions except %)	$1,251.3	$1,289.5	(3%)
Free cash flow(2) (in millions except %)	$973.2	$1,066.8	(9%)
GAAP EPS	$1.23	$1.33	(8%)
Adjusted EPS	$2.63	$2.29	15%
Share price (November 29, 2019 and November 30, 2018)	$72.65	$53.37	36%

(1)

Net income attributable to IHS Markit for the year ended November 30, 2019 includes a one-time tax expense of approximately $150 million associated with U.S. Treasury regulations related to U.S. tax reform retroactive to 2018. Net income attributable to IHS Markit for the year ended November 30, 2018 includes a one-time tax benefit of approximately $141 million associated with U.S. tax reform.

(2)

Free cash flow for the year ended November 30, 2019 was impacted by additional tax payments of approximately $125 million related to one-time tax payment associated with U.S. Treasury regulations related to U.S. tax reform and a tax payment on sale of the TMT assets.

We had a good year in 2019, achieving solid financial, operational and strategic results.

We achieved 6 percent organic revenue growth, expanded Adjusted EBITDA margin, and achieved mid-teens Adjusted EPS growth. We delivered solid financial results across each of our business segments in 2019. We also enhanced our product suite organically, completed the integration of

Ipreo, entered into a business exchange with Informa and completed the divestiture of our Aerospace & Defense business line (which was completed in early 2020), which puts us in a strong position entering 2020.

We have made continued strides against our strategic initiatives focusing on technology and products, our customers, and our people, which will help us continue to deliver against our longer-term financial objectives. We have also made significant progress in leveraging our advanced analytics capabilities across our core data assets to assist our customers in their decision-making, including improved asset valuations and new benchmarking services across our segments.

Throughout this CD&A, we refer to Adjusted EBITDA, Adjusted EPS and free cash flow. These are non-GAAP financial measures used to supplement our financial statements which are based on U.S. Generally Accepted Accounting Principles (“GAAP”). For a definition and discussion of these measures, see “—Definitions of Non-GAAP Financial Measures.” We also refer to Revenue, which is a GAAP financial measure. Unless otherwise stated or the context requires, all references to Revenue refer to corporate Revenue.

How Is Executive Officer Compensation Linked to Company Performance?

The chart below shows the Company’s annual Total Shareholder Return (“TSR”) performance against the S&P 500 Index since our initial public offering on June 19, 2014. The S&P 500 Index is the most appropriate index against which TSR should be measured, as it is widely used and understood, and IHS Markit is a constituent part of the index.

As shown below, our TSR since our initial public offering was 52 percent higher than the S&P 500 Index during the same period. A $100 investment made on June 19, 2014 in our common shares would have been worth approximately $272 as of November 30, 2019, whereas the same investment in the S&P 500 Index would have been worth approximately $179.

TSR represents the cumulative share price appreciation plus reinvestment of dividends on the ex-dividend date. Because Markit became the public combined group holding company and was considered the legal acquirer in the Merger, these shareholder return calculations are based on the beginning value of Markit common shares pre-Merger and IHS Markit common shares following the Merger.

For 2019, our TSR grew 36 percent, which was 17 percent higher than the S&P 500 Index. A $100 investment made on December 1, 2018 in our common shares would have been worth approximately $136 as of November 30, 2019, whereas the same investment in the S&P 500 Index would have been worth approximately $116.

Leadership Structure

Significant management focus on organic growth, business efficiencies, margin contribution, sustainability, and culture.

Our executive officers have continued to deliver good operating and financial performance in their respective businesses. In April 2018, based on the post-integration positions and responsibilities of the senior leadership team, the Board, upon the recommendation of the Nominating and Governance Committee, reviewed the Company’s executive officers and designated the Chairman and CEO, Chief Financial Officer, President of Resources Transportation & CMS, President of Financial Services, and Chief Administrative Officer and General Counsel as executive officers of the Company. The leadership team remained unchanged in 2019 for the purpose of this CD&A.

This CD&A describes IHS Markit’s executive compensation program for 2019, as well as certain elements of the 2020 compensation program for our named executive officers (“NEOs”).

As of November 30, 2019, the Company’s named executive officers were:

Name	Title

Lance Uggla	Chairman and CEO
Todd Hyatt	Executive Vice President and Chief Financial Officer (“CFO”)
Jonathan Gear	Executive Vice President, President of Resources, Transportation & CMS
Adam Kansler	Executive Vice President, President of Financial Services
Sari Granat	Executive Vice President, Chief Administrative Officer & General Counsel

Effective December 1, 2019, the Board designated the newly promoted Executive Vice President, Resources and Executive Vice President, Transportation as executive officers of the Company based on their new responsibilities. Effective February 1, 2020, Mr. Gear, our President of Resources, Transportation & CMS, became our Chief Financial Officer when Mr. Hyatt stepped down from that position. Further information about our current executive officers can be found in the Annual Report under “Item 1. Business—Information About Our Executive Officers”.

Shareholder Engagement on Compensation Practices

Commitment to active engagement with our shareholders.

Engagement with our shareholders has always been a significant priority for us, and we invest focused time and resources speaking with shareholders about our corporate governance and executive compensation practices. We have also considered the results of the advisory, non-binding vote on the compensation of our NEOs at our 2019 annual general meeting of shareholders, which shareholders approved by 98 percent of the votes cast.

To ensure a continued alignment with our shareholders, we have made a number of changes to our compensation governance practices and disclosure in 2019.

●

We have had discussions with certain shareholders about annual equity award dilution and we are actively managing our annual share run rate usage. We have decreased our annual equity award dilution from an annual run rate of 1.25 percent of total common shares outstanding in 2017, and for 2020 we are committed to limiting our annual equity award dilution to a maximum annual run rate of 0.80 percent of total common shares outstanding, which is less than previous years and in line with our longer-term target of 1.00 percent or less. Our run rate includes the outperformance impact of any performance share unit payouts.

●	We have revised our equity award agreements to introduce non-competition and non-solicitation covenants and a clawback upon breach of certain restrictive covenants.

For more information on changes we made to our governance practices and disclosure in response to our shareholder engagement, please see “Corporate Governance and Board of Directors—Shareholder Engagement.”

Compensation Governance Practices

The HR Committee places substantial importance on aligning executive compensation programs with shareholder interest and strong governance policies and practices.

IHS Markit is committed to governance policies and practices that are designed to ensure effective oversight of our executive compensation programs while driving performance and aligning management’s interests with that of our shareholders.

Compensation Governance Highlights

WHAT WE DO...	WHAT WE DO NOT DO...

✓  Pay-For-Performance

✓  Share Ownership Policy

✓  Hedging and Pledging Policy

✓  Incentive Compensation Recoupment (Clawback) Policy

✓  Engagement with Shareholders

✓  Limit on Equity Dilution

✓  Restrictive Covenants

✓  Equity Retirement Policy

✓  Independent Compensation Committee

✓  Independent Compensation Consultant

×  Provide Excess Perquisites

×  Provide Excise Tax Gross-ups

×  Shareholder Rights Agreement (poison pill)

×  Single Trigger on Equity Awards

×  Re-pricing of Options or Stock Appreciation Rights without Shareholder Approval

×  Re-pricing of Underwater Options and Cash Buyouts without Shareholder Approval

×  Ongoing Service-Based Pension Benefit Accruals

Compensation Governance Practices
Governance Practice	Description
Pay-For-Performance

We aim to motivate and reward the achievement of specific annual and long-term financial objectives linked to our business strategy.

A majority of total compensation for our executive officers is delivered in performance-based components through annual and long-term incentives that are linked to financial objectives of the Company.

The HR Committee sets appropriate performance targets at the beginning of each fiscal year. At the end of the fiscal year, the HR Committee determines the extent to which these targets have been satisfied, based on audited results, and approves the level of annual cash incentives to be paid based on the incentive program established at the beginning of the year.

For our Chairman and CEO, 100 percent of his long-term equity-based incentives are in the form of restricted share units with performance-based vesting (“performance share units” or “PSUs”).

Compensation Governance Practices

Governance Practice	Description

For other executive officers, 50 percent are in the form of PSUs and 50 percent of their long-term equity-based incentives are in the form of restricted share units with time-based vesting (“restricted share units” or “RSUs”).

For long-term equity-based incentives in the form of PSUs, we ensure metrics are aligned with our external financial commitments to incentivize performance. These metrics are aligned with shareholder interests through the delivery of common shares and long-term time horizons.

Share Ownership Policy

We believe that it is important that executive officers build up a significant holding in our common shares to align their interests with those of shareholders. The HR Committee has adopted a share ownership policy for the Company’s executive officers. Executive officers are required to hold equity in the Company with an aggregate value equal to a multiple of base salary.

Share Ownership Requirement

	Chairman and CEO	Six (6) times annual base salary
	Other NEOs	Three (3) times annual base salary

Unvested awards and unexercised options do not count towards the holding requirement although they are reviewed to ensure the executive officers have adequate opportunity to meet the ownership requirement under the policy. Common shares held indirectly but beneficially owned by the executive officers (e.g., common shares held by spouse or a family trust) count towards the holding requirement under the policy. Executive officers have five years from their appointment as an executive officer to achieve their required holdings.

Hedging and Pledging Policy

Our hedging policy applies to directors, executive officers and employees and prohibits them from entering into any hedging or derivative transactions that are designed to hedge or offset any decrease in the market value of IHS Markit equity securities, or speculate on any change in the market value of IHS Markit equity securities. Stock options granted to employees are not covered by the prohibition.

Our pledging policy applies to directors and senior executives (including executive officers) and prohibits them from purchasing IHS Markit securities on margin or holding IHS Markit securities in a margin account or otherwise pledging IHS Markit securities as collateral for a loan without the prior approval of the Nominating and Governance Committee of the Board. Requests are evaluated on a case-by-case basis and have been granted in limited circumstances after giving consideration to the number

Compensation Governance Practices

Governance Practice	Description

of IHS Markit securities to be purchased on margin or otherwise pledged as a percentage of total shares held and total shares outstanding. In 2019, the Nominating and Governance Committee approved a pledge by our Chairman and CEO of 150,982 common shares as collateral to secure certain personal indebtedness.

Incentive Compensation Recoupment (Clawback) Policy

We may require the return, repayment or forfeiture of any annual or long-term incentive compensation payment or award, whether in the form of cash or equity, made or granted to any current or former executive officer during the three-year period preceding a triggering event as defined in our policy on recovery of incentive compensation. Under these provisions, the HR Committee may apply clawback or malus adjustment in circumstances which have: (a) resulted in a level of vesting or payment that is higher than would have been otherwise, due to a material misstatement of IHS Markit’s financial results or (b) led to a material financial or reputational loss for IHS Markit due to serious individual misconduct.

In 2019, we updated our equity award agreements for all equity participants to better align our practices to those of other companies in similar competitive industries, including giving us the right to recoup the value of the award if an award recipient violates specified confidentiality, non-competition or non-solicitation provisions.

Engagement with Shareholders

We engage actively with our major shareholders throughout the year regarding executive compensation and corporate governance matters. Please see “—Shareholder Engagement on Compensation Practices” and “Corporate Governance and Board of Directors—Shareholder Engagement.”

Limit on Equity Dilution

We made a commitment to shareholders to limit our annual equity award dilution and we intend to continue to manage our equity award share usage. For 2020, we are committed to limiting our annual equity award dilution to a maximum annual run rate of 0.80 percent of total common shares outstanding, which is less than previous years and in line with our longer-term target of 1.00 percent or less. Our run rate includes the outperformance impact of performance share unit payouts.

Restrictive Covenants	We condition grants of equity incentive awards on execution of a non-solicitation, non-competition and non-disclosure agreement.
Equity Retirement Policy	We sponsor an Equity Retirement Policy to ensure that equity vesting upon retirement is fair and consistent across all executive officers and employees.

Compensation Governance Practices

Governance Practice	Description
Independent Compensation Committee	All members of the HR Committee are independent in accordance with NYSE listing requirements, SEC rules, our Corporate Governance Guidelines and the HR Committee charter.
Independent Compensation Consultant

The HR Committee has retained Pay Governance LLC (“Pay Governance”) as an independent compensation consultant. Pay Governance performs no other services for the Company and has no conflicts of interest. Pay Governance regularly provides full disclosure to the HR Committee about the consultant independence factors considered by the SEC as well as Pay Governance’s independence policy.

No Excess Perquisites	We do not provide excess perquisites to NEOs.
No Excise Tax Gross-ups	No NEO has any excise tax gross-up protection.
No Shareholder Rights Agreement	We do not currently have a shareholder rights agreement, commonly referred to as a “poison pill.”
No Single Trigger on Equity Awards	Since 2017, we have unified equity award terms so that awards will not automatically vest solely in the event of a change in control of the Company without an associated termination of employment.
No Re-pricing of Options or Stock Appreciation Rights without Shareholder Approval	The repricing of options or stock appreciation rights are only allowed with shareholder approval.
No Re-pricing of Underwater Options and Cash Buyouts without Shareholder Approval	The repricing of underwater options and cash buyouts are only allowed with shareholder approval.
No Ongoing Service-Based Pension Benefit Accruals	With the termination of our Retirement Income Plan and Supplemental Income Plan, no NEOs accrue any service-based pension benefits.

2019 Executive Compensation Philosophy

The HR Committee believes the philosophy and design of our executive compensation program is integral in furthering its key tenets, including pay for performance and effective risk management.

Our executive compensation program for 2019 is geared towards driving long-term, sustainable business performance. It was governed by the following key tenets:

●	It is fully consistent with our business objectives and strategy.

●	It drives accountability and transparency and aligns executive compensation with shareholder interests.

●	It supports our mission, objectives and strategy.

●	Its philosophy is designed to attract, retain and motivate top talent.

●	It is globally consistent and locally competitive.

●	Its short-term incentives are aligned to key business objectives appropriate to colleague role and business segment.

●	Its long-term incentives align colleague and shareholder interests and promote shareholder return.

●	It creates a pay-for-performance culture that is incentivized to achieve business performance that will sustain growth across the Company.

●	It takes into account both affordability and our risk appetite, ensuring that our incentive plans do not encourage any undue risk taking, while striving to avoid any undue complexity.

●	It strengthens alignment with shareholders, through significant share ownership guidelines that apply to both executive officers and directors.

With these key tenets, we operationalize the executive compensation program as follows:

●	The program reasonably balances: (a) fixed versus variable pay and (b) short-term versus long-term incentives.

●	All incentive plans have specific, financial-based metrics that directly support our near-term and long-term business objectives.

●	The annual cash incentive performance metrics for executive officers are Revenue and Adjusted EBITDA, with an individual modifier that provides reasonable levels of upside and downside leverage.

●	Long-term incentives are delivered in the form of PSUs and RSUs instead of stock options to manage dilution.

●

PSUs are earned based on three-year cumulative Adjusted EBITDA and three-year cumulative Adjusted EPS growth with a relative TSR modifier that prevents above-target payouts if TSR performance is negative. For a definition and discussion of these measures, see “—Definitions of Non-GAAP Financial Measures.”

●	Both short-term and long-term incentives are subject to (a) threshold levels of performance below which no incentives are paid and (b) performance caps above which no additional incentives are paid.

●	Benefits are provided as part of a competitive and cost-effective overall remuneration package, including a market-aligned retirement program.

2019 Executive Compensation Design and Actions

In 2019, our executive officers had a compensation program that included:

Pay Element	Pay Philosophy	Components	Performance Element
Base Salary

Competitive level of fixed pay to recognize the individual’s role, expertise, experience, and responsibilities

Base salary level takes account of the individual contribution and performance against IHS Markit’s strategy

		Cash-base salary is paid in installments during the year	Evaluated annually Individual performance considered when assessing individual pay level To ensure pay equity, we regularly assess pay against role, scope and responsibilities
Benefits	Provided as part of a competitive and cost-effective overall remuneration package	Medical insurance Life insurance 401(k) plan (or other type of pension scheme for executive officers located outside the U.S.) and matching contributions	The cost of providing such benefits may vary from year to year, reflecting the cost to the business
Annual Cash Incentive

Annual incentive target aimed to motivate and reward the achievement of predetermined annual corporate and individual objectives linked to company strategy

Provides annual recognition of superior operational and financial performance

The HR Committee sets appropriate performance targets at the beginning of each fiscal year

At the end of the fiscal year, the HR Committee determines the extent to which the performance targets have been satisfied based on audited financial results, and approves the level of cash incentive to be paid

Cash payout opportunity of zero (0) percent to 200 percent of target

Threshold performance results in a bonus payout equivalent to a percentage of target, but no bonus is payable for below-threshold performance

Targets are adjusted for foreign exchange and acquisitions

Performance for the annual cash incentive is measured in terms of Revenue and Adjusted EBITDA metrics

Pay Element	Pay Philosophy	Components	Performance Element
Long-Term Equity-Based Incentive

Long-term incentive target aimed to support long-term strategy and alignment with shareholders by tying a significant portion of total pay to long-term Company financial and share price performance

HR Committee ensures sufficient stretch targets are set

No time-based vesting equity awards for the Chairman and CEO

100 percent PSUs for Chairman and CEO 50 percent PSUs and 50 percent RSUs for other NEOs PSU payout opportunity is zero (0) percent to 200 percent of target based on performance

Performance for PSUs is measured in terms of 3-year cumulative Adjusted EBITDA, 3-year cumulative Adjusted EPS and 3-year TSR relative to the S&P 500 Index

We use a TSR modifier to ensure a direct connection between executive officers and shareholders relative to our performance against the S&P 500 Index

Compensation Benchmarking for 2019

The HR Committee makes individual compensation determinations for executive officers based on a number of factors, including the nature and scope of each executive officer’s duties, individual experience and performance, internal pay positioning, and the pay levels for executive officers in similar positions within our peer group of companies. The HR Committee also considers the individual elements of compensation for each executive officer against data from a peer group of companies and S&P 500 Index data. It makes compensation determinations based on total pay opportunities for each executive officer.

In connection with 2019 compensation decisions, the HR Committee reviewed the peer group of companies relative to key competitors across our industry and size factors, such as revenue, Adjusted EBITDA, and market capitalization. The HR Committee decided to maintain the same peer group of 14 intelligence development or financial/analysis processing companies as was used for 2018.

The HR Committee believed this peer group of companies appropriately reflected the companies against which our financial performance was measured and with which we competed for business and executive talent, as it included companies that:

(i)	provided broad industry information and analytics;

(ii)	provided financial services processing solutions;

(iii)	provided managed services and software solutions; and

(iv)

positioned IHS Markit at the 55th percentile of the peer group in terms of market capitalization as of November 30, 2018 and the 40th percentile of the peer group in terms of revenue as of the time the HR Committee reviewed the peer group and based on the latest financial year-end disclosed revenue of the peer group.

As a result, the HR Committee reviewed S&P 500 Index data and data from the following identified peer group of companies to benchmark our compensation competitiveness for 2019.

IHS Markit 2019 Peer Group for Compensation Benchmarking

DXC Technology Company	Equifax Inc.	Fidelity National Information Services Inc.
Fiserv, Inc.	Gartner, Inc.	Informa plc
Moody’s Corporation	MSCI Inc.	Nielsen Holdings plc
RELX PLC	S&P Global, Inc.	Thomson Reuters Corporation
TransUnion	Verisk Analytics, Inc.

Target Setting Process

The performance measures we currently use in our cash incentive and long-term incentive plans are based on our financial performance and individual objectives. Our performance management process, which we use throughout IHS Markit, assesses executive officers against both financial and non-financial objectives. The non-financial objectives focus on colleague and customer engagement and satisfaction, operational excellence and motivation. The executive officers’ performance against their individual objectives ultimately supports our financial performance, so we believe it is appropriate that financial measures remain the key incentive plan measures. These seek to ensure that the executive officers deliver the underlying financial performance of the business, whilst clearly aligning with the interests of shareholders, customers, colleagues and other stakeholders.

For all elements of our incentive programs, we take a number of factors into account when setting targets, including both internal and external expectations. These include analysts’ expectations, peer group earnings estimates, wider economic expectations, the latest internal projections for the current year, the budget, and the strategic plan.

Prior to finalizing the targets, the HR Committee undertakes a rigorous exercise at multiple meetings over the course of the year to review and consider the targets to ensure that they are appropriate in the context of expected performance and provide for a sufficient stretch in our performance. Targets are structured as a sliding scale, with maximum awards only payable for the achievement of significant levels of over-performance.

How do we set the cash incentive targets?

Every year we undertake a rigorous exercise to ensure that our targets are sufficiently stretched. Before finalizing the targets, the HR Committee reviews the targets at three separate HR Committee meetings during the year.

Step 1	Step 2	Step 3

At its October meeting, the HR Committee considers the wider context, and is presented with an early indication of how performance is tracking in the current year.

The HR Committee’s independent compensation consultant is invited to provide the HR Committee with an assessment of the pay environments in the relevant locations for our business, including shareholder expectations.

At its December meeting, the HR Committee has a first look at possible targets for the forthcoming year, taking into account a number of factors including:

●  Our strategic plan and annual budget

●  Analysts’ expectations

●  Wider economic expectations

●  Our peer group’s earnings estimates

At its January meeting, the HR Committee certifies the performance results of the prior year and approves the performance targets for the current year.

The HR Committee considers the prior year performance during its final review and approval of the current year targets.

Total Pay Mix

For 2019, variable compensation represented 91 percent of the direct compensation for the CEO, and 80 percent of the direct compensation on average for the other NEOs.

Base Salary

Base salary provides our NEOs with a predictable level of income that is competitive with our peers.

We made no changes to Mr. Uggla’s and Mr. Hyatt’s base salary in 2019. During 2018, the HR Committee reviewed Mr. Uggla’s and Mr. Hyatt’s base salary against the current peer group of companies and decided to maintain their base salary at $1,200,000 and $601,800, respectively.

With respect to the remaining NEOs, the base salaries of Mr. Kansler, Mr. Gear and Ms. Granat have been increased as follows:

●	Mr. Kansler’s role was expanded during 2018 with the acquisition of Ipreo and a larger Financial Services business segment and he became Executive Vice President, President of Financial

Services. In January 2019, following a review of Mr. Kansler’s expanded role and of peer group data, the HR Committee approved an increase of his base salary by 9 percent from $550,000 to $600,000, effective as of March 1, 2019.

●

Mr. Gear’s role was expanded during 2018 to Executive Vice President, President of Resources, Transportation & CMS. In January 2019, following a review of Mr. Gear’s expanded role and of peer group data, the HR Committee approved an increase of his base salary by 9 percent from $550,000 to $600,000, effective as of March 1, 2019.

●

Ms. Granat’s role and responsibilities were expanded during 2018 to Executive Vice President, Chief Administrative Officer and General Counsel. In January 2019, following a review of Ms. Granat’s expanded role and responsibilities and of peer group data, the HR Committee approved an increase of her base salary from $475,000 to $550,000, effective as of December 1, 2018.

Table 2. NEO 2018 and 2019 Base Salary
	2018 Base Salary (March 1, 2018) ($)	2019 Base Salary (March 1, 2019) ($)
Lance Uggla	1,200,000	1,200,000
Todd Hyatt	601,800	601,800
Jonathan Gear	550,000	600,000
Adam Kansler	550,000	600,000
Sari Granat(1)	475,000	550,000

(1)	Salary increase effective December 1, 2018 for Ms. Granat

Cash Incentive Plan

In 2017, the HR Committee approved a cash incentive plan for executive officers providing target incentive opportunities as a percentage of base salary that could pay out above or below target based on financial performance (with payout ranges from 0 percent to 200 percent of target).

The HR Committee decided to maintain Adjusted EBITDA and Revenue, which have been the financial metrics to determine cash incentive payouts since 2017, as the financial metrics for 2019.

In 2018, the Company’s actual Adjusted EBITDA was $1.565M and actual Revenue was $4.009M. The targets set for Adjusted EBITDA and Revenue for the 2019 cash incentive plan were $1.790M and $4.495M, respectively, in line with the high end of our external shareholder guidance.

The HR Committee adjusted the target Revenue and Adjusted EBITDA metrics to account for the impact of acquisitions and divestitures completed in 2019 and also adjusted the Revenue metric for foreign exchange to measure Revenue on a budgeted currency rate. The adjusted financial metrics and actual 2019 results are set forth in the following table.

Table 3. 2019 Adjusted Cash Incentive Metrics and Actual Results
		Adjusted EBITDA (60%)			Revenue (40%)
Level	Performance as a Percentage of Target	2019 Objectives (in millions)		Payout as a Percentage of Target	2019 Objectives (in millions)		Payout as a Percentage of Target	Total Payout as a Percentage of Target
Maximum	105%		$1,879.5	200%		$4,719.8	200%
Above Target	102.5%		$1,834.8	150%		$4,607.4	150%
Target	100%		$1,790.0	100%		$4,495.0	100%
Actual			$1,778.9	94.4%		$4,414.6	83.1%	90.0%
Threshold	95%		$1,700.5	50%		$4,270.3	50%
Below Threshold	<95%	$	<1,700.5	0%	$	<4,270.3	0%

Given our performance for the year and achievement of the actual results set forth above, the HR Committee approved a total payout as a percentage of target of 90 percent for the NEOs.

The NEOs received actual annual cash incentive plan bonus payouts for 2019 as follows:

Table 4. NEO 2019 Cash Incentive
	2019 Cash Incentive Target as a Percentage of Base Salary	2019 Cash Incentive Target ($)	2019 Cash Incentive Payout as a Percentage of Target	2019 Cash Incentive Actual ($)
Lance Uggla	160%	1,920,000	90%	1,728,000
Todd Hyatt	75%	451,350	90%	406,215
Jonathan Gear	75%	450,000	90%	405,000
Adam Kansler	75%	450,000	90%	405,000
Sari Granat	75%	412,500	90%	371,250

Long-Term Incentive Awards

Long-term equity incentive awards are a key part of our compensation structure in order to align employee and shareholder interests and promote shareholder return. Equity incentives for the NEOs are in the form of PSUs and RSUs.

Target Setting Process for PSUs

2017 PSUs (2017–2019 performance period)

In 2017, the HR Committee approved the grant of PSUs to align compensation for the NEOs to the Company’s post-Merger shareholder commitment to deliver double-digit Adjusted EPS growth over the three-year performance period beginning December 1, 2016 and ending November 30, 2019 (the “2017 PSUs”). The plan design for the 2017 PSUs:

●

Used cumulative Adjusted EPS over the performance period as the sole financial performance objective, with a payout range of 0 percent to 167 percent of target. This financial performance objective provided clear line of sight to equivalent post-Merger performance and contemplated full use of the Company’s capital structure taking into account the Company’s external share buyback commitment.

●

Further enhanced the link of the 2017 PSUs to shareholder return by adjusting the payout with a modifier based on the Company’s relative TSR performance against the S&P 500 Index, with a modifier range of 80 percent to 120 percent.

●	Provided a final payout range from 0 percent-200 percent of the target PSUs granted.

2018 PSUs (2018–2020 performance period)

In 2018, the HR Committee modified the plan design for the grant of PSUs to NEOs for the three-year performance period beginning December 1, 2017 and ending November 30, 2020 (the “2018 PSUs”). The plan design for the 2018 PSUs remained the same as for the 2017 PSUs except it:

●

Expanded the financial performance objectives to include cumulative Adjusted EBITDA over the performance period in addition to cumulative Adjusted EPS over the performance period, with an equal weighting given to each. These financial performance objectives captured the Company’s external commitment regarding Adjusted EBITDA margin expansion as well as continued commitment for double-digit Adjusted EPS growth over the performance period.

2019 PSUs (2019–2021 performance period)

In 2019, the HR Committee further modified the plan design for the grant of PSUs to NEOs for the three-year performance period beginning December 1, 2018 and ending November 30, 2021 (the “2019 PSUs”). The plan design for the 2019 PSUs remained the same as for the 2018 PSUs except it:

●

Increased the link of the 2019 PSUs to shareholder return by adjusting the modifier range based on the Company’s relative TSR performance against the S&P 500 Index up to 140 percent to increase the impact of positive performance against the market.

●	Included an adjustment mechanism to the Adjusted EBITDA performance objectives for the impact of acquisitions and divestitures above a certain dollar threshold.

Please see “—Long-Term Incentive Awards Granted in 2019” for more information on the 2019 PSUs.

Payout of 2017 PSUs

In January 2020, the HR Committee approved the financial performance results for the performance period relating to the 2017 PSUs. Over the 2017–2019 performance period, the Company achieved 3-year cumulative Adjusted EPS of $6.99, growing Adjusted EPS from $1.80 for 2016 to $2.63 for 2019, an average annual growth rate of 13.5 percent for the performance period. The annual Adjusted EPS during the performance period was $2.07 for 2017, $2.29 for 2018, and $2.63 for 2019. This Adjusted EPS performance represented 160.3 percent of target Adjusted EPS payout, and a TSR rank of the 85th percentile relative to the S&P 500, which represented a payout modifier of 120.0 percent. This resulted in total payout for the 2017 PSUs of 192.4 percent of target (160.3 percent x 120.0 percent).

The table below details the performance measures, targets and the certified performance achievement as a percentage of target for the 2017 PSUs. The payout for performance between percentages is interpolated on a straight-line basis and performance below threshold results in a 0 percent payout. The HR Committee did not apply any discretion to adjust the final performance achievement for the 2017 PSUs.

Table 5. 2017 - 2019 PSU Performance Measure Achievement

	3-Yr Cumulative Adj. EPS	Payout as a Percent of Target	3-Yr Relative TSR		PSU Award Payout as a Percent of Target
2017 - 2019 Performance			Percentile Rank	Multiple of Award
Actual	$6.99	160.3%	85th Percentile	1.20	192.4%

Maximum	$7.07	167%	75th Percentile	1.20
Above Target	$6.69	135%	65th Percentile	1.10
Target	$6.44	100%	50th Percentile	1.00
Minimum	$6.21	50%	35th Percentile	0.80

As a result of the level of performance that was achieved, the number of common shares that vested in February 2020 for each NEO relative to the target number of common shares granted with the 2017 PSUs is reflected in the table below:

Table 6. NEO 2017 - 2019 PSU Payout

	# of PSUs Granted at Target Level (#)	Actual Payout	Actual # of Shares Vested on February 1, 2020 (#)	Value at February 1, 2020 Closing Share Price of $78.86 ($)(1)
Lance Uggla	152,091	192.4%	292,623	23,076,250
Todd Hyatt	25,348	192.4%	48,770	3,846,002
Jonathan Gear	51,509	192.4%	99,104	7,815,341
Adam Kansler	54,817	192.4%	105,468	8,317,206
Sari Granat	9,505	192.4%	18,288	1,442,192

(1)

Equity values are calculated in accordance with FASB ASC Topic 718; consistent with the disclosure of the 2017 PSUs in “Table 2. 2019 Grants of Plan-Based Awards” under “Executive Compensation Tables—2019 Grants of Plan-Based Awards.”

Long-Term Incentive Awards Granted in 2019

In 2019, all employees were eligible to receive equity awards as part of their total compensation. Participants receive an annual award of conditional share units. Equity incentives for the NEOs are in the form of PSUs and RSUs for 2019. The PSUs cliff-vest after three years and pay out based upon performance against cumulative three-year financial objectives. The RSUs vest ratably over three years. We believe that our current three-year vesting period strikes an appropriate balance between incentivizing long-term strategic thinking and retaining key senior talent.

The HR Committee determined that for 2019 the Chairman and CEO, who has significant control and impact on long-term value creation, would be awarded long-term incentive awards in the form of 100 percent PSUs. The HR Committee determined that for 2019 the other NEOs (other than the Chairman and CEO), who have responsibility for long-term value creation but also shorter-term results and the execution of strategy, would be awarded long-term incentive awards in a ratio of 50 percent PSUs and 50 percent RSUs.

Table 7 sets forth the long-term incentive awards granted by the HR Committee to the NEOs in 2019 as part of their annual performance compensation. The number of long-term incentive awards granted in 2019 was calculated using the average closing price for the ten (10) trading days up to and including November 30, 2018. The awards were actually granted on February 1, 2019 with a grant date share price of $51.77.

Table 7. NEO 2019 Long-Term Incentive Awards
Name	PSUs at Target (#)(1)	PSUs at Threshold (40%) ($)	PSUs at Target (100%) ($)	PSUs at Maximum (200%) ($)	RSU (#)	RSU Grant Date Value ($)
Lance Uggla(2)	194,590	4,029,570	10,073,924	20,147,849	—	—
Todd Hyatt	25,509	528,240	1,320,601	2,641,202	25,509	1,320,601
Jonathan Gear	18,364	380,282	950,704	1,901,409	18,364	950,704
Adam Kansler	16,905	350,069	875,172	1,750,344	16,905	875,172
Sari Granat	14,594	302,213	755,531	1,511,063	14,594	755,531

(1)	Performance for 2019 PSUs will be measured based on the 3-year cumulative Adjusted EBITDA, 3-year cumulative Adjusted EPS and 3-year TSR relative to the S&P 500 Index.

(2)

Mr. Uggla’s annual target stock award grant was increased from $8,000,000 in 2018 to approximately $10,000,000 in 2019 to enhance the competitiveness of his total pay opportunity and a continued link to performance.

Table 8 sets out the performance and payout schedule for 2019 PSUs.

Table 8. Performance Measures for 2019 PSUs
2019 - 2021 Performance	3-Yr Cumulative Adj. EBITDA Payout as Percent of Target	3-Yr Cumulative Adj. EPS Payout as a Percent of Target	3-Yr Relative TSR Multiple of Award	PSU Award as a Percent of Target
	50% Weighting	50% Weighting	Multiplier
(a) Minimum	0%	0%		0%
(b) Threshold	50%	50%	0.8	40%
(c) Target	100%	100%	1.0	100%
(d) Maximum	167%	167%	1.4	200%

Certain material terms of the 2019 long-term equity awards are summarized below.

Overview of Material Terms for 2019 PSUs

●

PSUs provide participants with long-term variable compensation that has a metrics-based outcome, using both absolute and relative performance objectives. The ultimate value of the payout on PSUs is tied to the Company’s performance through both a metrics-based outcome and relative share price. PSUs granted to NEOs in 2019 will be paid at 0 percent to 200 percent of the initial target award based on cumulative Adjusted EBITDA and cumulative Adjusted EPS metrics, with a relative TSR multiple, over the 2019 to 2021 performance period.

●

PSUs are eligible to receive dividend equivalents equal to the dividends the PSU holder would have received if they had been the actual record owner of the underlying common shares on each dividend record date. The dividend equivalents are subject to the same vesting terms as the underlying PSUs. The holder of the PSUs will be credited with any cash dividends, without earnings, payable on the number of common shares that vest based on the Company’s actual achievement of the performance objectives.

●	The HR Committee will make adjustments to Adjusted EBITDA performance targets for the impact of acquisitions and divestitures above a certain dollar threshold. Further, if the HR Committee determines it is necessary or appropriate to maintain the intended economics of PSUs, the HR Committee may make adjustments as it deems equitable for unforeseen changes to the macroeconomic business environment, unanticipated regulatory change or changes in GAAP or the application thereof that materially affects the performance objectives.

Overview of Material Terms for 2019 RSUs

●	RSUs provide participants with annual equity-based incentives. The value of RSUs is tied to the Company’s performance through our share price.

●	The common shares underlying RSUs are generally vested and delivered in three equal installments on the first, second and third anniversaries of the grant date.

●

RSUs are eligible to receive dividend equivalents equal to the dividends the RSU holder would have received if they had been the actual record owner of the underlying common shares on each dividend record date. The dividend equivalents are subject to the same vesting terms as the underlying RSUs. The holder of the RSUs will be credited with any cash dividends, without earnings, payable on the number of common shares that vest.

Benefits and Perquisites

The Company provided its NEOs with life and medical insurance, and other benefits generally available to all colleagues. IHS Markit sponsors a qualified defined contribution plan (401(k) plan for U.S. colleagues) that provides matches to employee contributions. The Company also offered U.S. colleagues an opportunity to participate in a voluntary deferred compensation program through which they could defer a portion of their annual cash compensation. The deferred compensation program was terminated effective November 15, 2017 and final payments were made on February 15, 2019.

The Company believes that perquisites should be kept to a minimum. No NEO other than Mr. Hyatt received perquisites that exceeded the $10,000 disclosure threshold.

2020 Executive Compensation Design

The HR Committee continues to believe that, in order to achieve our overarching objective of enhancing stakeholder value while promoting the safety and soundness of our Company, it is important to continue to tie compensation to ongoing performance metrics where appropriate.

In 2020, our executive officers will continue to have a strong target-based compensation program that includes: a competitive base salary, an annual cash incentive award target that is tied to pre-established financial objectives and a long-term equity incentive award target that is also tied to pre-established financial objectives.

The objectives of both the annual cash incentive and long-term incentive awards are to reward, motivate and retain executive officers while driving the long-term performance of the Company. We have a total rewards compensation philosophy, using a mix of cash and equity awards to deliver total compensation at competitive levels.

The elements of pay for executive officers in 2020 are set forth below:

Element	Design Summary
Base Salary	Competitive level of fixed pay to recognize individual’s role, expertise, experience, and responsibilities.
Annual Cash Incentive

Annual cash incentive target stated as a percentage of base salary. Reviewed regularly by the HR Committee to maintain market competitiveness.

●  Incentive target as a percentage of base salary changed from 160 percent in 2019 to 200 percent in 2020 for Mr. Uggla.

●  Incentive target as a percentage of base salary changed from 75 percent in 2019 to 100 percent in 2020 for Messrs. Hyatt, Gear and Kansler and Ms. Granat.

Total pool funding for annual cash incentives is tied to Adjusted EBITDA performance.

●  Executive officers’ participant payout is based on the Company’s financial performance with respect to Revenue (40 percent) and Adjusted EBITDA (60 percent).

●  Maximum awards are capped at 200 percent of target.

Long-Term Equity-Based Incentive

Long-term incentive award target stated as a percentage of base salary.

Long-term incentives in the form of RSUs and of PSUs tied to the achievement of 3-year financial objectives.

●  CEO will receive 100 percent PSUs for his long-term incentive award.

●  Other executive officers will receive 50 percent PSUs and 50 percent RSUs for their long-term incentive awards.

●  RSUs vest ratably over 3 years.

Element	Design Summary

●  PSUs cliff-vest after 3 years based on achievement of 3-year cumulative Adjusted EBITDA (50 percent) and 3-year cumulative Adjusted EPS (50 percent) with a TSR modifier relative to the S&P 500 Index.

●  A 3-year cumulative performance measure of Adjusted EBITDA and Adjusted EPS is used in order to incentivize both financial growth and capital allocation management.

●  A relative TSR modifier is used to align the PSU metrics with overall shareholder return and provide wider economic context to the award.

●  PSU payout is capped at target if TSR relative to the S&P 500 Index over the 3-year performance period is negative.

In 2019, we updated our equity award agreements for all participants to better align our practices to those of other companies in similar competitive industries, including giving us the right to recoup the value of the award if an award recipient violates specified confidentiality, non-competition or non-solicitation provisions.

Compensation Benchmarking for 2020

In connection with 2020 compensation decisions, the HR Committee reviewed the peer group of companies relative to key competitors across our industry and size factors, such as revenue, EBITDA, and market capitalization. In July 2019, following detailed analysis and review with its independent compensation consultant, the HR Committee determined that three companies should be replaced in our compensation benchmarking peer group. DXC Technology Company, Informa plc and Nielsen Holdings plc were removed from the compensation benchmarking peer group and Broadridge Financial Solutions, Inc., Intercontinental Exchange, Inc., and CME Group Inc. were added to the peer group. The HR Committee believed this updated peer group of companies appropriately reflected the companies against which our current financial performance was measured and with which we currently compete for business and executive talent.

The following companies were identified as our peer group for compensation benchmarking in 2020. As of November 30, 2019, we were in the 40th percentile of our peer group in terms of revenue and the 42nd percentile in terms of market capitalization based on the latest financial year-end disclosed revenue of the peer group.

IHS Markit 2020 Peer Group for Compensation Benchmarking

CME Group Inc.	Equifax Inc.	Fidelity National Information Services Inc.
Fiserv, Inc.	Gartner, Inc.	Broadridge Financial Solutions, Inc.
Moody’s Corporation	MSCI Inc.	Intercontinental Exchange, Inc.
RELX PLC	S&P Global, Inc.	Thomson Reuters Corporation
TransUnion	Verisk Analytics, Inc.

Total Pay Mix

For 2020, target variable compensation will represent 92 percent of the direct compensation for the CEO and 79 percent of the direct compensation on average for the other NEOs.

Role of Management, HR Committee and Independent Compensation Consultant

Role of Management

At the HR Committee’s request, the Company’s management provides the HR Committee with information, analyses, and recommendations regarding the Company’s executive compensation program and policies and assists the HR Committee in carrying out its responsibilities. The HR Committee also meets regularly in executive session without management present, including regularly meeting with the committee’s independent compensation consultant. While the HR Committee considers the recommendations of the CEO regarding executive officer compensation levels (other than with respect to his own compensation), the HR Committee ultimately makes all decisions relating to executive officer compensation.

Role of the HR Committee

The HR Committee, which is currently composed of six independent directors, is responsible for the compensation of the executive officers. This means that the HR Committee sets base salaries and short-term and long-term incentive targets and approves the individual compensation elements for each executive officer.

In consultation with Pay Governance, the HR Committee’s independent compensation consultant, and Company management, the HR Committee actively oversees the design process of the Company’s executive incentive compensation programs and provides the final approval of incentive programs and quantitative performance metrics for our executive officers.

The HR Committee establishes target compensation and performance objectives for the executive officers and determines annual incentive payments for the prior year, based upon a review of the performance achieved. As the HR Committee makes its decisions, it considers financial results in the most recent year, analysis against the compensation peer group of companies, feedback from shareholders through the Company’s engagement activities, feedback from prior year reports of proxy advisors, and input from the independent compensation consultant. The HR Committee reviews and approves compensation with a view to support the Company’s long-range plans, achieve superior annual and long-term financial results and make continued progress on the Company’s long-term strategic objectives.

Role of the Independent Compensation Consultant

In 2019, after reviewing Pay Governance’s service to the HR Committee in 2018, the HR Committee engaged Pay Governance as its independent compensation consultant to provide guidance on executive compensation and related governance matters. In choosing Pay Governance, the HR Committee was specifically searching for a credible leader in the executive compensation field with diversified industry experience and independence from the Company.

During 2019, Pay Governance advised the HR Committee on the composition of the peer group of companies; provided a competitive review of executive compensation relative to our peer group of companies, an assessment of independent director compensation and regular updates on executive compensation trends and regulatory developments; reviewed key employment terms for our NEOs in relation to our compensation benchmarking peer group; and provided and assisted in the review of our CD&A and with other executive compensation and governance matters that arose during the course of the year. While the HR Committee considers the recommendations of Pay Governance, the HR Committee ultimately makes all decisions relating to executive officer compensation.

In July 2019, Pay Governance presented the results of its risk assessment to the HR Committee. It reviewed the attributes and structure of IHS Markit’s executive compensation program for the purpose of identifying potential sources of risk within the program design. Its assessment considered IHS Markit’s 2018 and 2019 compensation programs and the Summary Compensation Table values as presented in IHS Markit’s 2018 and 2019 proxy statements. Based on its review, it did not observe any compensation program attributes that, when considered in the context of our overall program and oversight framework, indicate that our programs are designed to, or have attributes that suggest they would support, inappropriate risk-taking by executives or employees.

The HR Committee has direct access to the Pay Governance advisors. Pay Governance had not previously provided services to Markit or IHS prior to the Merger. Pay Governance does not perform any other work for IHS Markit, does not trade in IHS Markit common shares, and does not have any other economic interests or other relationships that would conflict with its obligation to provide impartial advice to the HR Committee.

Employment Contracts, Termination of Employment Arrangements, and Change in Control Arrangements

Both IHS and Markit had entered into employment agreements and severance agreements with certain NEOs prior to the Merger. In 2018, the HR Committee approved the terms of a new form of employment agreement for IHS Markit executive officers. During 2019, Mr. Uggla signed a new employment agreement. In 2019, the Company adopted a retirement policy, as amended in 2020, that provides eligible employees of the Company, including eligible executive officers, certain benefits upon their retirement in accordance with the terms of the policy. These employment agreements, retirement policies and severance agreements are described under “Executive Employment Agreements” and “Potential Payments upon Termination or Change in Control.”

Compensation and Risk

As it designed the Company’s compensation philosophy and strategy, the HR Committee considered the balance between appropriately motivating executives and employees and ensuring that the Company’s compensation program does not encourage excessive risk-taking. The HR Committee, with the assistance of Pay Governance, annually reviews and assesses the risks arising from the Company’s compensation policies and practices. The HR Committee believes that the balance between the Company’s cash and equity incentives, selection of performance measures, and other governance practices, such as our share ownership guidelines, hedging and pledging policy, incentive compensation recoupment policy, and sound internal controls over financial reporting to ensure that performance-based compensation is earned on the basis of accurate financial data, all help ensure that the Company’s compensation plans and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Accounting and Tax Treatment

The HR Committee considers the anticipated accounting and tax treatment to IHS Markit and to the executive officers in its decision-making process. From an accounting perspective, the HR Committee’s preference is that there are no significant negative accounting implications due to the design of the compensation program.

Our compensation programs are designed with Sections 409A and 457A of the U.S. Internal Revenue Code in mind, with the intent to avoid adverse tax consequences for our executive officers.

Definitions of Non-GAAP Financial Measures

Throughout this CD&A, we refer to Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted EPS (“earnings per share”). These are non-GAAP financial measures used to supplement our financial statements, which are based on GAAP. We also refer to Revenue, which is a GAAP financial measure.

We define “EBITDA” as net income plus or minus net interest, plus provision for income taxes, depreciation, and amortization. Our definition of “Adjusted EBITDA” further excludes primarily non-cash items and other items that we do not consider to be useful in assessing our operating performance (e.g., stock-based compensation expense, restructuring charges, acquisition-related costs and performance compensation, exceptional litigation, net other gains and losses, pension mark-to-market, settlement, and other expense, the impact of joint ventures and noncontrolling interests, and discontinued operations). “Adjusted EBITDA Margin” is defined as Adjusted EBITDA divided by Revenue.

We define “Adjusted EPS” as Adjusted Net Income divided by diluted weighted average shares. “Adjusted Net Income” is defined as net income plus or minus primarily non-cash items and other items that management does not consider to be useful in assessing our operating performance (e.g., stock-based compensation expense, amortization related to acquired intangible assets, restructuring charges, acquisition-related costs and performance compensation, acquisition financing fees, net other gains and losses, pension mark-to-market, settlement, and other expense, the impact of noncontrolling interests, and discontinued operations, all net of the related tax effects).

We define “free cash flow” as net cash provided by operating activities less capital expenditures.

Reconciliations of our non-GAAP measures to comparable GAAP measures are provided with the schedules to each of our quarterly earnings releases. The most recent non-GAAP reconciliations and definitions were furnished as an exhibit to our Form 8-K filed on January 14, 2020 (in the schedules to our most recent quarterly earnings release for the year ended November 30, 2019) and in the Annual Report under “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations”. They are also available on our website (http://investor.ihsmarkit.com).

Compensation Committee Interlocks and Insider Participation

None of the members of the HR Committee were at any time during 2019, or at any other time, an officer or employee of IHS Markit or any of our subsidiaries or had any relationship requiring disclosure under the SEC’s rules regarding related person transactions. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board of Directors or the HR Committee.

EXECUTIVE COMPENSATION TABLES

2019 Summary Compensation Table

Table 1 sets forth information concerning compensation earned by or paid to the following persons for the years 2019, 2018 and 2017:

(i)	the CEO as our principal executive officer;

(ii)	the CFO as our principal financial officer; and

(iii)

our three other most highly compensated executive officers who served in such capacities as of November 30, 2019, the last day of our fiscal year, determined by calculating the total 2019 compensation.

We refer to these individuals collectively as our “named executive officers” or “NEOs.”

Table 1. 2019 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All other Compensation ($)(4)	Total ($)

Lance Uggla(5)	2019	1,200,000	10,073,924	1,728,000	—	65,392	13,067,316
Chairman and CEO	2018	1,200,000	7,999,989	1,920,000	—	64,716	11,184,705
	2017	1,200,000	5,999,990	1,350,000	—	45,806	8,595,796

Todd Hyatt(6)	2019	601,800	2,641,202	406,215	19,089	623,472	4,291,778
Exec. Vice Pres. and CFO	2018	609,515	2,559,690	451,350	29,529	318,411	3,968,495
	2017	601,800	7,000,008	338,513	18,388	1,109,162	9,067,871

Jonathan Gear(7)	2019	587,500	1,901,409	405,000	5,394	13,227	2,912,530
Exec. Vice Pres.,	2018	557,051	1,905,618	412,500	—	13,086	2,888,256
President of Resources, Transportation & CMS	2017	550,000	8,510,068	309,375	17,644	13,140	9,400,227

Adam Kansler(8)	2019	587,500	1,750,344	405,000	1,492	13,227	2,757,563
Exec. Vice Pres., President of Financial Services	2018	550,000	1,640,629	412,500	4,032	13,086	2,620,247
	2017	531,378	6,381,685	309,375	—	12,660	7,235,098

Sari Granat(9)	2019	550,000	1,511,063	371,250	—	13,309	2,445,622
Exec. Vice Pres., Chief Admin. Officer and Gen. Counsel	2018	475,000	1,057,815	356,250	—	12,494	1,901,559
	2017	456,667	749,984	267,188	—	12,489	1,486,328

(1)

The value of stock awards were calculated in accordance with FASB ASC Topic 718. The value reported for PSUs reflects the grant date fair value of PSUs assuming target performance level. The number of RSUs and PSUs awarded for 2019 was determined by dividing the award value approved by the HR Committee by the average closing price of common shares for the 10 days leading up to and including the grant date. The number of RSUs and PSUs awarded for 2018 and 2017 were determined by dividing the award value approved by the HR Committee by the grant date closing price of common shares. Any estimated forfeitures are excluded from the values reported in this table. For a discussion of the assumptions made in valuing these awards and a description of how we factor forfeitures into our overall equity compensation expense, refer to “Note 12—Stock-based Compensation” to our audited financial statements contained in the Annual Report.

(2)

For 2019, the amounts represent payments made under our annual cash incentive plan, which were made in 2020 based on achievement of pre-determined 2019 objectives. For 2018, the amounts represent payments made under our annual cash incentive plan, which were made in 2019 based on achievement of pre-determined 2018 objectives. For 2017, the amounts represent payments made under our annual cash incentive plan, which were made in 2018 based on achievement of pre-determined 2017 objectives.

(3)

Amounts include the aggregate increase in actuarial value to the NEO of pension benefits accrued for Messrs. Hyatt and Gear based on the November 30th measurement date used for financial statement reporting purposes. Generally, actuarial values decreased from 2017 to 2018 primarily due to a change in the discount rate. Assumptions used to calculate the change in pension value are discussed in “Note 11—Pensions and Postretirement Benefits” to our audited financial statements contained in the Annual Report. Amounts also include the increase in value to the NEO of deferred compensation benefits for Messrs. Hyatt and Kansler.

(4)	The table below provides a breakdown of Other Annual Compensation for 2019.

Table 1.a. All Other Compensation

Description	Uggla	Hyatt	Gear	Kansler	Granat

Retirement Plan Contributions(a)	$62,247	$12,391	$12,375	$12,375	$12,457
Dollar Value of Life Insurance	3,145	852	852	852	852
Perquisite Benefits(b)	—	41,108	—	—	—
Additional Tax Payments(c)	—	569,121	—	—	—
Total	$65,392	$623,472	$13,227	$13,227	$13,309

(a)

Mr. Uggla pays 3 percent into the UK pension scheme and receives the 6 percent employer contribution as taxable cash in lieu of the contribution to pension. Messrs. Hyatt, Gear and Kansler and Ms. Granat receive 401(k) company contributions.

(b)	Mr. Hyatt’s perquisites represent payments related to his expatriate assignment to the United Kingdom for professional tax services.

(c)	Additional Tax Payments are for the accrual made in fiscal year 2019 for Mr. Hyatt’s tax equalization related to his expatriate assignment.

(5)

For 2019, Mr. Uggla’s annual target stock award grant was increased from $8,000,000 in 2018 to $10,000,000 in 2019 to enhance the competitiveness of his total pay opportunity. Mr. Uggla’s 2019 PSU grant is shown in the “Stock Awards” column in this table, and is based on the value of common shares that would be received should the target performance be met. In addition, the 2019 PSUs have a threshold value of 40 percent of target ($4,029,570) and a maximum payout of 200 percent of target ($20,147,849), provided stretch performance objectives are met. During 2018, the HR Committee approved an increase of Mr. Uggla’s target bonus from 150 percent to 160 percent of base salary, and an increase of Mr. Uggla’s annual target stock award grant from $6,000,000 to $8,000,000, with an effective date of December 1, 2017, to (i) reflect Mr. Uggla’s new role as Chairman and CEO and (ii) enhance the competitiveness of his total pay opportunity. Mr. Uggla’s 2018 PSU grant is shown in the “Stock Awards” column in this table, and is based on the value of common shares that would be received should the target performance be met. In addition, the 2018 PSUs have a threshold value of 40 percent of target ($3,199,996) and a maximum payout of 200 percent of target ($15,999,978), provided stretch performance objectives are met. During 2017, Mr. Uggla was the President and Chief Operating Officer. For 2017, Mr. Uggla’s salary was increased to $1,200,000 to align to the market. Mr. Uggla’s salary was set and paid in USD. Mr. Uggla’s 2017 PSU grant is shown in the “Stock Awards” column in this table, and is based on the value of common shares that would be received should the target performance be met. In addition, the 2017 PSUs have a threshold value of 40 percent of target ($2,399,996) and a maximum payout of 200 percent of target ($11,999,980), provided stretch performance objectives are met.

(6)

Mr. Hyatt’s 2019 base salary remained at $601,800. Mr. Hyatt’s 2019 PSU grant is shown in the “Stock Awards” column in this table, and is based on the value of common shares that would be received should the target performance be met. In addition, the 2019 PSUs have a threshold value of 40 percent of target ($528,240) and a maximum payout of 200 percent of target ($2,641,202), provided stretch performance objectives are met. Mr. Hyatt’s 2018 base salary was $601,800; however, in December 2017, Mr. Hyatt received an additional one week payment to transition from a bi-weekly payroll schedule to semi-monthly payroll schedule. Mr. Hyatt’s 2018 PSU grant is shown in the “Stock Awards” column in this table, and is based on the value of common shares that would be received should the target performance be met. In addition, the 2018 PSUs have a threshold value of 40 percent of target ($511,948) and a maximum payout of 200 percent of target ($2,559,738), provided stretch performance objectives are met. Not included in the table above for 2018, is a $200 decrease in accrued pension value due to an increase in the discount rate. For 2017, in addition to his annual share award with a grant value of $1,999,997, Mr. Hyatt received a special grant of RSUs with a grant date value of $5,000,011. Mr. Hyatt’s 2017 PSU grant is shown in the “Stock Awards” column in this table, and is based on the value of common shares that would be received should the target performance be met with a grant date value of $999,979. In addition, the 2017 PSUs have a threshold value of 40 percent of target ($399,992) and a maximum payout of 200 percent of target ($1,999,958), provided stretch performance objectives are met.

(7)

Mr. Gear’s base salary was increased from $550,000 to $600,000 effective March 1, 2019. This table reflects the base salary actually earned during 2019. Mr. Gear’s 2019 PSU grant is shown in the “Stock Awards” column in this table, and is based on the value of common shares that would be received should the target performance be met. In addition, the 2019 PSUs have a threshold value of 40 percent of target ($380,282) and a maximum payout of 200 percent of target ($1,901,409), provided stretch performance objectives are met. Mr. Gear’s 2018 base salary was $550,000; however, in

December 2017, Mr. Gear received an additional one week payment to transition from a bi-weekly payroll schedule to semi-monthly payroll schedule. Mr. Gear’s 2018 PSU grant is shown in the “Stock Awards” column in this table, and is based on the value of common shares that would be received should the target performance be met. In addition, the 2018 PSUs have a threshold value of 40 percent of target ($381,124) and a maximum payout of 200 percent of target ($1,905,618), provided stretch performance objectives are met. Not included in the table above for 2018, is an $11,522 decrease in accrued pension value due to an increase in the discount rate. In 2017, in addition to his annual stock award with a grant date value of $2,093,667, Mr. Gear received a special grant of RSUs with a grant date value of $3,208,180 and PSUs with a grant date value of $3,208,221. Mr. Gear’s 2017 PSU grants are shown in the “Stock Awards” column in this table, and are based on the value of common shares that would be received should the target performance be met with a grant date value of $4,255,055. In addition, the 2017 PSUs have a threshold value of 40 percent of target ($1,702,022) and a maximum payout of 200 percent of target ($8,510,110), provided stretch performance objectives are met.

(8)

Mr. Kansler’s base salary was increased from $550,000 to $600,000 effective March 1, 2019. This table reflects the base salary actually earned during 2019. Mr. Kansler’s 2019 PSU grant is shown in the “Stock Awards” column in this table, and is based on the value of common shares that would be received should the target performance be met. In addition, the 2019 PSUs have a threshold value of 40 percent of target ($350,069) and a maximum payout of 200 percent of target ($1,750,344), provided stretch performance objectives are met. Mr. Kansler’s 2018 PSU grant is shown in the “Stock Awards” column in this table, and is based on the value of common shares that would be received should the target performance be met. In addition, the 2018 PSUs have a threshold value of 40 percent of target ($328,135) and a maximum payout of 200 percent of target ($1,640,677), provided stretch performance objectives are met. For 2017, Mr. Kansler received an increase in base salary from $500,000 to $550,000 effective April 2017. This table reflects the base salary actually earned during 2017. In addition to his annual stock award with a grant date value of $1,350,018, Mr. Kansler received a special grant of PSUs with a grant date value of $5,031,667 in 2017. Mr. Kansler’s 2017 PSU grants are shown in the “Stock Awards” column in this table, and are based on the value of common shares that would be received should the target performance be met with a grant date value of $5,706,656. In addition, the 2017 PSUs have a threshold value of 40 percent of target ($2,282,662) and a maximum payout of 200 percent of target ($11,413,312), provided stretch performance objectives are met.

(9)

Ms. Granat is an NEO for 2019 and 2018. She was not an NEO for 2017. For 2019, Ms. Granat received an increase in base salary from $475,000 to $550,000. Ms. Granat’s 2019 PSU grant is shown in the “Stock Awards” column in this table, and is based on the value of common shares that would be received should the target performance be met. In addition, the 2019 PSUs have a threshold value of 40 percent of target ($302,213) and a maximum payout of 200 percent of target ($1,511,063), provided stretch performance objectives are met. Ms. Granat’s 2018 PSU grant is shown in the “Stock Awards” column in this table, and is based on the value of common shares that would be received should the target performance be met. In addition, the 2018 PSUs have a threshold value of 40 percent of target ($211,572) and a maximum payout of 200 percent of target ($1,057,862), provided stretch performance objectives are met. For 2017, Ms. Granat received an increase in base salary from $450,000 to $475,000 effective April 2017. This table reflects the base salary actually earned during 2017. Ms. Granat’s 2017 PSU grant is shown in the “Stock Awards” column in this table, and is based on the value of common shares that would be received should the target performance be met with a grant date value of $374,972. In addition, the 2017 PSUs have a threshold value of 40 percent of target ($149,989) and a maximum payout of 200 percent of target ($749,945), provided stretch performance objectives are met.

2019 Grants of Plan-Based Awards

Table 2 provides information regarding grants of plan-based awards for the NEOs.

Table 2. 2019 Grants of Plan-Based Awards

Name	Grant Date		Date Award Approved	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(2) ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Lance Uggla				960,000	1,920,000	3,840,000
	2/1/2019	(3)	1/16/2019				77,836	194,590	389,180	—	11,247,302
Todd Hyatt				225,675	451,350	902,700
	2/1/2019	(4)	1/16/2019				10,204	25,509	51,018		1,474,420
	2/1/2019	(5)	1/16/2019							25,509	1,320,601
Jonathan Gear				225,000	450,000	900,000
	2/1/2019	(6)	1/16/2019				7,346	18,364	36,728		1,061,439
	2/1/2019	(7)	1/16/2019							18,364	950,704
Adam Kansler				225,000	450,000	900,000
	2/1/2019	(8)	1/16/2019				6,762	16,905	33,810		977,109
	2/1/2019	(9)	1/16/2019							16,905	875,172
Sari Granat				206,250	412,500	825,000
	2/1/2019	(10)	1/16/2019				5,838	14,594	29,188		843,533
	2/1/2019	(11)	1/16/2019							14,594	755,531

(1)

The amounts in these columns reflect ranges of possible payouts under our 2019 cash incentive plan. Under the cash incentive plan, threshold performance must be met in order for there to be any payout. We made various assumptions to determine the estimated payouts shown in the table above, including:

—	Threshold amounts assume financial performance at 50 percent.

—	Target amounts assume financial performance payout at 100 percent.

—	Maximum amounts assume financial performance at 200 percent.

Actual payouts made in February 2020 based on 2019 performance were 90 percent of Target as follows: Mr. Uggla $1,728,000; Mr. Hyatt $406,215; Mr. Gear $405,000; Mr. Kansler $405,000; and Ms. Granat $371,250.

(2)	Grant date fair value is calculated in accordance with FASB ASC Topic 718.

(3)

On February 1, 2019, Mr. Uggla was granted 194,590 PSUs that will be earned after the end of 2021 based upon achievement of 2019-2021 Company performance objectives. The grant date fair value reported is at a target performance level. The grant date fair value at threshold performance level is $4,498,921 (50 percent x 0.80 = 40 percent) and the grant date fair value at maximum performance level is $22,494,604 (167 percent x 1.2 = 200 percent).

(4)

On February 1, 2019, Mr. Hyatt was granted 25,509 PSUs that will be earned after the end of 2021 based upon achievement of 2019-2021 Company performance objectives. The grant date fair value reported is at a target performance level. The grant date fair value at threshold performance level is $589,768 (50 percent x .80 = 40 percent) and the grant date fair value at maximum performance level is $2,948,840 (167 percent x 1.2 = 200 percent).

(5)	On February 1, 2019, Mr. Hyatt was granted 25,509 RSUs of which one third will vest on each of February 1, 2020, February 1, 2021 and February 1, 2022.

(6)

On February 1, 2019, Mr. Gear was granted 18,364 PSUs that will be earned after the end of 2021 based upon achievement of 2019-2021 Company performance objectives. The grant date fair value reported is at a target performance level. The grant date fair value at threshold performance level is $424,576 (50 percent x .80 = 40 percent) and the grant date fair value at maximum performance level is $2,122,878 (167 percent x 1.2 = 200 percent).

(7)	On February 1, 2019, Mr. Gear was granted 18,364 RSUs of which one third will vest on each of February 1, 2020, February 1, 2021 and February 1, 2022.

(8)

On February 1, 2019, Mr. Kansler was granted 16,905 PSUs that will be earned after the end of 2021 based upon achievement of 2019-2021 Company performance objectives. The grant date fair value reported is at a target performance level. The grant date fair value at threshold performance level is $390,844 (50 percent x .80 = 40 percent) and the grant date fair value at maximum performance level is $1,954,218 (167 percent x 1.2 = 200 percent).

(9)	On February 1, 2019, Mr. Kansler was granted 16,905 RSUs of which one-third will vest on each of February 1, 2020, February 1, 2021 and February 1, 2022.

(10)

On February 1, 2019, Ms. Granat was granted 14,594 PSUs that will be earned after the end of 2021 based upon achievement of 2019-2021 Company performance objectives. The grant date fair value reported is at a target performance level. The grant date fair value at threshold performance level is $337,413 (50 percent x .80 = 40 percent) and the grant date fair value at maximum performance level is $1,687,066 (167 percent x 1.2 = 200 percent).

(11)	On February 1, 2019, Ms. Granat was granted 14,594 RSUs of which one-third will vest on each of February 1, 2020, February 1, 2021 and February 1, 2022.

Outstanding Equity Awards at 2019 Fiscal Year-End

Table 3 sets forth information concerning outstanding equity awards held by our NEOs as of November 30, 2019. The market value of the common shares set forth under the “Stock Awards” columns was determined by multiplying the number of unvested or unearned shares by $72.65, the closing price of our common shares on November 29, 2019, the last trading day of our fiscal year.

Table 3. Outstanding Equity Awards at 2019 Fiscal Year-End

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Lance Uggla	3,434,171	—	(3)	26.70	7/31/2020	—		—	1,017,937	(11)	73,953,129

Todd Hyatt	—	—		—	—	132,155	(7)	9,601,061	153,564	(12)	11,156,392

Jonathan Gear	—	—		—	—	121,240	(8)	8,808,086	277,909	(13)	20,190,112

Adam Kansler	600,000	—	(4)	26.70	7/31/2020	34,098	(9)	2,477,220	324,576	(14)	23,580,440

Sari Granat	75,000	—	(5)	26.70	7/31/2020	25,171	(10)	1,828,673	69,700	(15)	5,063,677
	90,000	60,000	(6)	27.61	2/24/2023

(1)	Value calculated using the $72.65 closing price of IHS Markit common shares on November 29, 2019, the last trading day of our fiscal year.

(2)

These awards consist of PSUs that will vest based on future performance. The PSUs have three primary vesting levels: threshold, target and maximum. If threshold performance is not met, the award will be forfeited. The number of PSUs reported here may not reflect the actual number of PSUs that will vest. At threshold performance 40 percent of the PSUs would vest, at target performance 100 percent of the PSUs would vest and at maximum performance 200 percent of the PSUs would vest. Based on Company performance through November 30, 2019 and in accordance with SEC disclosure requirements, the number of PSUs reflected in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column reports the number of PSUs that would vest at actual performance of 192.4 percent of Target for the performance period 2017-2019, which was certified by the HR Committee in January 2020, and the number of PSUs that would vest if maximum performance is met for the performance periods 2018-2020 and 2019-2021. The actual number of PSUs that would vest, if any, will be based on the level of achievement of the applicable performance objective as of the actual end of the applicable performance period.

(3)	Consists of 900,831 options that vested on June 19, 2017; 1,266,660 options that vested on June 19, 2018; and 1,266,680 options that vested on June 19, 2019.

(4)	Consists of 266,660 options that vested on June 19, 2018; and 333,340 options that vested on June 19, 2019.

(5)	Consists of 25,000 options that vested on June 19, 2018 and 50,000 options that vested on June 19, 2019.

(6)

Consists of 30,000 options that vested on February 24, 2017; 30,000 options that vested on February 24, 2018; 30,000 options that vested on February 24, 2019; 30,000 options that vested on February 24, 2020; and 30,000 options that will vest on February 24, 2021.

(7)	Consists of 30,140 RSUs that vested on February 1, 2020; 76,046 RSUs that will vest on July 12, 2020; 17,466 RSUs that will vest on February 1, 2021; and 8,503 RSUs that will vest on February 1, 2022.

(8)

Consists of 25,510 RSUs that vested on December 31, 2019; 25,793 RSUs that vested on February 1, 2020; 25,510 RSUs that will vest on December 31, 2020; 12,794 RSUs that will vest on February 1, 2021; 25,511 RSUs that will vest on December 31, 2021; and 6,122 RSUs that will vest on February 1, 2022.

(9)	Consists of 17,083 RSUs that vested on February 1, 2020; 11,380 RSUs that will vest on February 1, 2021; and 5,635 RSUs that will vest on February 1, 2022.

(10)	Consists of 11,737 RSUs that vested on February 1, 2020; 8,569 RSUs that will vest on February 1, 2021; and 4,865 RSUs that will vest on February 1, 2022.

(11)

Consists of 292,623 PSUs that vested on February 1, 2020 after the HR Committee certified the 2017-2019 performance achievement at 192.4 percent of target. Consists of 336,134 PSUs and 389,180 PSUs that would vest on the date on which the HR Committee certifies the satisfaction of the performance objectives, if maximum performance is achieved for 2018-2020 and 2019-2021, respectively. For 2018-2020, 67,227 PSUs would vest at threshold performance and 168,067 PSUs would vest at target performance. For 2019-2021, 77,836 PSUs would vest at threshold performance and 194,590 PSUs would vest at target performance.

(12)

Consists of 48,770 PSUs that vested on February 1, 2020 after the HR Committee certified the 2017-2019 performance achievement at 192.4 percent of target. Consists of 53,776 PSUs and 51,018 PSUs that would vest on the date on which the HR Committee certifies the satisfaction of the performance objectives, if maximum performance is achieved for 2018-2020 and 2019-2021, respectively. For 2018-2020, 10,755 PSUs would vest at threshold performance and 26,888 PSUs would vest at target performance. For 2019-2021, 10,204 PSUs would vest at threshold performance and 25,509 PSUs would vest at target performance.

(13)

Consists of 99,103 PSUs that vested on February 1, 2020 after the HR Committee certified the 2017-2019 performance achievement at 192.4 percent of target. Consists of 91,056 PSUs and 87,750 PSUs that would vest on the date on which the HR Committee certifies the satisfaction of the performance objectives, if maximum performance is achieved for 2018-2020 and 2019-2021, respectively. For 2018-2020, 18,211 PSUs would vest at threshold performance and 45,528 PSUs would vest at target performance. For 2019-2021, 17,550 PSUs would vest at threshold performance and 43,875 PSUs would vest at target performance.

(14)

Consists of 105,468 PSUs that vested on February 1, 2020 after the HR Committee certified the 2017-2019 performance achievement at 192.4 percent of target. Consists of 109,882 PSUs and 109,226 PSUs that would vest on the date on which the HR Committee certifies the satisfaction of the performance objectives, if maximum performance is achieved for 2018-2020 and 2019-2021, respectively. For 2018-2020, 21,976 PSUs would vest at threshold performance and 54,941 PSUs would vest at target performance. For 2019-2021, 21,845 PSUs would vest at threshold performance and 54,613 PSUs would vest at target performance.

(15)

Consists of 18,288 PSUs that vested on February 1, 2020 after the HR Committee certified the 2017-2019 performance achievement at 192.4 percent of target. Consists of 22,224 PSUs and 29,188 PSUs that would vest on the date on which the HR Committee certifies the satisfaction of the performance objectives, if maximum performance is achieved for 2018-2020 and 2019-2021, respectively. For 2018-2020, 4,445 PSUs would vest at threshold performance and 11,112 PSUs would vest at target performance. For 2019-2021, 5,838 PSUs would vest at threshold performance and 14,594 PSUs would vest at target performance.

Option Exercises and Stock Vested During 2019

Table 4 provides information regarding options exercised and common shares vested by our NEOs.

Table 4. Option Exercises and Stock Vested During 2019
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Lance Uggla	365,829	16,362,563	60,464	2,900,458
Todd Hyatt	—	—	172,809	8,797,273
Jonathan Gear	—	—	105,742	5,474,263
Adam Kansler	463,400	17,396,110	23,241	1,158,373
Sari Granat	75,000	2,774,310	10,242	517,422

(1)	Value realized on exercise is based on the difference between the closing price of IHS Markit common shares on the date of exercise and the exercise price.

(2)	Value realized on vesting is based on the closing price of IHS Markit common shares on the date of vesting.

Pension Benefits

IHS Markit sponsored a tax-qualified defined benefit pension plan (the “U.S. RIP”) for all IHS U.S. employees employed prior to January 1, 2012. The U.S. RIP was frozen in July 2014 and all future benefit accruals have ceased. IHS Markit also sponsored a nonqualified supplemental retirement plan (the “SIP”) to provide benefits to participants that are limited by Internal Revenue Code limits that apply to tax-qualified defined benefit plans. The SIP was also frozen in July 2014 as it was directly linked to the U.S. RIP. Under the Internal Revenue Code, the maximum permissible benefit from the qualified plan for retirement in 2019 is $225,000 and annual compensation exceeding $280,000 in 2019 cannot be considered in computing the maximum permissible benefit under the plan. Benefits under the SIP replace the benefits that would have been provided if the Internal Revenue Code limits were not in place.

Table 5 below sets forth the present value of accumulated benefits payable at age 65 (or later date if applicable) as of November 30, 2019 for the two NEOs who participated in these plans.

Table 5. 2019 Pension Benefits
Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Todd Hyatt	U.S. RIP (Qualified)	10.2	234,658	—
	SIP (Supplemental)	10.2	24,748	—
Jonathan Gear	U.S. RIP (Qualified)	9.25	136,672	—
	SIP (Supplemental)	9.25	21,595	—

Accrued Benefit

The accrued benefit is calculated according to the formula outlined below:

A.	Benefit accrued as of April 30, 2006 equals: (i)+(ii)+(iii) (expressed in the form of a single life annuity):

i.	1.25 percent of highest five years’ average compensation in last 10 years as of April 30, 2006 up to covered compensation times years of benefit service (maximum 30 years), plus

ii.	1.70 percent of highest five years’ average compensation in last 10 years as of April 30, 2006 in excess of covered compensation times years of benefit service (maximum 30 years), plus

iii.	0.5 percent of highest five years’ average compensation in last 10 years as of April 30, 2006 times years of benefit service in excess of 30 years.

Plus

B.	From May 1, 2006 to March 30, 2011, 15 percent of pensionable earnings, payable at age 65 as a lump sum pension.

Plus

C.	From April 1, 2011 to July 11, 2014, 10 percent of pensionable earnings, payable at age 65 as a lump sum pension.

For purposes of determining the accrued benefit, compensation means:

●	Regular salary, bonuses, commissions, and overtime prior to January 1, 1987;

●	Regular salary, commissions, and overtime for January 1, 1987 and later; and

●	Compensation after January 1, 2009 excludes commissions for the SIP.

Note that A, B, and C all may be payable as an annuity or a lump sum.

Vesting

Participants are 100 percent vested in their benefit at the earlier of the time they are credited with three years of vesting service or the date they reach age 65. Vesting may be accelerated in years in which we make a transfer of surplus plan assets to the retiree medical accounts to provide for retiree medical coverage. Participants who were eligible employees as of May 1, 2006 or July 11, 2014 are fully vested.

Retirement Eligibility

Normal retirement age under the plan is 65, but a participant who terminates employment with at least ten years of vesting service may retire as early as age 55. Under Formula A above, participants who terminate employment after age 55 with ten years of vesting service will receive a benefit reduction equal to 0.5 percent for each month that benefit commencement precedes age 62. Participants who terminate employment before age 55 with ten years of vesting service will receive a benefit reduction equal to 0.5 percent for each month that benefit commencement precedes age 65. Formula A will be actuarially reduced for benefit commencements prior to age 55.

Under Formulas B and C, participants who terminate prior to age 65 will receive a benefit reduction equal to 4.5 percent compounded annually for each year commencement precedes age 65.

Late Retirement

Participants who continue employment after attaining age 70 1⁄2 will have actuarial adjustments applied to the benefit amount to reflect the delay of commencement beyond age 70 1⁄2.

Plan Termination

Both the U.S. RIP and the SIP were terminated effective December 31, 2018. As a part of the qualified plan termination, active participants were allowed to commence their benefits as of December 1, 2019 without terminating service with IHS Markit in a limited lump sum offering. Under the SIP termination, all participants will receive a one-time lump sum of their benefits as of January 1, 2020 regardless of whether or not they are still in service with IHS Markit.

The present value of accrued benefits reflected as of November 30, 2019 reflects participant elections for the lump sum offering under the U.S. RIP as applicable as well as the one-time lump sum benefits that will be paid under the SIP. The present value of SIP benefits was determined as the lump sum paid during January 2020 discounted to December 1, 2019 using the same 2.80 percent discount rate as that used in the most recent year-end disclosure accounting results. Messrs. Hyatt and Gear elected the lump sum option.

Nonqualified Deferred Compensation

IHS had established a Deferred Compensation Plan for employees who are at or above a vice president level in 2015. Under the Deferred Compensation Plan, eligible employees may defer between 10 percent and 50 percent of their salary, wages, commissions, and bonuses, including payment under the Annual Incentive Plan (“AIP”). Amounts paid under the U.S. RIP or the SIP are not eligible for deferral. The deferred amounts may be invested in the same funds available under the Company’s 401(k) plan. Compensation may be deferred from one to 10 years from a specified date or after separation from service. The Company does not make any matching contributions under the Deferred Compensation Plan. On November 14, 2017, an amendment was adopted by the Company to terminate the Deferred Compensation Plan effective November 15, 2017. No further elections to defer compensation are permitted and the accumulated value of deferred compensation was distributed on February 15, 2019.

Table 6 shows amounts that were deferred by our NEOs and the fiscal year-end balance.

Table 6. Nonqualified Deferred Compensation
Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Todd Hyatt	—	—	9,591.41	(1,307,182)	—
Adam Kansler	—	—	1,492.41	(287,137)	—

EXECUTIVE EMPLOYMENT AGREEMENTS

The Company has entered into employment agreements with each of the Company’s NEOs, which set forth the terms of employment and details the compensation elements and benefits, if any, due to the NEOs upon a termination of employment.

Below are descriptions of the employment agreements with the Company’s NEOs. These descriptions summarize the agreements’ material terms, but do not describe all of their provisions. The NEO employment agreements are filed as exhibits to the Company’s public filings with the SEC.

Lance Uggla

Effective as of July 1, 2014, Markit entered into an employment agreement with Mr. Uggla, which was further amended on March 19, 2016 and on January 24, 2017. Effective as of April 12, 2019, the Company entered into a new employment agreement with Mr. Uggla, which superseded the previous agreement between Mr. Uggla and Markit, but reiterated some of the terms of the previous agreement.

Term. Mr. Uggla’s agreement does not entitle Mr. Uggla to employment for any specified period of time and his employment will continue to be considered employment-at-will. The Company may terminate Mr. Uggla’s employment by giving six months’ notice, which the Company may waive in whole or in part by providing payment in lieu of notice.

Base salary, bonus and benefits. The agreement provides for an initial base salary of $1,200,000 to be reviewed annually. Mr. Uggla’s salary is currently set in U.S. dollars, as described in “Compensation Discussion and Analysis.” Mr. Uggla will be eligible to participate in the annual cash incentive plan and may receive an incentive payment if he remains employed on the date the incentive is paid. The HR Committee in its sole discretion determines the amount of the incentive awards. Mr. Uggla is also entitled to participate in the employee benefits plans, programs and arrangements as are customarily accorded to our executives as well as the Pensions Salary Sacrifice option, which allows Mr. Uggla to authorize the Company to pay a portion of his salary as an additional employer contribution to the Markit Group Personal Pension Plan.

The agreement originally provided for a target cash incentive of 160 percent of base salary and participation in the IHS Markit Ltd. 2014 Equity Incentive Award Plan. Mr. Uggla’s target cash incentive was increased by the HR Committee to 200 percent of base salary for 2020. Mr. Uggla’s annual target stock award grant was increased from $8,000,000 to $10,000,000 with an effective date of December 1, 2018. The target stock award increase was approved by the HR Committee in January 2019 to enhance the competitiveness of his total pay opportunity.

Covenants. Under Mr. Uggla’s agreement, he has agreed not to disparage the Company or any of our subsidiaries and to maintain the confidentiality of our proprietary or confidential information at all times during his employment and thereafter, and he has assigned to us all of the intellectual property rights in any work product created or developed by him during the term of his employment. He has also agreed not to compete with the Company during the term of his employment and the 12-month period following termination of his employment and not to solicit any of the Company’s customers, employees, or prospective customers of any of our subsidiaries during that restricted period.

Termination provisions. Upon an involuntary termination without cause or a termination for defined good reason, Mr. Uggla will be eligible to receive (i) severance equal to one times the sum of base salary and target bonus, payable in 12 monthly installments, plus a pro rata bonus payment based on actual results, (ii) continuation of health and welfare benefits for 24 months following such termination of employment and (iii) pro rata vesting of all his unvested equity awards based on service during the vesting period and, in the case of performance awards, actual results.

Termination due to death or disability. Upon a termination due to death or permanent disability, all unvested time-based equity awards will fully vest and unvested performance-based equity awards will continue to vest based on actual results and, in the event of a termination due to permanent disability, Mr. Uggla will receive continuation of health and welfare benefits for 24 months following his termination of employment.

Termination following a change in control. Upon an involuntary termination without cause or a termination for defined good reason that occurs within 18 months following a change in control (as defined in the IHS Markit Ltd. 2014 Equity Incentive Award Plan) that occurs after the effective date of the agreement, Mr. Uggla will be eligible to receive (i) severance equal to two times the sum of base salary and target bonus, plus a pro rata bonus payment based on target levels, payable in 12 monthly installments, (ii) continuation of health and welfare benefits for 24 months following such termination of employment and (iii) full vesting of all his unvested equity awards with performance-based awards vesting at target levels.

The termination benefits described above are subject to Mr. Uggla executing a release in favor of IHS Markit. These benefits are enumerated in “Potential Payments upon Termination or Change in Control.”

Todd Hyatt

Effective as of November 1, 2013, IHS entered into an employment agreement with Mr. Hyatt, which included the following provisions:

Term. Mr. Hyatt’s agreement does not entitle Mr. Hyatt to employment for any specified period of time and his employment will continue to be considered employment-at-will.

Base salary, bonus and benefits. The agreement provides for an initial base salary of $430,000 to be reviewed and increased at the discretion of our management. The HR Committee increased Mr. Hyatt’s base salary to $650,000 in January 2020, with an effective date of March 1, 2020. Mr. Hyatt is eligible to participate in the annual cash incentive plan with a target bonus that was originally 75 percent of his base salary (increased to 100 percent of base salary in 2020), which bonus payout will be based on actual business results and subject to Mr. Hyatt’s continued employment through the payment date. Mr. Hyatt is also entitled to participate in the employee benefits plans, programs, and arrangements as are customarily accorded to our executives.

Equity Incentives. In accordance with his agreement, Mr. Hyatt is eligible to participate in the IHS Long- Term Incentive Program. Following the Merger, Mr. Hyatt is eligible to participate in the IHS Markit Ltd. 2014 Equity Incentive Award Plan.

Covenants. Under Mr. Hyatt’s confidentiality and invention agreement, dated as of May 28, 2002, he has agreed to maintain the confidentiality of our proprietary or confidential information at all times during his employment and thereafter, unless first obtaining our prior written consent. He has also assigned to us all of the intellectual property rights in any work product created or developed by him during the term of his employment.

New Expatriate Agreement. On July 8, 2016, IHS entered into an expatriate agreement for Mr. Hyatt in anticipation of his assignment from the United States to the United Kingdom to serve as the CFO of the Company. The expatriate agreement was not a contract of employment but rather a summary of the terms of his assignment. The two-year expatriate agreement provided Mr. Hyatt with benefits that are often provided to executive officers who are serving on an international assignment, including allowances for housing, cost of living and transportation; home leave; international health-care coverage; relocation, shipment and storage services; and tax equalization and tax preparation.

Amendments. On July 8, 2016, IHS entered into a letter agreement with Mr. Hyatt in connection with the Merger to extend severance payable on certain terminations until January 31, 2019. The 2016 agreement and the original 2013 letter agreement were amended by a new letter agreement on February 3, 2017 (collectively, the “Amendments”).

Termination Provisions

Termination prior to or on January 31, 2019. Under the terms of the Amendments, upon an involuntary termination without cause, a termination for defined good reason or a termination due to death or disability, in each case, that occurred prior to or on January 31, 2019, Mr. Hyatt would have been entitled to (i) full vesting of all of his unvested equity awards granted before July 12, 2016, (ii) continuation of health and welfare benefits for 24 months following such termination of employment and (iii) outplacement services for 24 months following such termination of employment. Upon an involuntary termination without cause or a termination for defined good reason that occurred within 15 months following a change in control that occurred prior to or on January 31, 2019, Mr. Hyatt would have been eligible to receive (i) continuation of health and welfare benefits for 24 months following such termination of his employment, (ii) full vesting of all his unvested equity awards and (iii) outplacement services for 24 months following such termination of his employment. For Mr. Hyatt, good reason may be triggered in the event of: (a) a reduction in his base salary or target bonus percentage opportunity; (b) a material diminution of authority and responsibility; or (c) the Company’s relocation of his principal work location by more than 50 miles without Mr. Hyatt’s consent.

Termination after January 31, 2019. Under the terms of the Amendments, upon an involuntary termination without cause after January 31, 2019, Mr. Hyatt will be eligible to receive (i) continuation of health and welfare benefits for 18 months following such termination of employment and (ii) the vesting of all unvested equity awards as determined in accordance with the terms of the applicable equity plan. Upon an involuntary termination without cause or a termination for good reason that occurs within 15 months following a change in control that occurs after January 31, 2019, Mr. Hyatt will be eligible to receive (i) continuation of health and welfare benefits for 24 months following such termination of employment and (ii) full vesting of all his unvested equity awards.

Retirement. In addition, pursuant to the Amendments, in the event Mr. Hyatt retires from IHS Markit after he reaches the age of 60 in 2020, he will be eligible to receive (i) continuation of health and welfare benefits for 24 months following such termination of employment and (ii) continued post-termination vesting of all unvested restricted share units and other equity awards granted to him in accordance with their terms, provided that Mr. Hyatt was an employee of IHS Markit for six months following the grant of such awards and Mr. Hyatt does not engage in any activity in competition with IHS Markit at any time following his termination of employment during the full vesting period of such awards. These benefits are enumerated in “Potential Payments upon Termination or Change in Control.”

Special Grant. In fiscal year 2017, the HR Committee approved a special grant of RSUs to Mr. Hyatt to ensure his continued focus on the success of the Company through July 2020 (the four-year anniversary of the Merger). The grant was made on February 1, 2017 with a total grant date value of $5 million. Of these awards, 40 percent vested in December 2018 and 60 percent will vest in July 2020, subject to Mr. Hyatt continuing to be employed on the vesting dates. Under the terms of the Amendments, upon an involuntary termination without cause or a termination for defined good reason that occurs after February 1, 2017, Mr. Hyatt will receive the full vesting of any unvested RSUs under the special grant.

The termination benefits described above are subject to Mr. Hyatt executing a release in favor of IHS Markit.

Mr. Hyatt announced that he planned to retire at the end of 2020 and stepped down as our Chief Financial Officer as of February 1, 2020. We appointed Mr. Gear, formerly our Executive Vice President of Resources, Transportation and CMS, to be our Chief Financial Officer as of February 1, 2020.

Jonathan Gear

Effective as of June 1, 2014, IHS entered into an employment agreement with Mr. Gear, which was amended prior to the Merger by a letter agreement entered into on July 8, 2016 (collectively, the “July 2016 Agreement”). The July 2016 Agreement included general employment terms and provided for payments upon certain terminations of employment, including enhanced severance upon a termination of employment that occurred prior to January 31, 2019. The July 2016 Agreement also provided that Mr. Gear was eligible for a transition cash award of $550,000, which would have been payable on December 31, 2018, subject to his remaining employed with the Company as of that date. However, effective as of April 2, 2017, the Company entered into a new employment agreement with Mr. Gear, which superseded the July 2016 Agreement and waived the transition cash award, but reiterated some of the terms of the previous agreements.

Term. Mr. Gear’s new agreement does not entitle Mr. Gear to employment for any specified period of time and his employment will continue to be considered employment-at-will. The Company may terminate Mr. Gear’s employment without notice, but Mr. Gear is required to provide six months’ notice to the Company if he intends to resign.

Base salary, bonus, benefits and long-term incentive awards. Mr. Gear’s new agreement provided for an initial base salary of $550,000. The HR Committee increased Mr. Gear’s base salary to $600,000 in January 2019, with an effective date of March 1, 2019, and to $650,000 in January 2020, with an effective date of March 1, 2020. Mr. Gear’s base salary may be reviewed and remains subject to adjustment in subsequent years. Mr. Gear’s salary is currently set in U.S. dollars, as described in “Compensation Discussion and Analysis.” Mr. Gear is eligible to participate in the annual cash incentive plan with a target bonus that was originally 75 percent of his base salary (increased to 100 percent of base salary in 2020), which bonus payout will be based on actual business results and subject to Mr. Gear’s continued employment through the payment date. Mr. Gear is also entitled to participate in the employee benefits plans, programs and arrangements as are customarily accorded to our executives. The agreement also provides that Mr. Gear will be eligible to receive discretionary long-term incentive awards as approved by the HR Committee in accordance with the IHS Markit 2014 Equity Incentive Award Plan.

Special Award. In connection with Mr. Gear’s new agreement, in 2017, the HR Committee approved four special long-term incentive award grants to Mr. Gear to ensure his continued efforts through December 2021. He received three PSU grants with a total grant date value of $3.208 million. Each PSU grant cliff-vests based on actual performance against 3-year financial objectives (2017-2019, 2018-2020, and 2019-2021). Mr. Gear also received an RSU grant with a total grant date value of $3.208 million.

Covenants. Under Mr. Gear’s new agreement, he has agreed to maintain the confidentiality of the Company’s proprietary or confidential information at all times during his employment and thereafter, and he has assigned to us all of the intellectual property rights in any work product created or developed by him during the term of his employment. He has also agreed not to compete with the Company during the term of his employment and the 12-month period following termination of his employment. He has also agreed not to solicit any of our customers, employees, consultants, or suppliers, or other person or entity having material business relations with the Company or its subsidiaries during that restricted period.

Termination Provisions

Termination prior to or on January 31, 2019. Under the terms of Mr. Gear’s new agreement, upon an involuntary termination without cause or a termination for defined good reason that occurred prior to or on January 31, 2019, Mr. Gear would have been eligible to receive (i) a lump sum cash amount equal to the Company’s contribution to cover Mr. Gear’s health and welfare for 24 months, (ii) the vesting of all outstanding equity awards granted prior to the Merger, and (iii) pro rata vesting of all his unvested equity awards granted after the Merger based on service during the vesting period and, in the case of performance awards, actual results.

Termination after January 31, 2019. Upon an involuntary termination without cause or a termination for defined good reason that occurs after January 31, 2019, Mr. Gear will be eligible to receive (i) severance equal to one times salary and target bonus plus a pro rata bonus payment based on actual results, (ii) continuation of health and welfare benefits for 12 months following such termination of employment and (iii) pro rata vesting of all his unvested equity awards based on service during the vesting period and, in the case of performance awards, actual results.

Termination due to death or disability. Upon a termination due to death or permanent disability, all unvested time-based equity awards will fully vest and performance-based equity awards will vest based on actual results and, in the event of a termination due to permanent disability, Mr. Gear will receive continuation of health and welfare benefits for 12 months following his termination of employment.

Termination following a change in control. Upon an involuntary termination without cause or a termination for defined good reason that occurs within 18 months following a change in control (as defined in the IHS Markit 2014 Equity Incentive Award Plan) that occurs after the effective date of the agreement, Mr. Gear will be eligible to receive (i) severance equal to two times salary and target bonus plus a pro rata bonus payment based on target levels, (ii) continuation of health and welfare benefits for 24 months following such termination of employment and (iii) full vesting of all his unvested equity awards with performance-based awards vesting at target levels.

Additionally, in the event of an involuntary termination without cause or a termination for defined good reason that occurs prior to the vesting of the special award, this award will fully vest at target levels, if the termination occurs prior to the performance period provided in the award agreement, or based on actual results, if the termination occurs after such performance period. The termination benefits described above are subject to Mr. Gear executing a release in favor of IHS Markit. These benefits are enumerated in “Potential Payments upon Termination or Change in Control.”

Mr. Gear succeeded Mr. Hyatt as Executive Vice President and Chief Financial Officer, effective February 1, 2020. No change to Mr. Gear’s compensation occurred in connection with this new position, other than the annual compensation review approved by the HR Committee for all executive officers for 2020.

Adam Kansler

Effective as of July 1, 2014, Markit entered into an employment agreement with Mr. Kansler, which was amended on July 11, 2016. Effective as of February 15, 2018, the Company entered into a new employment agreement with Mr. Kansler, which superseded the previous agreement between Mr. Kansler and Markit, but reiterated some of the terms of the previous agreement.

Term. Mr. Kansler’s new employment agreement does not provide for a specified term, but Mr. Kansler is required to provide the Company with six months’ notice if he intends to resign (as opposed to only in the context of a termination for defined good reason).

Base salary, bonus, benefits and long-term incentive awards. Mr. Kansler’s new employment agreement provided for an initial base salary of $550,000. The HR Committee increased Mr. Kansler’s base salary to $600,000 in January 2019, with an effective date of March 1, 2019, and to $650,000 in January 2020, with an effective date of March 1, 2020. Mr. Kansler’s base salary may be reviewed and remains subject to adjustment in subsequent years. Mr. Kansler is eligible to participate in the annual cash incentive plan with a target bonus that was originally 75 percent of his base salary (increased to 100 percent of base salary in 2020), which bonus payout will be based on actual business results and subject to Mr. Kansler’s continued employment through the payment date. Mr. Kansler is also entitled to participate in the IHS Markit 2014 Equity Incentive Award Plan. Further, Mr. Kansler is entitled to participate in the employee benefits plans, programs, and arrangements as are customarily accorded to our executives.

Covenants. Under Mr. Kansler’s new employment agreement, he has agreed not to compete with us during the term of his employment and for the 12-month period following termination of his employment. Furthermore, he has agreed not to solicit any of our customers, employees, consultants or suppliers during that restricted period.

Modified cutback in connection with a change in control. If any amounts received in connection with a change in control are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, Mr. Kansler will be entitled to receive the greater of, on an after-tax basis, the full amount of payments subject to any excise tax or a reduced amount that does not give rise to the excise tax.

Special Award. Following a review of Mr. Kansler’s expanded role due to the restructuring of the commercial operating groups and his assumption of leadership over the entire Financial Services business segment, as well as an analysis of internal equity and external market data, in 2017 the HR Committee approved three special grants of PSUs for Mr. Kansler to ensure his continued efforts through December 2022. Mr. Kansler’s three special awards had a total grant date value of $5.032 million. Each grant cliff-vests based on actual performance against 3-year financial objectives (2017-2019, 2018-2020, and 2019-2021).

Termination Provisions

Mr. Kansler’s new employment agreement entitles him to benefits in the event of an involuntary termination without cause or a termination for defined good reason, which are described below and enumerated in “Potential Payments upon Termination or Change in Control.” For Mr. Kansler, good reason may be triggered in the event of: (a) a material diminution of his position, duties or responsibilities; (b) the Company’s breach of any material obligation under the new employment agreement; or (c) the Company’s relocation of his principal work location by more than 50 miles without Mr. Kansler’s consent. Upon an involuntary termination without cause or termination for defined good reason, Mr. Kansler will be eligible to receive (i) severance equal to one times salary and target bonus plus a pro rata bonus payment based on actual results, (ii) continuation of health and welfare benefits for 12 months following such termination of employment, (iii) vesting of all of his unvested equity awards granted prior to July 12, 2017 that would have vested within the 12-month period following such termination of his employment, and (iv) pro rata vesting of all his unvested time-based equity awards granted after January 1, 2018 based on service during the vesting period and pro rata vesting of all his unvested performance-based equity awards, based on service during the performance period vesting at actual results.

Termination due to death or disability. Upon a termination due to death or permanent disability, (i) Mr. Kansler will be eligible to receive full vesting of all his unvested equity awards with performance-based awards vesting based on actual results and (ii) Mr. Kansler or, in the event of his death, his family will receive continuation of health and welfare benefits for 12 months following his termination of employment.

Termination following a change in control. Upon an involuntary termination without cause or a termination for defined good reason that occurs within 18 months following a change in control, Mr. Kansler will be eligible to receive (i) severance equal to two times base salary and target bonus, plus a pro rata target bonus payment based on service during the fiscal year, (ii) continuation of health and welfare benefits for 24 months following such termination of employment, and (iii) full vesting of all his unvested equity awards with performance-based awards vesting at target levels.

Additionally, in the event of an involuntary termination without cause or a termination for defined good reason that occurs prior to or on February 15, 2022, the special award will fully vest (i) at target levels, if the termination occurs prior to the end of the performance period provided in the award agreement, or (ii) based on actual results, if the termination occurs after the end of such performance period.

The termination benefits described above are subject to Mr. Kansler executing a release in favor of IHS Markit.

Sari Granat

Effective as of September 1, 2015, Markit entered into an employment agreement with Ms. Granat, which was amended on July 11, 2016. Effective as of July 16, 2018, the Company entered into a new employment agreement with Ms. Granat, which superseded the previous agreement between Ms. Granat and Markit, but reiterated some of the terms of the previous agreement.

Term. Ms. Granat’s new employment agreement does not provide for a specified term, but Ms. Granat is required to provide the Company with six months’ notice if she intends to resign (as opposed to only in the context of a termination for defined good reason).

Base salary, bonus, benefits and long-term incentive awards. Ms. Granat’s new employment agreement provided for an initial base salary of $475,000 to be reviewed annually. The HR Committee increased Ms. Granat’s base salary to $550,000 in October 2018, with an effective date of December 1, 2018. Subsequently, the HR Committee increased Ms. Granat’s base salary to $575,000 in January 2020, with an effective date of March 1, 2020. Ms. Granat’s base salary may be reviewed and remains subject to adjustment in subsequent years. Ms. Granat is eligible to participate in the annual cash incentive plan with a target bonus that was originally 75 percent of her base salary (increased to 100 percent of base salary in 2020), which bonus payout will be based on actual business results and subject to Ms. Granat’s continued employment through the payment date. Ms. Granat is also entitled to participate in the IHS Markit 2014 Equity Incentive Award Plan. Further, Ms. Granat is entitled to participate in the employee benefits plans, programs, and arrangements as are customarily accorded to our executives.

Covenants. Under Ms. Granat’s new employment agreement, she has agreed not to compete with us during the term of her employment and for the 12-month period following termination of her employment. Furthermore, she has agreed not to solicit any of our customers, employees, consultants or suppliers during that restricted period.

Modified cutback in connection with a change in control. If any amounts received in connection with a change in control are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, Ms. Granat will be entitled to receive the greater of, on an after-tax basis, the full amount of payments subject to any excise tax or a reduced amount that does not give rise to the excise tax.

Termination Provisions

Ms. Granat’s new employment agreement entitles her to benefits in the event of an involuntary termination without cause or a termination for defined good reason, which are described below and enumerated in “Potential Payments upon Termination or Change in Control.” For Ms. Granat, good reason may be triggered in the event of: (a) a material diminution of her position, duties or responsibilities; (b) the Company’s breach of any material obligation under the new employment agreement; or (c) the Company’s relocation of her principal work location by more than 50 miles without Ms. Granat’s consent. Upon an involuntary termination without cause or termination for defined good reason, Ms. Granat will be eligible to receive (i) severance equal to one times base salary and target bonus plus a pro rata bonus payment based on actual results, (ii) continuation of health and welfare benefits for 12 months following such termination of employment, (iii) vesting of all of her unvested equity awards granted prior to July 1, 2018 that would have vested within the 12-month period following such termination of her employment, and (iv) pro rata vesting of all her unvested time-based equity awards granted after July 1, 2018 based on service during the vesting period and pro rata vesting of all her unvested performance-based equity awards based on service during the performance period vesting at actual results.

Termination due to death or disability. Upon a termination due to death or permanent disability, (i) Ms. Granat will be eligible to receive full vesting of all her unvested equity awards with performance-based awards vesting based on actual results and (ii) Ms. Granat or, in the event of her death, her family will receive continuation of health and welfare benefits for 12 months following her termination of employment.

Termination following a change in control. Upon an involuntary termination without cause or a termination for defined good reason that occurs within 18 months following a change in control,

Ms. Granat will be eligible to receive (i) severance equal two times base salary and target bonus, plus a pro rata target bonus payment based on service during the fiscal year, (ii) continuation of health and welfare benefits for 24 months following such termination of employment, and (iii) full vesting of all her unvested equity awards with performance-based awards vesting at target levels.

The termination benefits described above are subject to Ms. Granat executing a release in favor of IHS Markit.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Each NEO has entered into agreements that provide for key employment terms and compensation in the event of certain forms of termination of employment or a change in control of the Company. These agreements are described in “Executive Employment Agreements.”

All of the NEOs benefit from accelerated vesting of all or a portion of their equity awards following certain termination events, pursuant to the terms of their individual agreements or awards. In addition to the amounts discussed in the tables below, all of the NEOs may receive payouts from our qualified plans in the same manner that any salaried employee would (for instance, life or disability insurance payouts, pension plan payouts, or similar benefits).

Messrs. Hyatt and Gear also would receive the benefits described in further detail in “Executive Compensation Tables—Pension Benefits.”

The Company adopted an executive retirement policy, effective July 16, 2019 (the “Executive Retirement Policy”) that provided eligible executives of the Company certain benefits upon their retirement in accordance with the terms of the Executive Retirement Policy. If any NEO terminated his or her service on or after his or her attainment of (x) age sixty (60) and (y) twenty (20) years of service with the Company, and he or she provided the Company with at least six (6) months prior written notice of his or her intent to retire, then such NEO was eligible to receive (i) continuation of health and welfare benefits for 24 months following such termination of employment, (ii) any unvested time-based equity awards granted at least six (6) months prior to the termination date would continue to vest according to the terms of the grant agreement and (iii) any unvested performance-based equity awards granted at least six (6) months prior to the termination date would continue to vest based on IHS Markit’s actual achievement of the applicable performance objectives for the full performance period. The retirement benefits were subject to the NEO executing a release in favor of IHS Markit. As of November 30, 2019, none of our NEOs were eligible to receive benefits under the Executive Retirement Policy as no NEO satisfied both the age and years of service requirements at that time, and therefore, these benefits are not included in the table below.

Effective as of December 12, 2019, the Company adopted an equity retirement policy, which amended and restated the Executive Retirement Policy (the “Equity Retirement Policy”). Under the terms of the Equity Retirement Policy, if any NEO terminates his or her service on or after his or her attainment of (x) age sixty (60) and (y) twenty (20) years of service with the Company, and he or she provides the Company with at least twelve (12) months prior written notice of his or her intent to retire, then such NEO is eligible to receive (i) full vesting of all unvested time-based equity awards granted on or after December 12, 2019 and granted at least twelve (12) months prior to the termination date and (ii) any unvested performance-based equity awards granted on or after December 12, 2019 and granted at least twelve (12) months prior to the termination date will continue to vest based on IHS Markit’s actual achievement of the applicable performance objectives for the full performance period. The retirement benefits are subject to the NEO executing a release in favor of IHS Markit.

The following table provides details of the nature and amounts of compensation to each NEO, assuming a hypothetical termination (or a change in control of the Company and subsequent termination) on November 30, 2019, the last day of our most recent fiscal year. The table is based on the following five scenarios:

1.	Voluntary Termination Other Than for Good Reason or Involuntary Termination for Cause

This category refers to voluntary terminations by the executive other than for defined good reason (including resignations, retirements, or other terminations by mutual agreement) as well as terminations by the Company for cause (including willful failure to perform material duties).

2.	Involuntary Termination Without Cause or Termination for Good Reason Without Change in Control

This category refers to voluntary terminations by the executive for defined good reason or involuntary terminations by the Company without cause, without a preceding change in control.

3.	Involuntary Termination Without Cause or Termination for Good Reason with a Change in Control

Each of the NEOs who were employed as of the last day of the fiscal year had protection in the event of termination following a change in control.

4.	Death

Each of the NEOs have protection pursuant to their employment agreements in the event of a termination of employment due to death.

5.	Disability

Each of the NEOs have protection pursuant to their employment agreements in the event of a termination of employment due to disability.

Potential Post-Termination Payments Table

Name	Payments Upon Separation	Voluntary Termination Other Than For Good Reason or Involuntary Termination for Cause ($)	Involuntary Termination Without Cause or Voluntary Termination For Good Reason (not Related to Change in Control) ($)	Involuntary Termination Without Cause or Voluntary Termination For Good Reason (Change in Control) ($)	Death ($)	Disability ($)

Lance Uggla	Cash Severance(1)	—	5,040,000	8,160,000	—	—
	PSUs(2)	—	34,099,664	37,396,442	47,606,098	47,606,098
	Benefits Continuation(3)	—	1,092	1,092	1,092	1,092

			39,140,756	45,557,534	47,607,190	47,607,190

Todd Hyatt	PSUs(4)	—	—	5,648,174	5,648,174	5,648,174
	RSUs(5)	—	5,524,742	9,601,061	3,155,480	3,155,480
	Benefits Continuation(6)	—	23,908	31,878	—	—

			5,548,650	15,281,113	8,803,654	8,803,654

Jonathan Gear	Cash Severance(7)	—	—	2,550,000	—	—
	PSUs(8)	—	12,319,429	11,949,707	13,694,984	13,694,984
	RSUs(9)	—	7,865,162	8,808,086	8,808,086	8,808,086
	Benefits Continuation(10)	—	22,817	45,634	—	22,817

			20,207,407	23,353,427	22,503,070	22,525,887

Adam Kansler	Cash Severance(11)	—	1,500,000	2,550,000	—	—
	PSUs(12)	—	14,383,967	14,472,771	15,621,342	15,621,342
	RSUs(13)	—	1,673,130	2,477,220	2,477,220	2,477,220
	Benefits Continuation(14)	—	22,948	45,896	22,948	22,948

			17,580,045	19,545,887	18,121,510	18,121,510

Sari Granat	Cash Severance(15)	—	1,375,000	2,337,500	—	—
	PSUs(16)	—	1,681,675	2,558,079	3,196,136	3,196,136
	RSUs(17)	—	1,036,716	1,828,673	1,828,673	1,828,673
	Stock Options(18)	—	1,351,200	2,702,400	2,702,400	2,702,400
	Benefits Continuation(19)	—	22,817	45,634	22,817	22,817

			5,467,407	9,472,286	7,750,027	7,750,027

(1)

In the event of an involuntary termination without Cause or a voluntary termination for Good Reason, Mr. Uggla is entitled to receive a cash severance payment equal to one times the sum of his annual base salary and target annual cash incentive (calculated at 160 percent of salary for this table) plus the pro-rated cash incentive payment based on actual results. In the event of an involuntary termination without Cause or a voluntary termination for Good Reason within 18 months of a change in control, Mr. Uggla is entitled to receive a cash severance payment equal to two times the sum of his annual base salary and target annual cash incentive (calculated at 160 percent of salary for this table), plus the pro-rated cash incentive payment based on target levels.

(2)

In the event of an involuntary termination without Cause or a voluntary termination for Good Reason, Mr. Uggla’s PSUs will continue to vest based on IHS Markit’s actual achievement of the applicable performance objectives for the full performance period, prorated for the number of days that have elapsed during such performance period prior to the termination date. In the event of an involuntary termination without Cause or a voluntary termination for Good Reason within 18 months of a change in control, the vesting of PSUs will be accelerated at target. Upon termination of employment due to death or disability, Mr. Uggla’s PSUs will continue to vest based on IHS Markit’s actual achievement of the applicable performance objectives for the full performance period. Except for certain 2017 PSUs which are at actual performance, the value above is calculated by multiplying the number of unvested PSUs at target by the $72.65 closing price of IHS Markit common shares on November 29, 2019, the last trading day of our fiscal year.

(3)

In the case of an involuntary termination without Cause or a termination for Good Reason, and in the case of an involuntary termination without Cause or termination for Good Reason within 18 months of a change in control, and in the case of termination due to disability, Mr. Uggla receives continued health and welfare benefits continuation for him and his family for 24 months. In the case of termination due to death, Mr. Uggla’s family receives health and welfare benefits continuation for 24 months.

(4)

In the event of an involuntary termination without Cause or a termination for Good Reason within 15 months of a change in control, the vesting of Mr. Hyatt’s PSUs will be accelerated at target. Upon death or disability, the vesting of PSUs will be accelerated at target. In the event of termination due to retirement on or after age 60, Mr. Hyatt’s PSUs will continue to vest according to the terms of the grant agreement as long as Mr. Hyatt is employed at least 6 months after the grant date. The value above is calculated by multiplying the number of unvested PSUs at target by the $72.65 closing price of IHS Markit common shares on November 29, 2019, the last trading day of our fiscal year.

(5)

In the event of an involuntary termination without Cause or termination for Good Reason without a change in control , the vesting of 76,046 RSUs granted on February 1, 2017 will be accelerated. In the event of an involuntary termination without Cause or termination for Good Reason within 15 months of a change in control, the vesting of all outstanding RSUs will be accelerated. Upon death or disability, the vesting of RSUs granted on February 1, 2018 and February 1, 2019 will be accelerated. In the event of termination due to retirement on or after age 60, Mr. Hyatt’s RSUs will continue to vest according to the terms of the grant agreement as long as Mr. Hyatt is employed at least 6 months after the grant date. The value above is calculated by multiplying the number of unvested RSUs by the $72.65 closing price of IHS Markit common shares on November 29, 2019, the last trading day of our fiscal year.

(6)

In the event of an involuntary termination without Cause, Mr. Hyatt receives health and welfare benefits continuation for him and his family for 18 months. In the event of a termination of employment without Cause or termination for Good Reason and within 15 months of a change in control, Mr. Hyatt receives health and welfare benefits continuation for him and his family for 24 months. In the event of termination due to retirement on or after age 60, Mr. Hyatt receives health and welfare benefits continuation for him and his family for 24 months.

(7)

In the event of an involuntary termination without Cause or a termination for Good Reason, Mr. Gear is entitled to receive a cash severance payment equal to one times his base salary and target cash incentive (calculated at 75 percent of salary for this table) plus the pro-rated cash incentive earned for the current fiscal year. However, if such termination occurs on or prior to December 31, 2021, the cash severance is not payable. In the event of an involuntary termination without Cause or termination for Good Reason within 18 months of a change in control, Mr. Gear is entitled to receive a cash severance payment equal to two times his base salary and target cash incentive (calculated at 75 percent of salary for this table), plus the pro-rated target cash incentive for the current fiscal year.

(8)

In the event of an involuntary termination without Cause or a termination for Good Reason, Mr. Gear’s PSUs will vest based on IHS Markit’s actual achievement of the applicable performance objectives for the full performance period, prorated for the number of days that have elapsed during such performance period prior to the termination date. During the period between April 2, 2017 and December 31, 2021, the special award granted to Mr. Gear on April 5, 2017 vests at target performance. In the event of an involuntary termination without Cause or termination for Good Reason within 18 months of a change in control, Mr. Gear’s PSUs will vest at target performance. In the event of termination due to death or disability, Mr. Gear’s PSUs will vest based on IHS Markit’s actual achievement of the applicable performance objectives for the full performance period. Except for certain 2017 PSUs which are at actual performance, the values above are calculated at target using the $72.65 closing price of IHS Markit common shares on November 29, 2019, the last trading day of our fiscal year.

(9)

In the event of an involuntary termination without Cause or a termination for Good Reason, Mr. Gear’s RSUs will vest, prorated for the number of days that have elapsed during the vesting period prior to the date of termination. During the period between April 2, 2017 and December 31, 2021, the special award granted to Mr. Gear on April 5, 2017 fully vests. In the event of an involuntary termination without Cause or termination for Good Reason within 18 months of a change in control, and termination due to death or disability, Mr. Gear’s RSUs will vest in full. The values above are calculated using the $72.65 closing price of IHS Markit common shares on November 29, 2019, the last trading day of our fiscal year.

(10)

In the case of an involuntary termination without Cause or a termination for Good Reason, and termination due to disability, Mr. Gear receives health and welfare benefits continuation for him and his family for 12 months. In the case of an involuntary termination without Cause or termination for Good Reason within 18 months of a change in control, Mr. Gear receives health and welfare benefits continuation for him and his family for 24 months.

(11)

In the event of an involuntary termination without Cause or a termination for Good Reason, Mr. Kansler is entitled to receive a cash severance payment equal to one times his base salary and target cash incentive (calculated at 75 percent of salary for this table), plus the pro-rated incentive earned for the current fiscal year. In the event of an involuntary termination without Cause or termination for Good Reason within 18 months of a change in control, Mr. Kansler is entitled to receive a cash severance payment equal to two times his base salary and target cash incentive (calculated at 75 percent of salary for this table), plus the pro-rated target cash incentive for the current fiscal year.

(12)

In the event of an involuntary termination without Cause or a termination for Good Reason, Mr. Kansler’s (i) PSUs that were granted prior to July 12, 2017 that would have vested within the 12-month period immediately following his termination of employment will vest and (ii) PSUs that were granted on or after July 12, 2017 will vest based on IHS Markit’s actual achievement of the applicable performance objectives for the full performance period, prorated for the number of days that have elapsed during such performance period prior to the termination date. In the event of an involuntary termination without Cause or termination for Good Reason within 18 months of a change in control, Mr. Kansler’s PSUs will vest at target performance. In the event of an involuntary termination without Cause or a termination for Good Reason, including a termination within 18 months of a change in control, during the period between July 12, 2017 and February 15, 2022, the special award granted to Mr. Kansler on July 12, 2017 vests at target performance if the termination date is prior to the end of the performance period and at actual performance if the termination date is on or after the end of the performance period. In the event of termination due to death or disability, Mr. Kansler’s PSUs will vest based on IHS Markit’s actual achievement of the applicable performance objectives for the full performance period. Except for certain 2017 PSUs which are at actual performance, the values above are calculated at target using the $72.65 closing price of IHS Markit common shares on November 29, 2019, the last trading day of our fiscal year.

(13)

In the event of an involuntary termination without Cause or a termination for Good Reason, Mr. Kansler’s (i) RSUs that were granted prior to July 12, 2017 that would have vested within the 12-month period immediately following his termination of employment will vest and (ii) RSUs that were granted after January 1, 2018 will vest, prorated for the number of days that have elapsed during the vesting period prior to the date of termination. In the event of an involuntary termination without Cause or termination for Good Reason within 18 months of a change in control, and termination due to death or disability, Mr. Kansler’s RSUs will vest in full. The values above are calculated using the $72.65 closing price of IHS Markit common shares on November 29, 2019, the last trading day of our fiscal year.

(14)

In the case of an involuntary termination without Cause or a termination for Good Reason, and termination due to death or disability, Mr. Kansler receives health and welfare benefits continuation for him and his family for 12 months. In the case of an involuntary termination without Cause or termination for Good Reason within 18 months of a change in control, Mr. Kansler receives health and welfare benefits continuation for him and his family for 24 months.

(15)

In the event of an involuntary termination without Cause or a termination for Good Reason, Ms. Granat is entitled to receive a cash severance payment equal to one times her base salary and target cash incentive (calculated at 75 percent of salary for this table), plus the pro-rated cash incentive earned for the current fiscal year. In the event of an involuntary termination without Cause or termination for Good Reason within 18 months of a change in control, Ms. Granat is entitled to receive a cash severance payment equal to two times her base salary and target cash incentive (calculated at 75 percent of salary for this table), plus the pro-rated target cash incentive for the current fiscal year.

(16)

In the event of an involuntary termination without Cause or a termination for Good Reason, Ms. Granat’s (i) PSUs that were granted prior to July 1, 2018 that would have vested within the 12-month period immediately following her termination of employment will vest and (ii) PSUs that were granted after July 1, 2018 will vest based on IHS Markit’s actual achievement of the applicable performance objectives for the full performance period, prorated for the number of days that have elapsed during such performance period prior to the termination date. In the event of an involuntary termination without Cause or termination for Good Reason within 18 months of a change in control, Ms. Granat’s PSUs will vest at target performance. In the event of termination due to death or disability, Ms. Granat’s PSUs will vest based on IHS Markit’s actual achievement of the applicable performance objectives for the full performance period. Except for certain 2017 PSUs which are at actual performance, the values above are calculated at target using the $72.65 closing price of IHS Markit common shares on November 29, 2019, the last trading day of our fiscal year.

(17)

In the event of an involuntary termination without Cause or a termination for Good Reason, Ms. Granat’s (i) RSUs that were granted prior to July 1, 2018 that would have vested within the 12-month period immediately following her termination of employment will vest and (ii) RSUs that were granted after July 1, 2018 will vest, prorated for the number of days that have elapsed during the vesting period prior to the date of termination. In the event of an involuntary termination without Cause or termination for Good Reason within 18 months of a change in control, and termination due to death or disability, Ms. Granat’s RSUs will vest in full. The values above are calculated using the $72.65 closing price of IHS Markit common shares on November 29, 2019, the last trading day of our fiscal year.

(18)

In the event of an involuntary termination without Cause or a termination for Good Reason, Ms. Granat’s stock options that were granted prior to July 1, 2018 and scheduled to vest within the twelve-month period following the date of termination will vest in full. In the event of an involuntary termination without Cause or termination for Good Reason within 18 months of a change in control, and termination due to death or disability, Ms. Granat’s stock options will vest in full. In addition, she will have 12 months from her termination date (or until the originally scheduled expiration date, if earlier) to exercise the stock options for which the vesting is accelerated. The value shown above is equal to $72.65, the closing stock price of IHS Markit common shares on November 29, 2019, the last trading day of our fiscal year, less the applicable exercise price multiplied by the number of unvested stock options held.

(19)

In the case of an involuntary termination without Cause or a termination for Good Reason and termination due to death or disability, Ms. Granat receives health and welfare benefits continuation for her and her family for 12 months. In the case of an involuntary termination without Cause or termination for Good Reason within 18 months of a change in control, Ms. Granat receives health and welfare benefits continuation for her and her family for 24 months.

CEO PAY RATIO

In accordance with the requirements of Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K (the “Pay Ratio Rule”), we are providing the following reasonably estimated information for 2019:

●	the median of the annual total compensation of all our employees (except our CEO) was $90,999;

●	the annual total compensation of our CEO was $13,070,056(1); and

●	the ratio of these two amounts was 144 to 1.

(1)

The annual total compensation of our CEO calculated for purposes of the Pay Ratio Rule consists of the 2019 total compensation reported in “Table 1. 2019 Summary Compensation Table” under “Executive Compensation Tables—2019 Summary Compensation Table” plus the value of Company contributions to broad-based employee benefit plans not already included in the summary compensation table.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with the Pay Ratio Rule based on our internal records and the methodology described below.

While the requirements for the Pay Ratio Rule permit us to use the same median employee for up to three consecutive years, we deemed our 2018 acquisition of Ipreo (for a total of 1,357 employees) to be a significant enough change to warrant identifying a new median employee for 2019.

To identify the median annual total compensation of all employees (other than our CEO), we first identified our total employee population from which we determined our median employee. We determined that, as of September 30, 2019, our global workforce of full-time, part-time, seasonal and temporary employees consisted of approximately 15,221 individuals of which approximately 43 percent were located in the United States and 57 percent were located in jurisdictions outside the United States. Since the Informa Agribusiness Intelligence group was acquired on July 1, 2019, approximately 214 employees were excluded for 2019.

To identify our “median employee” from our total employee population, we compared the amount of base salary, commissions and annual cash incentives paid and annual equity incentives granted from October 1, 2018 through September 30, 2019. In making this determination, we annualized the compensation of our full-time and permanent part-time employees who were hired during the year but did not work for us for the entire year. We identified our “median employee” using this compensation measure, which was consistently applied to all employees included in the calculation. Using the methodology described above, we determined that our “median employee” was a full-time, salaried employee located in the United States.

Once we identified our “median employee,” we then calculated such employee’s annual total compensation for fiscal year 2019 using the same methodology we used for purposes of determining the annual total compensation of our named executive officers for fiscal year 2019 (as set forth in “Table 1. 2019 Summary Compensation Table” under “Executive Compensation Tables—2019 Summary Compensation Table”). As permitted by the Pay Ratio Rule, we added the value of employer contributions to broad-based employee benefit plans not already included in the summary compensation table.

The Pay Ratio Rule for identifying the median employee and calculating the pay ratio allows companies to apply various methodologies and assumptions and, as result, our reported pay ratio may not be comparable to the pay ratio reported by other companies.

PROPOSAL 3: APPROVAL OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Board is submitting for approval at the Annual Meeting the appointment of Ernst & Young LLP as the Company’s independent registered public accountants until the close of the next annual general meeting of shareholders to audit our books, records, and accounts and those of our subsidiaries for 2020, and to authorize the Board, acting by the Audit Committee, which is composed entirely of independent directors, to determine the remuneration of the independent registered public accountants.

Ernst & Young LLP has advised the Company that the firm does not have any direct or indirect financial interest in the Company, nor has such firm had any such interest in connection with the Company during the past three fiscal years other than in its capacity as the Company’s independent registered public accountants.

Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate shareholder questions.

Audit, Audit-Related, Tax and All Other Fees

In connection with the audit of the Company’s financial statements for the fiscal year ended November 30, 2019, IHS Markit entered into an engagement agreement with Ernst & Young LLP that set forth the terms by which Ernst & Young LLP performed audit services for IHS Markit. Aggregate fees for professional services rendered for us by Ernst & Young LLP for the fiscal years ended November 30, 2019 and November 30, 2018 were as follows:

	2019	2018

	(in thousands)
Audit Fees	$6,263	$6,433
Audit-Related Fees	3,116	2,843
Tax Fees	47	25
All Other Fees	10	—

Total	$9,436	$9,301

Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of our consolidated financial statements, the statutory audit of our subsidiaries, the review of our interim consolidated financial statements, and other services provided in connection with statutory and regulatory filings.

Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “—Audit Fees.” These services may include employee benefit plan audits, due diligence services related to acquisitions and divestitures, auditing work on proposed transactions, attestation services that are not required by regulation or statute, and consultations regarding financial accounting or reporting standards. For 2019, audit-related fees included approximately $1,435,000 for attestation reports for service organizations and $1,603,000 for due diligence services rendered related to acquisitions and divestitures. For 2018, audit-related fees included approximately $1,637,000 for attestation reports for service organizations and $1,093,000 for due diligence services rendered related to acquisitions and divestitures.

Tax Fees. Tax fees consist of tax compliance consultations, preparation of tax reports, and other tax services.

All Other Fees. All other fees consist of fees for products and services provided to the Company other than the services reported above. For 2019, these included fees for online subscriptions and fees for professional services to assist with compliance.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services by Ernst & Young LLP, our independent registered public accountants. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by Ernst & Young LLP and the estimated fees related to these services.

During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the registered public accountants. The services and fees must be deemed compatible with the maintenance of such accountants’ independence, including compliance with rules and regulations of the SEC and the Public Company Accounting Oversight Board (PCAOB).

The Audit Committee has delegated authority to pre-approve services performed by Ernst & Young LLP to the chair of the Audit Committee for services of up to $500,000, with any approvals pursuant to such delegated authority regularly reported to the Audit Committee. The Audit Committee has not delegated any of its responsibilities to pre-approve services performed by Ernst & Young LLP to management. Throughout the year, the Audit Committee will review any revisions to the estimates of audit and non-audit fees initially approved. No such services were approved pursuant to the procedures described in Rule 2-01(c)(7)(i)(C) of Regulation S-X, which waives the general requirement for pre-approval in certain circumstances.

Vote Required and Recommendation

Approval of Proposal 3 will require the affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” this Proposal 3 regarding the approval of the appointment of Ernst & Young LLP as our independent registered public accountants until the close of the next annual general meeting of shareholders and the authorization of the Board, acting by the Audit Committee, to determine the remuneration of the independent registered public accountants.

With respect to Proposal 3, you may instruct to vote “FOR” or “AGAINST,” or “ABSTAIN” from voting on, such proposal. If you “abstain” from voting, your vote is not considered a vote cast and will have no effect for such proposal. If you do not provide your broker or other nominee with instructions on how to vote your shares with respect to Proposal 3, your broker or nominee will be entitled to cast discretionary votes on Proposal 3 as such proposal is a “routine” matter.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF

ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

UNTIL THE CLOSE OF THE NEXT ANNUAL GENERAL MEETING OF SHAREHOLDERS AND

THE AUTHORIZATION OF THE BOARD, ACTING BY THE AUDIT COMMITTEE, TO DETERMINE THE REMUNERATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute “soliciting material” and shall not be deemed filed or incorporated by reference into any other filing by IHS Markit under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act.

The Audit Committee provides assistance to the Board in fulfilling its legal and fiduciary obligations in matters involving the Company’s accounting, auditing, financial reporting, internal control, and compliance functions by approving the services performed by the Company’s independent registered public accountants and reviewing their reports regarding the Company’s accounting practices and systems of internal accounting controls as set forth in a written charter adopted by the Board. The Company’s management is responsible for preparing the Company’s financial statements. The independent registered public accountants are responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by the Company’s management and the independent registered public accountants.

To fulfill that responsibility, the Audit Committee has regularly met and held discussions with management and the independent registered public accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements for fiscal year 2019 were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants.

The Audit Committee has discussed with the independent registered public accountants the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

As part of that review, the Audit Committee received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accountants their independence from the Company and its management, including any matters in those written disclosures. Additionally, the Audit Committee considered whether the provision of non-audit services was compatible with maintaining such accountants’ independence.

The Audit Committee has discussed with internal accountants and independent registered public accountants, with and without management present, its evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the Audit Committee approved and recommended to the Board the inclusion of the audited financial statements for fiscal year 2019 in the IHS Markit Annual Report on Form 10-K for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

Mr. Dinyar S. Devitre, Chair

Ms. Nicoletta Giadrossi

Mr. Richard W. Roedel

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of February 20, 2020, unless otherwise noted, as to common shares beneficially owned by (i) each person who is known by us to own beneficially more than five percent of our common shares, (ii) each of our named executive officers listed in “Table 1. 2019 Summary Compensation Table” under “Executive Compensation Tables—2019 Summary Compensation Table,” (iii) each of our directors, and (iv) all our directors and executive officers as a group.

The percentage of common shares beneficially owned is based on 424,991,626 common shares issued and outstanding as of February 20, 2020, the Record Date. We have only one class of shares issued and outstanding, that being common shares, and all holders of our common shares have the same voting rights. Solely for purposes of the following table and accompanying footnotes relating to beneficial ownership of our common shares, the number of common shares issued and outstanding as of the Record Date includes 25,219,470 common shares held by the EBT as further described in footnote 16 to the table below and under “—Employee Benefit Trust.”

In accordance with SEC rules, “beneficial ownership” includes voting or investment power with respect to securities. For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days of February 20, 2020. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table each have sole voting and investment power with respect to all common shares beneficially owned by them. We do not know of any arrangements which would result in a change in our control.

	Common Shares Beneficially Owned
Name and Address of Beneficial Owner(1)	Number(2)	Percentage
Lance Uggla(3)	2,107,352	*
Jonathan Gear	102,428	*
Sari Granat(4)	145,014	*
Todd Hyatt	85,445	*
Adam Kansler(5)	194,085	*
John Browne (The Lord Browne of Madingley)	7,712	*
Dinyar S. Devitre(6)	68,035	*
Ruann F. Ernst(7)	69,609	*
William E. Ford(8)	18,965	*
Nicoletta Giadrossi	3,574	*
Robert P. Kelly(9)	95,678	*
Deborah Doyle McWhinney(10)	30,673	*
Jean-Paul L. Montupet(11)	46,304	*
Deborah K. Orida	—	—
Richard W. Roedel(12)	196,170	*
James A. Rosenthal(13)	12,839	*
All directors and executive officers as a group (18 persons)	3,203,439	*
The Vanguard Group(14)	42,004,629	9.88%
BlackRock, Inc.(15)	29,382,241	6.91%
Markit Group Holdings Limited Employee Benefit Trust(16)	25,219,470	5.93%
Canada Pension Plan Investment Board(17)	21,330,220	5.02%

*	Represents less than 1 percent.

(1)	Unless otherwise stated below, the address of each beneficial owner listed on the table is c/o IHS Markit Ltd., 4th Floor, Ropemaker Place, 25 Ropemaker Street, London EC2Y 9LY, United Kingdom.

(2)

The number of shares reported as beneficially owned in this column includes deferred share units and options that are exercisable within 60 days. Excluded from the table above are options not exercisable within 60 days, unvested RSUs that are reported on the SEC Form 4, and performance share units that may be payable in common shares depending upon the achievement of certain performance goals. The following table presents options not exercisable within 60 days, unvested RSUs that are reported on the SEC Form 4, and performance share units that may be payable in common shares depending upon the achievement of certain performance goals.

	Excluded in Security Ownership Table Above
Name	Options Not Exercisable Within 60 Days	Unvested Restricted Share Units with Time-Based Vesting	Unvested Restricted Share Units with Performance-Based Vesting(a)
Lance Uggla	—	—	515,329
Jonathan Gear	—	83,816	103,282
Sari Granat	30,000	24,884	37,156
Todd Hyatt	—	113,812	64,194
Adam Kansler	—	31,762	124,301
John Browne	—	3,272	—
Dinyar S. Devitre	—	3,272	—
Ruann F. Ernst	—	3,272	—
William E. Ford	—	3,272	—
Nicoletta Giadrossi	—	3,272	—
Robert P. Kelly	—	3,272	—
Deborah Doyle McWhinney	—	3,272	—
Jean-Paul L. Montupet	—	3,272	—
Deborah K. Orida	—	—	—
Richard W. Roedel(b)	—	3,272	—
James A. Rosenthal	—	3,272	—
All directors and executive officers as a group (18 persons)	30,000	311,015	871,543

(a)	Restricted share units with performance-based vesting are reported at target performance level. Includes restricted share units with performance-based vesting and subsequent time-based vesting.

(b)	Mr. Roedel’s reported ownership includes 3,272 restricted share units held by his wife. Mr. Roedel disclaims beneficial ownership of these shares.

(3)

Mr. Uggla’s reported ownership includes 719,448 options. Ownership includes 150,982 common shares pledged as collateral to secure certain personal indebtedness. Mr. Uggla’s reported ownership does not include common shares held through a trust, of which Mr. Uggla and certain members of his family are beneficiaries.

(4)	Ms. Granat’s reported ownership includes 120,000 options.

(5)	Mr. Kansler’s reported ownership includes 100,000 options.

(6)	Mr. Devitre’s reported ownership includes 16,786 deferred share units and 25,280 common shares owned by a GRAT, of which Mr. Devitre is the sole trustee.

(7)	Dr. Ernst’s reported ownership includes 54,953 deferred share units.

(8)	Mr. Ford’s reported ownership includes 16,961 deferred share units.

(9)	Mr. Kelly’s reported ownership includes 19,897 deferred share units.

(10)	Ms. McWhinney’s reported ownership includes 16,767 deferred share units.

(11)	Mr. Montupet’s reported ownership includes 42,748 deferred share units and 3,556 common shares held in irrevocable family trusts.

(12)

Mr. Roedel’s reported ownership includes 11,029 common shares held by a profit-sharing plan, as well as 38,353 common shares and 146,788 deferred share units held by his wife. Mr. Roedel disclaims beneficial ownership of these shares.

(13)	Mr. Rosenthal’s reported ownership includes 9,049 deferred share units.

(14)

This information was obtained from the Schedule 13G/A filed with the SEC on February 12, 2020 by The Vanguard Group, Inc. (“Vanguard”). Vanguard has sole voting power over 599,062 common shares, shared voting power over 106,661 common shares, sole dispositive power over 41,328,189 common shares, and shared dispositive power over 676,440 common shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of Vanguard, is the beneficial owner of 468,078 common shares as a result of its serving as an investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly owned subsidiary of Vanguard, is the beneficial owner of 331,504 common shares as a result of its serving as investment manager of Australian investment offerings. To the knowledge of Vanguard, it does not hold more than five percent of the class on behalf of another person. The principal address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(15)

This information was obtained from the Schedule 13G/A filed with the SEC on February 5, 2020 by BlackRock, Inc. (“BlackRock”). BlackRock has sole voting power with respect to 25,056,247 common shares and sole dispositive power with respect to 29,382,241 common shares through the following subsidiaries: BlackRock Life Limited; BlackRock International Limited; BlackRock Advisors, LLC; BlackRock (Netherlands) B.V.; BlackRock Institutional Trust Company, National Association; BlackRock Asset Management Ireland Limited; BlackRock Financial Management, Inc.; BlackRock Japan Co., Ltd.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock (Luxembourg) S.A.; BlackRock Investment Management (Australia) Limited; BlackRock Advisors (UK) Limited; BlackRock Fund Advisors; BlackRock Asset Management North Asia Limited; BlackRock (Singapore) Limited; and BlackRock Fund Managers Ltd. According to the Schedule 13G/A filed by BlackRock, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common shares, and no one person’s interest in our common shares was more than five percent of the total outstanding common shares, as of the date the Schedule 13G/A was filed. The principal address of Blackrock is 55 East 52nd Street, New York, NY 10055.

(16)

This information was obtained from the Schedule 13G/A filed with the SEC on January 23, 2017 by Intertrust Employee Benefit Trustee Limited. Intertrust Employee Benefit Trustee Limited (“IEBTL”) is the trustee of the Markit Group Holdings Limited Employee Benefit Trust (the “EBT”) and has the shared power to vote, direct the voting of, dispose of and direct the disposition of all the common shares held by the EBT. The principal address for IEBTL is 44 Esplanade, St Helier, Jersey JE4 9WG, Channel Islands. Unless IHS Markit directs otherwise, IEBTL may not vote any of the shares held by the EBT and is also generally obliged to forgo dividends.

(17)

This information was obtained from the Schedule 13D filed with the SEC on December 6, 2018 by Canada Pension Plan Investment Board (“CPPIB”). CPPIB has sole voting and sole dispositive power with respect to 21,330,220 common shares. CPPIB is overseen by a board of directors. None of the directors of the board of directors has sole voting or dispositive power with respect to our common shares beneficially owned by CPPIB. The principal address of CPPIB is One Queen Street East, Suite 2500, Toronto, ON M5C 2W5.

Employee Benefit Trust

The Markit Group Holdings Limited Employee Benefit Trust (the “EBT”) is a discretionary trust established by a deed dated January 27, 2010 between Markit Group Holdings Limited and Intertrust Employee Benefit Trustee Limited (the “trustee”), as trustee of the EBT, through which shares and other benefits may be provided to IHS Markit’s existing and former employees in satisfaction of their rights under any compensation or share incentive arrangements established by IHS Markit. The trustee is an independent provider of fiduciary services based in Jersey, Channel Islands. The EBT will terminate on January 27, 2090, unless terminated earlier by the trustee.

No current or former employee has the right to receive any benefit from the EBT unless and until the trustee exercises its discretion to confer a benefit. Neither IHS Markit nor any of its subsidiaries is permitted to be a beneficiary of the EBT. Subject to the exercise of the trustee’s discretion, shares held by the EBT may be delivered to such employees in satisfaction of their rights under any share incentive arrangements established by IHS Markit. We may make nonbinding recommendations to the trustee regarding the EBT.

The Trustee may amend the EBT, subject to our consent, but not in any manner that would confer on IHS Markit any benefit or possibility of benefit. The principal activity of the EBT has been to acquire shares in IHS Markit from its existing and former employees and to hold such shares for their benefit. Unless we direct otherwise, the trustee of the EBT may not vote any of the common shares held by the EBT and is also generally obliged to forgo dividends. See “Information Concerning Proxy Solicitation and Voting—Who Can Vote.”

We have historically funded the EBT’s acquisition of common shares through interest-free loans that are repayable on demand, but without recourse to any assets other than those held by the trustee in its capacity as trustee of the EBT.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

We have adopted a written related person transaction policy designed to minimize potential conflicts of interest arising from any dealings we may have with certain related persons and to provide appropriate procedures for the disclosure, approval and resolution of any real or potential conflicts of interest which may exist from time to time. Such transactions generally include any non-ordinary-course transaction, and the persons involved include any IHS Markit directors, nominees for director, executive officers, a person or entity that is known to be a beneficial owner of more than five percent of our voting securities, or any immediate family members or affiliates of any of them. It could include direct or indirect material interests in the transaction or the persons involved.

The Board has delegated to the Nominating and Governance Committee the responsibility for reviewing transactions in which related persons have a direct or indirect material interest. Our policy and procedures provide, among other things, that all such related person transactions require approval or ratification by our Nominating and Governance Committee, after considering all relevant information, including, without limitation, whether the transaction is on terms comparable to those that could be obtained in arms-length dealing with an unrelated third party, the business reasons and the commercial reasonableness of the terms of the transaction and opportunity costs of alternative transactions, the benefit and perceived benefit, or lack thereof, to us and the related person, the materiality and character of the related person’s direct or indirect interest, and the actual or apparent conflict of interest of the related person, and after determining that the transaction is in, or not inconsistent with, our best interests. On an annual basis, the Nominating and Governance Committee will review previously approved ongoing related person transactions, under the standards described above, to determine whether such transactions should continue.

To support this process, each year we solicit internal disclosure of any transactions between IHS Markit and its directors and executive officers, their immediate family members, and their affiliated entities, including the nature of each transaction and the amount involved. In addition, all directors, officers, and employees of IHS Markit are governed by our Business Code of Conduct and our Conflict of Interest Policy, which require directors, executive officers and employees to inform the General Counsel or Chief Compliance, Privacy & Risk Officer of any existing or proposed relationship, financial interest, or business transaction that could be, or might appear to constitute, a conflict of interest or a related person transaction. The Nominating and Governance Committee annually reviews and evaluates all relevant information received for each director as part of its assessment of each director’s independence.

Use of Aircraft

From time to time, the Company leases, on a non-exclusive basis, an aircraft operated by Jet Exchange Limited (“Jet Exchange”) for business-related purposes. The aircraft is owned by LJUG Partners LP, in which Lance Uggla, our Chairman and CEO, has a partial interest. The Company leases the aircraft on a per use basis from Jet Exchange and is not required to lease any minimum number of hours on the aircraft. Based on quotes for similar services provided by unrelated third parties, the Company believes that the lease rates paid to Jet Exchange were no less favorable to the

Company than those that could be obtained from unrelated third parties. For fiscal year 2019, the Company paid an aggregate of US$445,609 to Jet Exchange for use of the aircraft.

Registration Rights Agreement

On June 24, 2014, we entered into a registration rights and lock-up agreement (as amended, the “Registration Rights Agreement”) with our executive officers at the time, including Mr. Uggla and Mr. Kansler, and certain shareholders. The Registration Rights Agreement provided for certain restrictions and rights to our executive officers and the shareholders party thereto. For purposes of this section only, Bank of America, Barclays, BNP Paribas, Citigroup, Deutsche Bank, Goldman Sachs, HSBC, J.P. Morgan, Morgan Stanley, RBS, UBS, and Credit Suisse are referred to as the “Bank Shareholders,” and General Atlantic, Temasek, and CPPIB are referred to as the “PE Shareholders.” The Bank Shareholders, PE Shareholders, and the other persons party to the agreement are collectively referred to in this section as the “Shareholders.” To the Company’s knowledge, only CPPIB, Mr. Uggla and Mr. Kansler remain related parties under the Registration Rights Agreement.

Transfer restrictions. All transfer restrictions set forth in the Registration Rights Agreement have expired and the Shareholders are able to freely transfer their common shares, subject to any applicable securities laws and regulations.

Demand registration rights. Any two Shareholders that are either Bank Shareholders or PE Shareholders, or both, are entitled to request that we effect up to an aggregate of four demand registrations under the Registration Rights Agreement, but no more than one demand registration within (i) a period of 90 days after the effective date of any other demand registration statement or (ii) any successive 12-month period beginning on the first anniversary of the closing of Markit’s initial public offering or any anniversary thereof. Within 10 business days of our receiving a demand notice, we must give notice of such requested demand registration to the other Shareholders. Within five business days after the date of our notice, any of such other Shareholders may request that we also effect the registration of certain of their common shares that are eligible for registration. Any demand registration through the fourth anniversary of the closing of Markit’s initial public offering was required to meet an expected aggregate gross proceeds threshold of $100 million.

The demand registration rights are subject to certain customary conditions and limitations, including customary underwriter cutback rights and our ability to defer registration. If any Shareholders are cut back by the underwriters, they may either seek a waiver from us permitting them to sell any excluded common shares by any means available under the Securities Act or request that we effect a second demand registration, which would not be deemed one of the four available demand registrations. If, in connection with a second demand registration, any Shareholders are cut back by the underwriters, then such Shareholders may sell any excluded common shares by any means available under the Securities Act.

In addition, if any PE Shareholder still owns 100 percent of the number of its Initial Ownership Common Shares and our Board includes a PE Shareholder director nominee, such PE Shareholder will be entitled to one additional demand registration (which each other PE Shareholder may join so long as it satisfies the same requirements as the requesting PE Shareholder). Such additional demand registration shall not be deemed one of the four available demand registrations. In addition, if, as of June 24, 2018, any Shareholder owns more than five percent of our issued and outstanding common shares, then such Shareholder will be entitled to one additional demand registration (which any other

Shareholder may join so long as it satisfies the same requirements as the requesting Shareholder). Such additional demand registration shall not be deemed one of the four available demand registrations.

Shelf registration rights. If we are eligible to use a shelf registration statement, then any two Shareholders that are either Bank Shareholders or PE Shareholders, or both, will be entitled to request that we effect a shelf registration on similar terms as the demand registrations described above, except that offerings will be conducted as underwritten takedowns. Each underwritten takedown constitutes a demand registration for purposes of the four demand registrations we are obligated to effectuate subject to the additional demand rights described in the immediately preceding paragraph.

The Registration Rights Agreement provides that we must pay all registration expenses (other than fees and expenses of the Shareholders, including counsel fees and any underwriting discounts and commissions) in connection with any effected demand registration or shelf registration. The Registration Rights Agreement contains customary indemnification and contribution provisions.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires directors, officers and greater than 10 percent beneficial owners of our common shares to file reports concerning their ownership of, and transactions in, such common shares. Based solely on our review of these reports filed by the Company’s officers, directors and shareholders, and written representations from our executive officers and directors that they filed such reports, we believe that our officers, directors, and shareholders complied with all filing requirements under Section 16(a) of the Exchange Act on a timely basis during fiscal year 2019, except as follows:

●

On March 8, 2019 and June 10, 2019, Dinyar Devitre was granted 570 deferred stock units and 493 deferred stock units, respectively, in lieu of his quarterly cash retainer and should have filed a Form 4 on or before March 12, 2019 and June 12, 2019, respectively. Due to administrative oversight by the Company which was assisting Mr. Devitre with his filings, Mr. Devitre reported these transactions on a Form 4 filed with the SEC on September 11, 2019.

●

On March 8, 2019 and June 10, 2019, Robert Kelly was granted 666 deferred stock units and 576 deferred stock units, respectively, in lieu of his quarterly cash retainer and should have filed a Form 4 on or before March 12, 2019 and June 12, 2019, respectively. Due to administrative oversight by the Company, which was assisting Mr. Kelly with his filings, Mr. Kelly reported these transactions on a Form 4 filed with the SEC on September 11, 2019.

●

On March 8, 2019 and June 10, 2019, Jean-Paul Montupet was granted 511 deferred stock units and 442 deferred stock units, respectively, in lieu of his quarterly cash retainer and should have filed a Form 4 on or before March 12, 2019 and June 12, 2019, respectively. Due to administrative oversight by the Company, which was assisting Mr. Montupet with his filings, Mr. Montupet reported these transactions on a Form 4 filed with the SEC on September 11, 2019.

●

On March 8, 2019 and June 10, 2019, William Ford was granted 570 deferred stock units and 493 deferred stock units, respectively, in lieu of his quarterly cash retainer and should have filed a Form 4 on or before March 12, 2019 and June 12, 2019, respectively. Due to administrative oversight by the Company, which was assisting Mr. Ford with his filings, Mr. Ford reported these transactions on a Form 4 filed with the SEC on September 11, 2019.

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On March 8, 2019 and June 10, 2019, Richard Roedel was granted 570 deferred stock units and 493 deferred stock units, respectively, in lieu of his quarterly cash retainer and immediately gifted them to his spouse, and should have filed a Form 4 on or before March 12, 2019 and June 12, 2019, respectively, reporting such transactions. Due to administrative oversight by the Company, which was assisting Mr. Roedel with his filings, Mr. Roedel reported these transactions on a Form 4 filed with the SEC on September 11, 2019.

●

On March 8, 2019 and June 10, 2019, James Rosenthal was granted 428 deferred stock units and 370 deferred stock units, respectively, in lieu of his quarterly cash retainer and should have filed a Form 4 on or before March 12, 2019 and June 12, 2019, respectively. Due to administrative oversight by the Company which was assisting Mr. Rosenthal with his filings, Mr. Rosenthal reported these transactions on a Form 4 filed with the SEC on September 11, 2019.

●

On December 31, 2019, Jonathan Gear had 9,319 shares repurchased by the Company to cover taxes upon the vesting of restricted stock units and should have filed a Form 4 on or before January 3, 2020. Due to administrative error, Mr. Gear reported this transaction on a Form 4 filed with the SEC on February 21, 2020.

SHAREHOLDER PROPOSALS FOR THE 2021 ANNUAL GENERAL MEETING

If a shareholder wishes to present a proposal at the 2021 Annual General Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act, the proposal must be received by the Company Secretary of IHS Markit no later than the close of business on October 31, 2020. Such proposals must be sent to: Company Secretary, c/o Legal Department, IHS Markit Ltd., 4th Floor, Ropemaker Place, 25 Ropemaker Street, London EC2Y 9LY, United Kingdom, or by email to CompanySecretary@ihsmarkit.com.

If a shareholder wishes to present a proposal at the 2021 Annual General Meeting of Shareholders in accordance with our bye-laws, or to nominate a person for election as a director, the shareholder, and the proposal must comply with the requirements set forth in our bye-laws, including by the shareholder giving timely notice of the proposal in writing to the Company Secretary of IHS Markit at the principal executive offices of IHS Markit. In order to be timely under our bye-laws, notice of shareholder proposals must be received by the Company Secretary of IHS Markit, not less than 90 days nor more than 120 days before the anniversary date of the immediately preceding annual general meeting of shareholders. If the next annual meeting is called for a date that is more than 30 days before or after that anniversary date, notice by the shareholder in order to be timely must be received not later than 10 days following the earlier of the date on which notice of the annual general meeting was posted to shareholders or the date on which public disclosure of the date of the annual general meeting was made. Therefore, assuming that our 2021 Annual General Meeting of Shareholders is called for a date that is not more than 30 days before or after April 16, 2021, we must receive notice of such a proposal or nomination for the 2021 Annual General Meeting of Shareholders no earlier than December 17, 2020 and no later than January 16, 2021. We suggest that shareholders submit proposals by certified mail, return receipt requested.

A shareholder (or a group of up to 20 shareholders) who has owned at least three percent of our issued and outstanding common shares continuously for at least three years and has complied with the other requirements in our bye-laws may nominate and include in our proxy materials director nominees constituting up to 20 percent of the Board. Assuming that our 2021 Annual General Meeting of Shareholders is called for a date that is not more than 30 days before or after April 16, 2021, we must receive notice of such proxy access nomination for consideration at the 2021 Annual General Meeting of Shareholders no earlier than November 17, 2020 and no later than December 17, 2020.

Additionally, under Bermuda law, shareholders holding not less than five percent of the total voting rights or 100 or more shareholders together may require us to give notice to our shareholders of a proposal to be submitted at an annual general meeting. Generally, notice of such a proposal must be received by us at our registered office in Bermuda, located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, not less than six weeks before the date of the meeting and must otherwise comply with the requirements of Bermuda law.

We recommend that any shareholder desiring to make a nomination or submit a proposal for consideration obtain a copy of our bye-laws. They are available on our website at http://investor.ihsmarkit.com or free of charge upon written request sent to Company Secretary, c/o Legal Department, IHS Markit Ltd., 4th Floor, Ropemaker Place, 25 Ropemaker Street, London, EC2Y 9LY, United Kingdom, or by email to CompanySecretary@ihsmarkit.com.

The IHS Markit 2019 Annual Report has been mailed with this Proxy Statement.

You may also review that document and all exhibits on our website (http://investor.ihsmarkit.com).

We will provide printed copies of exhibits to the Annual Report. Send that request in writing to: Company Secretary, c/o Legal Department, IHS Markit Ltd., 4th Floor, Ropemaker Place, 25 Ropemaker Street, London EC2Y 9LY, United Kingdom, or by email to CompanySecretary@ihsmarkit.com.

The request must include a representation by the shareholder that as of the Record Date the shareholder was entitled to vote at the Annual Meeting.

ADMISSION AND TICKET REQUEST PROCEDURE

Admission is limited to shareholders of record at the close of business on February 20, 2020. In order to be admitted to the Annual Meeting, shareholders must have an admission ticket and valid government-issued photo identification (e.g., a driver’s license or a passport). No weapons, cameras, audio or video recording equipment, electronic devices, large bags, briefcases, or packages will be permitted in the Annual Meeting. Please note that, for security reasons, all bags may be searched. We will be unable to admit anyone to the Annual Meeting who does not comply with these security procedures. No one will be admitted to the Annual Meeting once the meeting has commenced.

If your common shares are not registered in your name (for instance, if you hold common shares through a broker, bank, or other institution), please advise the shareholder of record that you wish to attend; that firm will then provide you with evidence of ownership that will be required for admission to the Annual Meeting. A shareholder may appoint one representative to attend the Annual Meeting and/or vote on his/her behalf. The admission ticket must be requested by the shareholder but will be issued in the name of the authorized representative. Individuals holding admission tickets that are not issued in their name will not be admitted to the Annual Meeting. The shareholder information specified below and a written proxy authorization must accompany the ticket request.

Ticket requests must include all information specified in the applicable table below and be submitted in writing and received by the Company Secretary on or before April 10, 2020 at Company Secretary, c/o Legal Department, IHS Markit Ltd., 4th Floor, Ropemaker Place, 25 Ropemaker Street, London EC2Y 9LY, United Kingdom, or by email to CompanySecretary@ihsmarkit.com. No requests will be processed after that date.

Registered Shareholders For ownership verification provide:	Beneficial Holders For ownership verification provide one of the following:

Option A:

●  Name(s) of shareholder(s);

●  Address;

●  Phone number; and

●  Shareholder account number

Option B:

●  A copy of your proxy card or notice showing shareholder name and address

Also include:

●  Name of authorized proxy representative, if applicable

●  Address to which ticket should be mailed, phone number and email address

●  A copy of your February 2020 brokerage account statement showing IHS Markit share ownership as of the Record Date (February 20, 2020); or

●  A letter from your broker, bank, or other nominee verifying your Record Rate (February 20, 2020) ownership; or

●  A copy of your brokerage account voting instruction card showing shareholder name and address

Also include:

●  Name of authorized proxy representative, if applicable

●  Address to which ticket should be mailed, phone number and email address

OTHER MATTERS

The Board does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.

Whether or not you intend to be present at the Annual Meeting, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors

Christopher McLoughlin
Secretary
February 28, 2020

IHS MARKIT LTD. 4TH FLOOR, ROPEMAKER PLACE 25 ROPEMAKER STREET LONDON EC2Y 9LY UNITED KINGDOM VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E89931-P31956 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY HIS MARKET LTD The Board of Directors recommends you vote FOR the following Election of Directos Nominees: For Against Abstain 1a. launce Uggla 1b. John Browne (The Lord Browne of Madingley) 1c. Ruann F. Ernst 1d. William E. Ford 1e. Jean-Paul L. Montupet 1f. Deborah K. Orida 1g. James A. Rosenthal The Board of Directors recommends you vote FOR the following proposals 2 and 3: To approve, on an advisory, non-binding basis, the compensation of the company’s named exeutive officers. To approve the appointment of Ernst & Young LLP as the company’s independent registered public accountants until the close of the next Annual General Meeting of Shareholders and to authorize the Company’s Board of Directors, acting by the Audit Committee, to determine the remunerations of the independent registered pubic accountants. NOTE; In their discretion, the proxies are authorized to transact such other business as may properly come before the meeting or any adjournment thereof. For address changes and/or comments, please check this box and write them on the back where indicated. Please sign exactly as your name(s) appears(s) hereon. When signing as attorney, administration, or other fiduciary, please give full title as such, Joint owners

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting: The Annual Report and Proxy Statement are available at www.proxyvote.com. E89932-P31956 IHS MARKIT LTD. Annual General Meeting of Shareholders April 16, 2020, 9:00 AM, Local Time This proxy is solicited by the Board of Directors of IHS Markit Ltd. The shareholders(s) hereby appoints(s) Lance Uggla, Jonathan Gear, and Sari and Granat and each of them as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the common shares of IHS MARKIT LTD. That the shareholders(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 9:00 AM, Local Time, on April 16, 2020 at the IHS Markit Ltd. Corporate Headquarters, 4th floor, Ropemaker place, 25 Ropemaker Street, London EC2Y 9LY, United Kingdom, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed here. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Discretionary authority is hereby conferred as to all other matters that may properly come before the meeting. Address changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side